     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 1997
                                                      REGISTRATION NO. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-1

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                            AVIS RENT A CAR, INC.
            (Exact Name Of Registrant As Specified In Its Charter)

              DELAWARE                                    7514                              11-3347585
   (State or other jurisdiction of     (Primary standard industrial classification       (I.R.S. employer
   incorporation or organization)                     code number)                    identification number)

                             900 OLD COUNTRY ROAD
                           GARDEN CITY, N.Y. 11530
                                (516) 222-3000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             JOHN H. CARLEY, ESQ.
                 EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            AVIS RENT A CAR, INC.
                             900 OLD COUNTRY ROAD
                           GARDEN CITY, N.Y. 11530
                                (516) 222-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:

           VINCENT J. PISANO, ESQ.
           SUSAN J. SUTHERLAND, ESQ.             STEPHEN H. COOPER, ESQ.
   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP     WEIL, GOTSHAL & MANGES LLP
               919 THIRD AVENUE                      767 FIFTH AVENUE
           NEW YORK, NEW YORK 10022              NEW YORK, NEW YORK 10153
                (212) 735-3000                        (212) 310-8000
             (212) 735-2000 (FAX)                  (212) 310-8007 (FAX)

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------

                                              PROPOSED MAXIMUM
           TITLE OF SECURITIES            AGGREGATE OFFERING PRICE     AMOUNT OF
            TO BE REGISTERED                        (a)             REGISTRATION FEE
--------------------------------------- -------------------------- ----------------
 Common Stock, par value $.01 per share         $250,000,000            $75,758
--------------------------------------- -------------------------- ----------------


(a) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               EXPLANATORY NOTE

   This Registration Statement contains two forms of prospectus: one to be used in connection with an underwritten public offering in the United States and Canada (the "U.S. Prospectus"), and one to be used in a concurrent underwritten public offering outside the United States and Canada (the "International Prospectus"). The prospectuses are identical except for the front and back cover pages. The form of U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. Each of the alternate pages for the International Prospectus included herein is labeled "International Prospectus--Alternate Pages." Final forms of each Prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) under the Securities Act of 1933.

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED JUNE 6, 1997
PROSPECTUS

                                       SHARES
                            AVIS RENT A CAR, INC.
                                 COMMON STOCK

   All of the shares of Common Stock offered hereby will be sold by Avis Rent
A Car, Inc. (the "Company"). A total of     shares (the "U.S. Shares") are
being offered in the United States and Canada (the "U.S. Offering") by the underwriters of the U.S. Offering named herein (the "U.S. Underwriters") and shares (the "International Shares") are being offered outside the United States and Canada (the "International Offering") by the managers of the International Offering named herein (the "Managers"). The initial public offering price and the underwriting discounts and commissions are identical for both the U.S. Offering and the International Offering (collectively, the "Offerings").

   Prior to the Offerings, there has been no public market for the Company's Common Stock. It is currently estimated that the initial public offering
price will be between $    and $    per share. For a discussion of the
factors to be considered in determining the initial public offering price, see "Underwriting."

   The Company is a wholly owned indirect subsidiary of HFS Incorporated ("HFS"). Upon consummation of the Offerings, HFS will beneficially own approximately 25% of the then outstanding shares of the Company's Common
Stock (   % if the over-allotment options granted to the U.S. Underwriters and the Managers are exercised in full). HFS has informed the Company that it has no present plans to reduce its ownership interest through sales or other dispositions.

   Application will be made to list the Common Stock on the New York Stock Exchange under the symbol "AVI."

   SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------

                                  UNDERWRITING
                   PRICE TO       DISCOUNTS AND     PROCEEDS TO
                    PUBLIC       COMMISSIONS(1)      COMPANY(2)
------------- ---------------- ----------------- ----------------
Per Share.....        $                 $                $
------------- ---------------- ----------------- ----------------
Total (3).....        $                 $                $
------------- ---------------- ----------------- ----------------

-----------------------------------------------------------------------------
(1) See "Underwriting" for indemnification arrangements with the U.S. Underwriters and the Managers.
(2)    Before deducting expenses payable by the Company estimated at $    .
(3)    The Company has granted the U.S. Underwriters and the Managers 30-day
       options to purchase in the aggregate up to    additional shares of
       Common Stock, solely to cover over-allotments, if any. If the options are exercised in full, the total Price to Public, Underwriting
       Discounts and Commissions and Proceeds to Company will be $   , $
       and $   , respectively. See "Underwriting."

   The U.S. Shares are offered by the several U.S. Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to certain conditions, including the approval of certain legal matters by counsel. The U.S. Underwriters reserve the right to withdraw, cancel or modify the U.S. Offering and to reject orders in whole or in part. It is expected that delivery of the U.S. Shares will be made against payment
therefor on or about     , 1997, at the offices of Bear, Stearns & Co. Inc.,
245 Park Avenue, New York, New York 10167.

                           BEAR, STEARNS & CO. INC.

                                       , 1997

                         [MAP AND PHOTOS TO BE ADDED]

   The Company owns, indirectly, all of the outstanding voting securities of a licensed stock insurance company domiciled in the State of Colorado. The Colorado Insurance Law provides that no person may acquire control of the Company, and thus indirect control of such insurance company, unless it has obtained prior approval of the Colorado Insurance Department for such acquisition. "Control" is generally presumed to exist through the ownership of 10% or more of the voting securities of a Colorado domestic insurance company or of any company which controls a Colorado domestic insurance company. Any purchaser of shares of Common Stock representing 10% or more of the voting power of the Company will be presumed to have acquired control of the Colorado domestic insurance subsidiary unless such presumption is rebutted by a showing that such control does not in fact exist. Accordingly, any purchase of shares of Common Stock representing 10% or more of the voting power of the Company would require prior approval by the Colorado Insurance Department. See "Business--Regulation."

   CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

   Avis(Registered Trademark) and Wizard(Registered Trademark) are registered service marks of Wizard Co. Inc., an indirect wholly owned subsidiary of HFS.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, references in this Prospectus to (i) the "Company" refer to Avis Rent A Car, Inc. and its operating subsidiaries and predecessors, (ii) "ARACS" refer to Avis Rent A Car System, Inc., a wholly owned subsidiary of the Company, (iii) "HFS" refer to HFS Incorporated and its subsidiaries, (iv) the "Franchisor" refer to HFS Car Rental, Inc., a wholly owned subsidiary of HFS, and (v) "WizCom" refer to WizCom International Ltd., an indirect wholly owned subsidiary of HFS. Unless otherwise indicated or unless the context otherwise requires, all information contained in this Prospectus (i) assumes that the over-allotment options are
not exercised and (ii) gives effect to a     to 1 split of the Company's
common stock currently outstanding and the authorization of additional shares of common stock and a new class of preferred stock, each of which will be effective immediately prior to the consummation of the Offerings. Statistical information contained herein with respect to the domestic car rental industry has been derived from publicly available sources, including trade publications, which the Company has not independently verified but believes to be reliable.

   HFS owns all of the outstanding equity of the Franchisor which, in turn, owns the Avis worldwide vehicle rental system (the "Avis System"). The Franchisor will enter into a long-term franchise agreement with the Company granting the Company the right to operate as a franchisee under the Avis System. WizCom, the owner of the data processing and information system used in connection with the vehicle rental business (the "Wizard System"), will enter into a long-term computer services agreement with the Company with respect to its use of the Wizard System.

                                 THE COMPANY

   The Company operates the second largest general use car rental business in the world, based on total revenue and volume of rental transactions. The Company rents vehicles to business and leisure travelers through approximately 540 rental locations in both airport and non-airport (downtown and suburban) markets in the United States, Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand. During 1996, the Company completed nearly 13 million rental transactions with a fleet that averaged 174,000 vehicles and generated total revenue of approximately $1.9 billion, of which approximately 87% was derived from its operations in the United States.

   The domestic vehicle rental industry has experienced significant growth over the past five years. According to information provided by major U.S. airports, vehicle rental industry revenues have increased at a compound annual rate of approximately 11% since 1992. Management believes that factors such as increases in airline passenger traffic, increased business travel and demographic trends, among others, continue to expand the demand for rental vehicles. Based on concessionable revenues reported by 157 airports in the United States at which the Company operates, the Company has historically maintained the second leading market share in the industry, with a 25% share for 1996. The Company's network of airport rental locations, which it believes is among the nation's largest, accounted for approximately 85% of its domestic revenue in 1996.

   The Company has historically targeted its marketing efforts toward business travelers, who accounted for approximately 61% of the Company's domestic revenue in 1996. The Company believes that business travelers, many of whom rent the Company's vehicles pursuant to agreements between the Company and their employers, have represented an important factor in the growth and stability of its business. While the Company continues to focus on business travelers, it intends to leverage its strong airport presence by expanding its marketing efforts toward the leisure travel market in order to increase its fleet utilization during non-peak business periods and extend the average length of its rentals. During 1996, leisure travelers accounted for approximately 39% of the Company's domestic revenue.

   The Company utilizes the Wizard System, which it believes is one of the most sophisticated information management systems in the car rental industry. Key functions of the Wizard System include: (i) global reservations processing, (ii) rental agreement generation and administration and (iii) fleet accounting and control. The Company has also developed software applications that utilize the data gathered by the Wizard System and third party reservation systems to achieve centralized control of its major business operations. These applications include: (i) a yield management system that is designed to increase profit by controlling vehicle availability by length of rental and providing decision support for rate changes, (ii) a competitive rate information system that monitors industry rate changes by market on a daily basis at different vehicle rental locations and (iii) a business mix model that analyzes potential profit contribution data by segment based upon business mix and fleet optimization recommendations.

   The Avis brand name is owned by the Franchisor and is licensed for use by its franchisees, including the Company, which is the largest Avis System franchisee in the world. The Avis System is comprised of approximately 4,200 rental locations, including locations at the largest airports and cities in the United States and approximately 160 other countries and territories, and a fleet of approximately 370,000 vehicles during the peak season, all of which are operated by franchisees. During 1996, the Company's 414 domestic rental locations produced approximately 77% of the Avis System's revenue in the United States, with the balance derived from locations operated by 75 other Avis System franchisees, of whom five accounted for approximately 16% of the Avis System's U.S. revenue. The Company is the sole franchisee of the Avis System in the international markets in which it operates. The Avis System in Europe, Africa, part of Asia and the Middle East is operated under franchise by Avis Europe Ltd. ("Avis Europe"), which is not affiliated with the Company. Management believes that the strong recognition of the Avis brand name, the breadth of the Avis System and the sophistication of the Wizard System enable the Company and other Avis System franchisees to provide consistent quality, pricing and service to business and leisure customers worldwide.

   The Company is a wholly owned subsidiary of the Franchisor, which was acquired by HFS in October 1996 (the "Acquisition"). HFS is a global provider of real estate and travel services with a base of approximately 100 million consumer contacts annually. It is the world's largest franchisor of real estate brokerage offices and lodging facilities and owns leading providers of timeshare exchange services, corporate relocation services, mortgage services for consumers and vehicle fleet management services. On May 27, 1997, HFS announced that it had entered into a merger agreement with CUC International Inc. ("CUC"). CUC is a leading member services and direct marketing organization offering shopping, travel, dining, vehicle purchasing, home buying and other services to approximately 68 million consumer members worldwide. Upon consummation of the Offerings, HFS, through the Franchisor, will own approximately 25% of the then outstanding shares of Common Stock of
the Company (   % if the over-allotment options granted to the U.S.
Underwriters and the Managers are exercised in full).

                                   STRATEGY

   The Company's objective is to improve its profitability through a strategy that consists of the following key elements:

   Capitalizing on Changing Industry Dynamics. The domestic car rental industry is beginning to emerge from a period during which rental rates did not keep pace with rising fleet and operating costs. Management believes that the current restructuring of ownership of the Company's major competitors will lead to an increased focus on profitability and shareholder return, rather than upon transaction volume and market share, and, ultimately, to more rational pricing behavior. Management intends to use its proprietary software applications, including its sophisticated yield management, rate information and business mix modeling systems, to capitalize upon the improving pricing and profit outlook in the industry.

   Improving Business Mix and Fleet Utilization. Historically, the Company has capitalized on its strong network of airport rental locations by focusing its sales and marketing resources principally toward business travelers. While this has enabled the Company to leverage its overhead costs by capturing a large share of transaction volume at relatively few locations, fleet utilization historically has been characterized by peak business travel demand during the middle of the week and reduced demand during and immediately before and after the weekend. Management believes that the Company's substantial presence at the nation's leading airports provides it with the opportunity, without significant incremental cost, to capitalize on increased air travel by leisure travelers, who tend to initiate air travel during or close to the weekend. Accordingly, while continuing to concentrate on its core presence in the business travel market, the Company plans to increase its marketing efforts toward the leisure market in order to improve fleet utilization and extend the average length of rental. In addition, the Company believes that it can further enhance the utilization of its fleet during non-peak periods by selectively expanding its presence in non-airport markets through both internal growth and, if appropriate opportunities arise, acquisitions of other car rental operators including, where feasible, other Avis System franchisees.

   Increasing Brand Loyalty Through Target Marketing. Management believes that the domestic car rental industry will become increasingly focused on such factors as customer service and loyalty. The customer base of the major domestic car rental companies, including the Company, has become increasingly diverse. Management plans to utilize the Company's proprietary software applications to analyze its extensive customer database to identify distinguishing characteristics and preferences of those customers who have been historically associated with its most profitable rental transactions and to focus its sales and marketing efforts and service features to attract additional customers with similar characteristics and preferences. Management believes that this analysis will enhance the quality of the car rental experience of such customers and increase their loyalty to the Avis brand.

   Capitalizing on Cross Marketing and Other Synergistic Arrangements with HFS. The Company has initiated and is expanding cross marketing relationships with HFS's corporate relocation and resort timeshare exchange businesses, its lodging franchise systems, which include the Days Inn(Registered Trademark), Howard Johnson(Registered Trademark) and Ramada(Registered Trademark) brands, and its real estate brokerage franchise systems, including the CENTURY 21(Registered Trademark) and Coldwell Banker(Registered Trademark) brands. As a result of the proposed merger of HFS and CUC, additional cross marketing opportunities with CUC's membership-based consumer services are expected to arise. The Company also expects to reduce its costs of purchasing media and other non-fleet goods and services through arrangements with HFS.

                                THE OFFERINGS

Common Stock to be sold by the
 Company:

   U.S. Offering ..............         shares

   International Offering .....         shares

     Total ....................         shares

Common Stock to be outstanding
 after the Offerings ..........         shares(a)

Use of Proceeds ...............    To prepay outstanding indebtedness and for
                                   general corporate purposes, including
                                   possible acquisitions.

Proposed New York Stock
 Exchange ("NYSE") symbol .....     AVI
------------
(a)    Does not include    shares of Common Stock reserved for issuance under
       the Company's stock option plan (the "Stock Option Plan"), of which
       options to purchase        shares are outstanding. See "Management --
       Stock Option Plan."

                                 RISK FACTORS

   See "Risk Factors" for a discussion of certain risks that should be considered in connection with an investment in the Common Stock offered hereby.

                       SUMMARY PRO FORMA FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

   The summary pro forma financial data are derived from the Unaudited Pro Forma Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus. The summary pro forma financial data give effect, as of January 1 of the earliest period presented, to (i) the Acquisition, (ii) the settlement of a net intercompany receivable with HFS and its affiliated companies, and (iii) adjustments to reflect a 4% royalty fee pursuant to the Master License Agreement (as defined) with HFS. The "Pro Forma as Adjusted" net income and earnings per share amounts give effect, as of January 1 of the earliest period presented, to the Offerings and the application of the net proceeds therefrom. The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable. The pro forma financial data do not purport to represent the results of operations or the financial position of the Company which actually would have occurred had such events been consummated on the aforesaid dates. All of the pro forma financial data presented below should be read in conjunction with (i) the Audited Consolidated Financial Statements and related notes thereto, (ii) the Unaudited Condensed Consolidated Financial Statements for the three months ended March 31, 1997 and related notes thereto, (iii) the Unaudited Pro Forma Consolidated Financial Statements and related notes thereto, and (iv) "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", in each case included elsewhere in this Prospectus.

                                                                         THREE MONTHS
                                                         YEAR ENDED         ENDED
                                                      DECEMBER 31, 1996 MARCH 31, 1997
                                                     ----------------- --------------
Statements of Operations Data:
Revenue..............................................    $1,867,517        $456,014
Costs and expenses:
 Direct operating....................................       818,432         198,286
 Vehicle depreciation, net...........................       342,657          90,368
 Vehicle lease charges...............................       122,976          30,241
 Selling, general and administrative (a).............       419,597          93,562
 Interest, net (b)...................................       139,254          33,107
 Amortization of cost in excess of net assets
  acquired...........................................         4,945           1,236
                                                     ----------------- --------------
Income before provision for income taxes.............        19,656           9,214
Provision for income taxes (c).......................        13,897           4,482
                                                     ----------------- --------------
Net income ..........................................    $    5,759        $  4,732
                                                     ================= ==============
Pro Forma as Adjusted: (d)
 Net income .........................................    $                 $
                                                     ================= ==============
 Earnings per share..................................    $                 $
                                                     ================= ==============

------------
(a) Reflects a $68.2 million pro forma increase and a $1.4 million pro forma decrease for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively, resulting from the net adjustments relating to a 4% royalty fee payable to HFS pursuant to the Master License Agreement.
(b) Reflects pro forma reductions in net interest expense of $15.9 million and $1.1 million for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively, resulting from the settlement of a net intercompany receivable with HFS and its affiliated companies, and the application of proceeds therefrom to reduce outstanding borrowings.
(c) Reflects the income tax effects of the pro forma adjustments described in (a) and (b) at statutory income tax rates resulting in a pro forma income tax benefit of $18.3 million and a pro forma income tax provision of $872 for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively.
(d) Pro forma net income amounts reflect the reduction in interest expense resulting from the use of the estimated net proceeds from the
        Offerings of $    to repay certain indebtedness. See "Use of
        Proceeds."
(e) The pro forma earnings per share amounts were computed using the number of Common Stock shares outstanding after giving effect to a
        for 1 stock split declared on    and the issuance of approximately
        shares of common stock in the Offerings.

                            SUMMARY FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT AVERAGE REVENUE PER VEHICLE RENTAL TRANSACTION)

   The summary financial data for the years ended December 31, 1992 and 1993 are derived from the Unaudited Consolidated Financial Statements of the Company. The financial data for the years ended December 31, 1994 and 1995 and for the periods ended October 16, 1996 and December 31, 1996 are derived from the Audited Consolidated Financial Statements of the Company. The financial data for the three month periods ended March 31, 1996 and 1997 are derived from the Unaudited Condensed Consolidated Financial Statements of the Company. The financial data for the years ended December 31, 1992 and 1993 and the three month periods ended March 31, 1996 and 1997 are unaudited but, in the opinion of management, have been prepared on the same basis as the Audited Consolidated Financial Statements and include all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the financial position and results of operations for the periods presented. Results for the three months ended March 31, 1996 and 1997 are not indicative of results for a full year. The pro forma Statements of Financial Position Data are derived from the Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this Prospectus. The pro forma amounts give effect to the settlement of a net intercompany receivable with HFS and its affiliated companies as if it had been consummated on March 31, 1997. The "Pro Forma as Adjusted" amounts give effect to the Offerings and the application of the net proceeds therefrom as if it had been consummated on March 31, 1997. All of the financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Audited Consolidated Financial Statements and related notes thereto, the Unaudited Condensed Consolidated Financial Statements for the three months ended March 31, 1997 and related notes thereto and the Unaudited Pro Forma Consolidated Financial Statements and related notes thereto, in each case included elsewhere in this Prospectus.

                                                 PREDECESSOR COMPANIES (A)
                               ------------------------------------------------------------
                                         YEARS ENDED DECEMBER 31,           JANUARY 1, 1996
                               -------------------------------------------         TO
                                   1992       1993       1994       1995    OCTOBER 16, 1996
                               ---------- ---------- ---------- ---------- ----------------
STATEMENTS OF OPERATIONS DATA:
Revenue........................ $1,228,560 $1,333,477 $1,412,400 $1,615,951    $1,504,673
Costs and expenses:
 Direct operating..............    621,838    646,821    664,993    724,759       650,750
 Vehicle depreciation, net ....    142,602    208,090    266,637    324,186       275,867
 Vehicle lease charges.........     57,666     49,633     42,778     86,916       100,318
 Selling, general and
  administrative (c)...........    204,927    222,629    252,024    269,434       283,180
 Interest, net.................    123,362    114,036    128,898    145,199       120,977
 Amortization of cost in
  excess of net assets
  acquired.....................      4,266      4,439      4,754      4,757         3,782
                                          ---------- ---------- ---------- ----------------
Income before provision for
 income taxes..................     73,899     87,829     52,316     60,700        69,799
Provision for income taxes ....      4,857     34,375     30,213     34,635        31,198
                               ---------- ---------- ---------- ---------- ----------------
Net income .................... $   69,042 $   53,454 $   22,103 $   26,065    $   38,601
                               ========== ========== ========== ========== ================
SELECTED OPERATING DATA:
Number of vehicle rental
 locations at period end.......        609        632        693        556           550
Peak number of vehicles during
 period........................    146,630    151,964    150,966    167,511       196,077
Average number of vehicles
 during period.................    125,993    134,926    137,715    150,853       174,813
Number of rental transactions
 during period (in thousands)        9,076     10,003     10,577     11,544        10,272
Average revenue per rental
 transaction during period  ... $      135 $      133 $      134 $      140    $      146


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                            OCTOBER 17, 1996
                                                (DATE OF            COMBINED          PREDECESSOR
                                              ACQUISITION)         YEAR ENDED        COMPANIES (A)     THREE MONTHS
                                                   TO           DECEMBER 31, 1996  THREE MONTHS ENDED     ENDED
                                            DECEMBER 31, 1996          (b)           MARCH 31, 1996   MARCH 31, 1997
                                          ------------------- ------------------- ------------------ --------------
STATEMENTS OF OPERATIONS DATA:
Revenue........................                 $362,844           $1,867,517           $418,118         $456,014
Costs and expenses:
 Direct operating..............                  167,682              818,432            189,062          198,286
 Vehicle depreciation, net ....                   66,790              342,657             81,804           90,368
 Vehicle lease charges.........                   22,658              122,976             28,646           30,241
 Selling, general and
  administrative (c)...........                   68,215              351,395             79,820           94,913
 Interest, net.................                   34,212              155,189             36,062           34,247
 Amortization of cost in
  excess of net assets
  acquired.....................                    1,026                4,808              1,191              976
                                          ------------------- ------------------- ------------------ --------------
Income before provision for
 income taxes..................                    2,261               72,060              1,533            6,983
Provision for income taxes ....                    1,040               32,238                685            3,610
                                          ------------------- ------------------- ------------------ --------------
Net income ....................                 $  1,221           $   39,822           $    848         $  3,373
                                          =================== =================== ================== ==============
SELECTED OPERATING DATA:
Number of vehicle rental
 locations at period end.......                      546                  546                548              540
Peak number of vehicles during
 period........................                  177,839              196,077            164,005          175,965
Average number of vehicles
 during period.................                  172,461              174,226            156,760          170,845
Number of rental transactions
 during period (in thousands)                      2,534               12,806              2,898            3,069
Average revenue per rental
 transaction during period  ...                 $    143           $      146           $    144         $    149


                                                        MARCH 31, 1997
                                           ---------------------------------------
                                                                        PRO FORMA
                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                           ------------ ------------ -------------
STATEMENTS OF FINANCIAL POSITION DATA:
Vehicles, net..............................  $2,159,684   $2,159,684        $
Total assets...............................  $3,008,858   $2,978,132        $
Debt.......................................  $2,175,357   $2,144,631        $
Stockholders' equity.......................  $   79,266   $   79,266        $
Total liabilities and stockholders'
 equity....................................  $3,008,858   $2,978,132        $

------------
(a)    See Note 1 to the Audited Consolidated Financial Statements of the
       Company.
(b) Presented on a combined twelve-month basis and include the results of the Predecessor Companies for the period January 1, 1996 to October 16, 1996 and the results of the Company for the period October 17, 1996 (Date of Acquisition) to December 31, 1996. See Note 1 to the Audited Consolidated Financial Statements.
(c) The amounts for the periods October 17, 1996 (Date of Acquisition) to December 31, 1996 and the three months ended March 31, 1997 include charges from HFS. See Note 3 to the Audited Consolidated Financial Statements.

                                 RISK FACTORS

   Prospective investors should consider carefully all of the information in this Prospectus and, in particular, should evaluate the following risks in connection with an investment in the Common Stock being offered hereby.

FRANCHISEE STATUS; DEPENDENCE ON AVIS SYSTEM

   As an Avis System franchisee, the Company must coordinate significant matters relating to the Company's growth and operational strategies with the Franchisor. The Company is required to pay royalties to the Franchisor based upon the Company's revenue, not its profits, which could result in increasing royalty payments during a period of declining profits. The Company is required to maintain certain standards and meet certain guidelines relating to its operations. The Franchisor has the right to terminate the Company's franchise for certain violations of its franchise agreement and upon the occurrence of a Change of Control Event (as defined). Any such termination would have a material adverse effect on the Company. See "Relationship with HFS -- Master License Agreement."

LEVERAGE; LIMITATIONS UPON LIQUIDITY; CAPITAL RAISING; INTEREST RATE RISK

 Leverage

   At March 31, 1997, the Company had approximately $2.2 billion of indebtedness outstanding, of which approximately $2.0 billion was incurred for fleet financing and secured by purchased vehicles. At March 31, 1997, the Company had approximately $925.0 million of additional credit availability under its fleet financing facilities. This high level of indebtedness could have important consequences to the Company's operations, including: (i) the potential limitation on the Company's ability to obtain additional financing for certain purposes, (ii) the commitment of a substantial portion of the Company's cash flow from operations to debt service and (iii) the limitation of the Company's ability to react to changes in the vehicle rental industry and general economic conditions.

 Restrictions Imposed by Indebtedness

   The agreements with the Company's lenders include a number of significant covenants that, among other things, restrict its ability to dispose of non-fleet assets, incur additional indebtedness, create liens, pay dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations or engage in certain transactions with affiliates and otherwise restrict corporate activities. Certain of these agreements also require the Company to maintain specified financial ratios. A breach of any of these covenants or the inability of the Company to maintain the required financial ratios could result in a default in respect of the related indebtedness. In the event of a default, the lenders could elect, among other options, to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable, failing which the lenders could proceed against the collateral securing that indebtedness.

 Availability of Financing; Requirements for Capital

   The Company depends upon third-party financing to purchase its fleet vehicles. Continued availability of such financing upon favorable terms is critical to the Company's operations. Since a substantial portion of such financing is obtained in connection with Repurchase Programs, a significant change in the financial condition of the vehicle manufacturers, particularly General Motors Corporation ("GM") and Chrysler Corporation ("Chrysler"), would significantly affect the Company's ability to obtain such financing on favorable terms. In addition, under the terms of certain of the Company's credit facilities, including the Company's fleet financing arrangements, the failure of a repurchase party (such as GM or Chrysler) to maintain an investment grade rating for its own senior debt or the bankruptcy of a repurchase party or any other event that has a material adverse effect on the repurchase party's ability to perform, or upon a material default of a repurchase party under a Repurchase Program, may result in termination of the Company's credit lines for the purchase of vehicles from such repurchase party, a requirement to repay a portion of the indebtedness that is secured by vehicles purchased from that repurchase party and removal of those vehicles from the applicable collateral pool for such facilities. The inability of the Company to obtain fleet financing on favorable terms would have a material adverse effect on the Company's financial condition and results of operations.

 Interest Rate Risk

   The Company has developed an interest rate management policy, including a target mix for average fixed rate and floating rate indebtedness on a consolidated basis. However, an increase in interest rates may have a material adverse impact on the Company's profitability. Almost all of the Company's total outstanding debt of $2.2 billion at March 31, 1997 was interest rate sensitive and had a weighted average interest rate at such date of 6.2%. The Company is in the process of refinancing its existing indebtedness and expects that a significant portion of the new indebtedness will not be interest rate sensitive. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Certain Indebtedness."

IMPORTANCE OF MANUFACTURERS' REPURCHASE PROGRAMS

   At March 31, 1997, approximately 85% of the vehicles in the Company's rental fleet were covered by vehicle manufacturers' repurchase programs (the "Repurchase Programs"). Under a Repurchase Program, a buyer, such as the Company, agrees to purchase a specified minimum number of vehicles directly from franchised dealers of the manufacturer at a specified price and the manufacturer agrees to buy those vehicles back from the buyer at a future date at a price that is based upon the capitalized cost of the vehicles less an agreed-upon depreciation factor and, in certain cases, an adjustment for damage and/or excess mileage. The Repurchase Programs limit the Company's risk of a decline in the residual value of its fleet and enable the Company to fix its depreciation expense in advance. Vehicle depreciation is the largest cost factor in the Company's vehicle rental operations. The Company could be adversely affected if automobile manufacturers reduce the availability of Repurchase Programs or related incentives. See "--Dependence on GM" and "Business -- Fleet Acquisition and Management."

   The Company could be at a competitive disadvantage if U.S. automobile manufacturers selectively restrict eligibility to participate in their Repurchase Programs. Certain U.S. automobile manufacturers have direct or indirect equity stakes in certain of the major domestic car rental companies, and each of these companies maintains a close relationship with one or more U.S. automobile manufacturers. At June 1, 1997, Ford Motor Company ("Ford") owned a controlling interest in The Hertz Corporation ("Hertz") and a minority interest in Budget Rent A Car Corporation ("Budget") and Chrysler had equity interests in Dollar Rent a Car Systems, Inc. ("Dollar") and Thrifty Rent-A-Car Systems, Inc. ("Thrifty"). Any effort by GM to reduce the scope of the Company's GM Repurchase Program could adversely affect the Company's ability to compete with those of its competitors whose access to similar programs is not reduced or that have well established alternative vehicle disposition facilities.

INCREASING PRICE OF VEHICLES

   In recent years, the average price of new cars has increased. From time to time, automobile manufacturers sponsor sales incentive programs that tend to lower the average cost of vehicles for fleet purchasers such as the Company. The Company anticipates that new vehicle prices will continue to increase, and there can be no assurance that sales incentive programs will remain available, that the Company will be able to effectively control the average cost of its fleet by purchasing a mix of less expensive vehicles or that, because of competitive pressures, the Company will be able to pass on the increased cost of vehicles to its rental customers.

DEPENDENCE ON GM

   GM, through its franchised dealers, has been the Company's principal supplier of vehicles for nearly twenty years. From 1989 until the date of the Acquisition, GM was a minority shareholder of the Company. The number of vehicles purchased by the Company varies from year to year. In model year 1996, approximately 82% of the Company's vehicle fleet purchases in the United States consisted of GM vehicles. In model year 1997, approximately 69% of the Company's vehicle fleet purchases in the United States are expected to consist of GM vehicles. During the term of the agreement, at least 51% of the

Company's domestic fleet must consist of GM vehicles. Shifting significant portions of fleet purchases to other manufacturers would require lead time. As a result, GM's inability to supply the Company with the planned number and type of vehicles could have a material adverse effect on the Company's financial condition and results of operations. In addition, if GM is not able to offer competitive terms and conditions and the Company is not able to purchase sufficient quantities of vehicles from other automobile manufacturers on competitive terms and conditions, then the Company may be forced to purchase vehicles at higher prices or on otherwise less favorable terms. Such a situation could adversely affect the Company's results of operations through increased vehicle acquisition and depreciation costs if it is unable to pass these costs on to its customers through increases in rental rates. See "Business -- Fleet Acquisition and Management."

AVAILABILITY AND PRICE OF FUEL

   The Company's operations could be adversely affected by limitations on fuel supplies, the imposition of mandatory allocations or rationing of fuel or significant increases in fuel prices. A severe and protracted disruption of fuel supplies or significant increases in fuel prices could materially adversely affect the Company's operating results.

DEPENDENCE ON AIR TRAVEL INDUSTRY

   In 1996, approximately 85% of the Company's revenue from its domestic operations was generated at its airport rental locations. A sustained material decrease in airline passenger traffic in the United States could have a material adverse effect on the Company's results of operations. Events that could reduce airline passenger traffic include, in addition to a general economic downturn (discussed below), labor unrest, airline bankruptcies and consolidations, substantially higher air fares, the outbreak of war, high-profile crimes against tourists and incidents of terrorism.

RISK OF ECONOMIC DOWNTURN

   The Company's results of operations are affected by certain economic factors, including the level of economic activity in the markets in which it operates. A decline in economic activity either in the United States or in international markets may adversely affect the Company. In the vehicle rental business, a decline in economic activity typically results in a decline in both business and leisure travel, and accordingly a decline in the volume of vehicle rental transactions. In the case of a decline in vehicle rental activity, the Company may reduce rental rates to meet competitive pressures, which could adversely affect the Company's results of operations. A decline in economic activity also may have an adverse effect on residual values realized on the disposition of those of the Company's vehicles that are not covered by Repurchase Programs. At March 31, 1997, the Company was subject to residual risk with respect to 10% of the vehicles in its domestic fleet.

SEASONALITY

   The Company's third quarter, which covers the peak summer travel months, has historically been its strongest, accounting in 1996 for approximately 28% and 53% of the Company's revenue and pre-tax income, respectively. Any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the Company's annual operating results. The Company's first quarter is generally its weakest because of reduced leisure travel and the greater potential for adverse weather conditions. Many of the Company's operating expenses, such as rent, insurance and personnel, are fixed and cannot be reduced during periods of decreased rental demand. As a result, there can be no assurance that the Company would have sufficient liquidity under all conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

COMPETITION

   The vehicle rental industry is characterized by intense competition, particularly with respect to price and service. In addition, recent changes in ownership of a number of the major domestic vehicle rental companies could further intensify competition. See "Business -- Industry Overview" and "Business --Competition." In any geographic market, the Company may encounter competition from national, regional and local vehicle rental companies. The Company's main competitors for vehicle rentals are Hertz, Budget, Alamo Rent-a-Car Inc. ("Alamo"), National Car Rental System, Inc. ("National"), Dollar, Enterprise Rent a Car ("Enterprise") and Thrifty.

   From time to time, either because of overcapacity or reduced demand, the major vehicle rental companies have been subject to industry-wide price pressures, and the Company has, on such occasions, adjusted its rental rates in response to such pressures. The Company has taken steps to address its fixed cost structure to improve its overall competitive position and industry overcapacity has declined. However, a recurrence of oversupply or a marked reduction in overall demand could adversely affect the Company's ability to maintain or increase its rental rates.

REGULATION OF LOSS DAMAGE WAIVERS

   A significant source of profits for the vehicle rental industry has been the sale of loss damage waivers, by which rental companies agree to relieve a customer from financial responsibility arising from vehicle damage incurred during the rental period. Approximately 3.6% of the Company's total revenue during 1996 was generated by the sale of loss damage waivers. The U.S. House of Representatives has from time to time considered legislation that would regulate the conditions under which loss damage waivers may be sold by vehicle rental companies. House Bill H.R. 175, introduced in January 1995, seeks to prohibit the imposition of liability on renters for loss of, or damage to, rented vehicles, except in certain circumstances, and would prohibit the sale of loss damage waivers. To date, no action has been taken on this bill. In addition, approximately 40 states have considered legislation affecting loss damage waivers. To date, 24 states have enacted legislation regulating the sale of loss damage waivers, most of which requires disclosure to each customer at the time of rental that damage to the rented vehicle may be covered by the customer's personal automobile insurance and that loss damage waivers may not be necessary. In addition, in the late 1980's, New York and Illinois enacted legislation which eliminated the Company's right to offer loss damage waivers for sale and limited potential customer liability to $100 and $200, respectively. The Illinois legislature has passed legislation increasing the limit on potential customer liability to the fair market value of the vehicle or the cost of the repairs, whichever is less. The legislation is awaiting the approval of the Governor of Illinois. Adoption of national or additional state legislation affecting or limiting the sale of loss damage waivers could result in the loss of this revenue source and additional limitations on potential customers' liability could increase the Company's costs.

ENVIRONMENTAL RISKS INHERENT IN ON-SITE PETROLEUM STORAGE

   Approximately 233 of the Company's domestic and international facilities contain tanks for the storage of petroleum products, such as gasoline, diesel fuel and waste oils. At approximately 208 of the Company's locations, one or more of these tanks are located underground. The Company maintains an environmental compliance program that includes the replacement of steel tanks and the implementation of required technical and operational procedures designed to minimize the potential for leaks and spills, maintenance of records and the regular testing of tank systems for tightness. However, there can be no assurance that these tank systems will at all times remain free from leaks or that the use of these tanks will not result in spills. Any leak or spill, depending on such factors as the material involved, quantity and environmental setting, could result in interruptions to the Company's operations and expenditures that could have a material adverse effect on the Company's results of operations and financial condition. In the United States, Canada and Puerto Rico, the Company carries environmental impairment liability coverage with annual limits of $4.0 million per site and $4.0 million in the aggregate per site and a deductible generally of $250,000 against liability to third parties and clean-up costs, but does not cover business interruption in the Company's own operations.

UNINSURED LIABILITY RISK

   The Company's business exposes it to claims for personal injury, death and property damage resulting from the use of the vehicles rented by the Company. The Company either self-insures or maintains coverage for such risk up to $1.0 million per occurrence in its countries of operation and maintains insurance with unaffiliated carriers in excess of such level up to $200.0 million per occurrence. There can be no assurance that the Company will not be exposed to uninsured liability at levels in excess of historical levels resulting from multiple payouts or otherwise, that liabilities in respect of existing or future claims will not exceed the level of the Company's insurance, that the Company will have sufficient capital available to pay any uninsured claims or that insurance with unaffiliated carriers will continue to be available to the Company on economically reasonable terms. See "Business -- Insurance" and "--Legal Proceedings."

FUTURE SALES OF COMMON STOCK BY HFS

   Subject to applicable federal securities laws and the restrictions set forth below, after completion of the Offerings, HFS may sell any or all of the shares of the Common Stock beneficially owned by it or distribute any or all of such shares of Common Stock to its stockholders. Sales or distributions by HFS of substantial amounts of Common Stock in the public market or to its stockholders, or the perception that such sale or distribution could occur, could adversely affect prevailing market prices for the Common Stock. HFS has advised the Company that its current intent is to continue to hold all of the Common Stock beneficially owned by it following the Offerings. However, HFS is not subject to any contractual obligation to retain its interest, except that HFS and the Company have agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common
Stock for a period of     after the date of this Prospectus without the prior
written consent of Bear, Stearns & Co. Inc. See "Underwriting." As a result, there can be no assurance concerning the period of time during which HFS will maintain its beneficial ownership of Common Stock owned by it following the Offerings. HFS will have registration rights with respect to the shares of Common Stock owned by it following the Offerings, which would facilitate any future disposition. See "Relationship with HFS --Registration Rights Agreement" and "Shares Eligible for Future Sale."

CERTAIN ANTI-TAKEOVER PROVISIONS

   Certain provisions of Delaware law, the Company's Amended and Restated Certificate of Incorporation and the Company's Amended and Restated By-laws could delay or impede the removal of incumbent directors and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. In addition, shares of preferred stock may be issued by the Board of Directors of the Company without stockholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Company has no current plans to issue any shares of preferred stock. See "Description of Capital Stock -- Preferred Stock" and "Descriptions of Capital Stock -- Section 203." The Franchisor has the right to terminate the Company's franchise upon a Change of Control Event which would discourage a third party from acquiring control of the Company. See "Relationship with HFS --Master License Agreement."

LACK OF PUBLIC MARKET FOR COMMON STOCK; DETERMINATION OF PUBLIC OFFERING
PRICE

   Prior to the Offerings, there has been no public market for the Common Stock. Although application will be made to list the Common Stock on the NYSE, there can be no assurance as to the development or liquidity of any trading market for the Common Stock or that investors in the Common Stock will be able to resell their shares at or above the initial public offering price. The initial public offering price for the shares of Common Stock will be determined through negotiations between the Company and the U.S. Underwriters and the Managers, and may not be indicative of the market price of the Common Stock after the Offerings. See "Underwriting."

DILUTION

   Purchasers of the Common Stock will experience immediate and substantial dilution in net tangible book value per share of Common Stock from the initial offering price. See "Dilution."

RELATIONSHIP WITH HFS; POTENTIAL CONFLICTS OF INTEREST

   HFS's continuing beneficial ownership of the Company's Common Stock, and the ownership of HFS common stock by directors or officers of the Company or their service as directors or officers of both the Company and HFS, could create conflicts of interest when those directors and officers are faced with decisions that could have different implications for the Company and HFS. See "Relationship with HFS."

   The Company is party to various agreements with HFS and its subsidiaries that were entered into when HFS beneficially owned all of the outstanding Common Stock of the Company. While these agreements, including the Company's franchise agreement with the Franchisor, were not negotiated on an arms' length basis, these agreements, taken together, are generally consistent with other agreements HFS has negotiated with third parties. In addition, the Company is required to pay the Franchisor royalties based on a percentage of the Company's revenue, not its profits. As a result, the Company's strategy to increase profitability may conflict with the Franchisor's interest in increasing revenue. See "Relationship with HFS -- Master License Agreement."

DIVIDENDS

   The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Certain statements contained herein under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" including, without limitation, those concerning (i) the Company's strategy, (ii) the Company's expansion plans,
(iii) the Company's capital expenditures, (iv) the percentage of vehicles expected to be acquired from GM in the future, (v) the terms upon which vehicles will be acquired, (vi) the development of the Company's strategic information systems, (vii) the cross marketing opportunities with HFS and CUC and (viii) the effects on the Company of certain legal proceedings, contain certain forward-looking statements concerning the Company's operations, economic performance and financial condition. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors."

                               USE OF PROCEEDS

   At an assumed sale price of $   per share, the net proceeds to the Company
from the Offerings (after deducting underwriting discounts and estimated
expenses) are estimated to be approximately $   million (approximately $
million if the over-allotment options granted to the U.S. Underwriters and the Managers are exercised in full). The Company intends to use the net
proceeds from the Offerings to prepay approximately $   of the indebtedness
under debt instruments bearing interest at weighted average interest rates
ranging from  % to  % as of March 31, 1997 and maturities ranging from     to
   . The balance of the net proceeds will be used for general corporate purposes, including possible acquisitions.

                               DIVIDEND POLICY

   The Company anticipates that for the foreseeable future all earnings will be retained for use in its business and does not anticipate paying cash dividends. Any future declaration and payment of dividends will be subject to the discretion of the Board of Directors of the Company and subject to certain limitations under the General Corporate Law of the State of Delaware. The timing, amount and form of dividends, if any, will depend, among other things, on the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors of the Company. The Company will be dependent on the earnings and cash flow of, and dividends and distributions from, ARACS to pay any cash dividends or distributions on the Common Stock. In addition, the Company's ability to pay cash dividends is restricted under various of its debt instruments. See "Business -- Regulatory Matters," "Description of Certain Indebtedness" and "Management's Discussion and Analysis of Financial Condition -- Liquidity and Capital Resources."

   The Company's predecessor paid dividends of $1.4 million and $8.7 million during 1996 and 1995, respectively, which are not indicative of those that may be paid by the Company in the future.

                                   DILUTION

   At March 31, 1997, the Company had a net tangible book value of $
million, or $   per share. "Net tangible book value" per share represents the difference between the net tangible assets (total assets less cost in excess of net assets acquired) and liabilities of the Company on a consolidated basis, divided by the total number of shares outstanding. Without taking into
account any changes in net tangible book value after      , 1997, other than
to give effect to the Offerings and the application of the net proceeds
therefrom, the net tangible book value of the Common Stock as of      , 1997
would have been approximately $   million, or $   per share. This represents
an immediate increase in net tangible book value of $   per share to the
Franchisor and an immediate dilution of $   per share to new investors as
illustrated in the following table:

 Public offering price per share..........................   $
                                                          --------
Net tangible book value per share as of      , 1997  ....    $
Increase in net tangible book value per share
 attributable to the Offerings...........................    $
                                                          --------
Net tangible book value per share as of      , 1997,
 after giving effect to the Offerings ...................
                                                          --------
Immediate dilution per share to new investors in the
 Offerings...............................................    $
                                                          ========

   The calculation in the table above excludes    million shares reserved for
issuance under the Stock Plan, including    shares subject to outstanding
options granted at the initial public offering price of the Common Stock. See "Management."

   The following table sets forth as of      , 1997, on a pro forma basis,
the respective positions of the Franchisor and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share, at
the initial public offering price of $    per share.

                         SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                     ------------------------ ------------------------    PRICE PER
                        NUMBER      PERCENT      AMOUNT      PERCENT        SHARE
                     ----------  -----------  ----------  -----------   -------------
New Investors ......                      %       $                %         $
The Franchisor .....
  Total.............                 100.0%                   100.0%
                     ==========  ===========  ==========  ===========

   If the over-allotment options granted to the U.S. Underwriters and the Managers are exercised in full, the number of shares held by the Franchisor
would be reduced to    , or   % of the total number of shares to be
outstanding after the Offerings, and the number of shares held by new
investors would be    shares, or   % of the total number of shares to be
outstanding after the Offerings.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company as of March 31, 1997 (i) on an actual basis, (ii) as adjusted to give effect to the refinancing of the Company's outstanding indebtedness and the settlement of a net intercompany receivable with HFS and its affiliated companies and the application of the proceeds therefrom to reduce indebtedness and (iii) as further adjusted to give effect to the sale of the shares offered hereby and application of the net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the unaudited condensed consolidated financial statements of the Company included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                                      AS OF MARCH 31, 1997
                                            ---------------------------------------
                                                                         AS FURTHER
                                                ACTUAL     AS ADJUSTED    ADJUSTED
                                            ------------ ------------- ------------
                                                     (DOLLARS IN THOUSANDS)
Debt(a):
 Vehicle Trust Financing--revolving credit
  facilities and floating rate notes  ......  $1,983,839      $            $
 Vehicle Trust Financing--subordinated  ....      57,214
 Debt of foreign subsidiaries ..............     113,197
 Other debt ................................      21,107
                                            ------------ ------------- ------------
  Total debt ...............................   2,175,357
                                            ------------ ------------- ------------
Stockholders' equity:
 Preferred Stock, $.01 par value,    shares
  authorized, none issued ..................
 Common Stock, $.01 par value,    shares
  authorized,   shares issued and
  outstanding (   shares issued, as
  adjusted)(b) .............................          --
 Additional paid-in capital ................      75,000
 Retained earnings .........................       4,557
 Foreign currency translation adjustment  ..        (291)
                                            ------------ ------------- ------------
  Total stockholders' equity................      79,266
                                            ------------ ------------- ------------
   Total capitalization ....................  $2,254,623      $            $
                                            ============ ============= ============

------------
(a) Excludes $250 million of subordinated vehicle financing due to an affiliate of HFS.
(b)    Excludes an aggregate of    shares of Common Stock reserved for
       issuance under the Stock Option Plan. See "Management -- Stock Option Plan."

                           SELECTED FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT AVERAGE REVENUE PER VEHICLE RENTAL TRANSACTION)

   The selected financial data for the years ended December 31, 1992 and 1993 are derived from the Unaudited Consolidated Financial Statements of the Company. The financial data for the years ended December 31, 1994 and 1995 and for the periods ended October 16, 1996 and December 31, 1996, are derived from the Audited Consolidated Financial Statements of the Company. The financial data for the three month periods ended March 31, 1996 and 1997 are derived from the Unaudited Condensed Consolidated Financial Statements of the Company. The financial data for the years ended December 31, 1992 and 1993 and the three month periods ended March 31, 1996 and 1997 are unaudited but, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the financial position and results of operations for the periods presented. Results for the three months ended March 31, 1996 and 1997 are not indicative of results for a full year. All of the financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Audited Consolidated Financial Statements and related notes thereto and the Unaudited Condensed Consolidated Financial Statements for the three months ended March 31, 1997 and related notes thereto included elsewhere in this Prospectus.

                                                                    PREDECESSOR COMPANIES(A)
                                                 ------------------------------------------------------------
                                                           YEARS ENDED DECEMBER 31,           JANUARY 1, 1996
                                                 -------------------------------------------         TO
                                                     1992       1993       1994       1995    OCTOBER 16, 1996
                                                 ---------- ---------- ---------- ---------- ----------------
STATEMENTS OF OPERATIONS DATA:
Revenue.......................................... $1,228,560 $1,333,477 $1,412,400 $1,615,951    $1,504,673
Costs and expenses:
 Direct operating................................    621,838    646,821    664,993    724,759       650,750
 Vehicle depreciation, net ......................    142,602    208,090    266,637    324,186       275,867
 Vehicle lease charges...........................     57,666     49,633     42,778     86,916       100,318
 Selling, general and administrative(c) .........    204,927    222,629    252,024    269,434       283,180
 Interest, net...................................    123,362    114,036    128,898    145,199       120,977
 Amortization of cost in excess of net assets
  acquired.......................................      4,266      4,439      4,754      4,757         3,782
                                                 ---------- ---------- ---------- ---------- ----------------
Income before provision for income taxes ........     73,899     87,829     52,316     60,700        69,799
Provision for income taxes.......................      4,857     34,375     30,213     34,635        31,198
                                                 ---------- ---------- ---------- ---------- ----------------
Net income ...................................... $   69,042 $   53,454 $   22,103 $   26,065    $   38,601
                                                 ========== ========== ========== ========== ================
Supplemental earnings per share(d) ..............
STATEMENTS OF FINANCIAL POSITION DATA:
Vehicles, net.................................... $1,452,197 $1,716,518 $1,873,158 $2,167,167    $2,404,275
Total assets.....................................  2,189,008  2,419,684  2,603,113  2,824,898     3,187,697
Debt.............................................    746,532    842,541  1,060,123  1,109,747     1,355,595
Vehicle financing notes--due to affiliates  ..... $1,000,000 $1,010,000 $1,050,000 $1,180,000    $1,289,500
Stockholders' equity.............................    465,856    628,256    658,351    688,360       741,307
Total liabilities and stockholders' equity ...... $2,189,008 $2,419,684 $2,603,113 $2,824,898    $3,187,697

SELECTED OPERATING DATA:
Number of vehicle rental locations at period
 end.............................................        609        632        693        556           550
Peak number of vehicles during period............    146,630    151,964    150,966    167,511       196,077
Average number of vehicles during period ........    125,993    134,926    137,715    150,853       174,813
Number of rental transactions during period
 (in thousands) .................................      9,076     10,003     10,577     11,544        10,272
Average revenue per rental transaction during
 period ......................................... $      135 $      133 $      134 $      140    $      146

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                   OCTOBER 17, 1996                       PREDECESSOR
                                                       (DATE OF            COMBINED       COMPANIES(A)
                                                     ACQUISITION)         YEAR ENDED      THREE MONTHS   THREE MONTHS
                                                          TO             DECEMBER 31,        ENDED          ENDED
                                                   DECEMBER 31, 1996       1996(B)       MARCH 31, 1996 MARCH 31, 1997
                                                 ------------------- ------------------ -------------- --------------
STATEMENTS OF OPERATIONS DATA:
Revenue..........................................     $  362,844          $1,867,517       $  418,118     $  456,014
Costs and expenses:
 Direct operating................................        167,682             818,432          189,062        198,286
 Vehicle depreciation, net ......................         66,790             342,657           81,804         90,368
 Vehicle lease charges...........................         22,658             122,976           28,646         30,241
 Selling, general and administrative(c) .........         68,215             351,395           79,820         94,913
 Interest, net...................................         34,212             155,189           36,062         34,247
 Amortization of cost in excess of net assets
  acquired.......................................          1,026               4,808            1,191            976
                                                 ------------------- ------------------ -------------- --------------
Income before provision for income taxes ........          2,261              72,060            1,533          6,983
Provision for income taxes.......................          1,040              32,238              685          3,610
                                                 ------------------- ------------------ -------------- --------------
Net income ......................................     $    1,221          $   39,822       $      848     $    3,373
                                                 =================== ================== ============== ==============
Supplemental earnings per share(d) ..............                         $                               $
                                                                     ==================                ==============
STATEMENTS OF FINANCIAL POSITION DATA:
Vehicles, net....................................     $2,243,492          $2,243,492       $2,111,016     $2,159,684
Total assets.....................................      3,131,357           3,131,357        2,804,159      3,008,858
Debt.............................................      2,295,474           2,295,474        1,107,685      2,175,357
Vehicle financing notes--due to affiliates  .....        247,500             247,500        1,192,500        250,000
Stockholders' equity.............................         76,540              76,540          690,920         79,266
Total liabilities and stockholders' equity ......     $3,131,357          $3,131,357       $2,804,159     $3,008,858

SELECTED OPERATING DATA:
Number of vehicle rental locations at period
 end.............................................            546                 546              548            540
Peak number of vehicles during period............        177,839             196,077          164,005        175,965
Average number of vehicles during period ........        172,461             174,226          156,760        170,845
Number of rental transactions during period
 (in thousands) .................................          2,534              12,806            2,898          3,069
Average revenue per rental transaction during
 period .........................................     $      143          $      146       $      144     $      149

------------
(a)    See Note 1 to the Audited Consolidated Financial Statements of the
       Company.
(b) Presented on a combined twelve-month basis and include the results of the Predecessor Companies for the period January 1, 1996 to October 16, 1996 and the results of the Company for the period October 17, 1996 (Date of Acquisition) to December 31, 1996. See Note 1 to the Audited Consolidated Financial Statements.
(c) The amounts for the periods October 17, 1996 (Date of Acquisition) to December 31, 1996 and the three months ended March 31, 1997 include charges from HFS. See Note 3 to the Audited Consolidated Financial Statements.
(d) The supplemental earnings per share amount has been computed by adjusting net income for the effects of the elimination of interest
       expense relating to the repayment of approximately $    million of
       indebtedness at December 31, 1996 and March 31, 1997, and dividing by shares outstanding prior to the Offerings and the Common Stock assumed to be issued from the Offerings to generate net proceeds sufficient to repay the indebtedness.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL OVERVIEW

   On October 17, 1996, HFS acquired the Franchisor and its subsidiaries, which included the Company's operations. The Acquisition was accounted for as a purchase. In connection with the Offerings, the Franchisor will enter into a long-term franchise agreement with the Company granting the Company the right to operate as a franchisee under the Avis System. WizCom, the owner of the data processing and information system known as the Wizard System used in connection with the vehicle rental business, will enter into a long-term computer services agreement with the Company with respect to its use of the Wizard System.

   The Company conducts vehicle rental operations through wholly owned subsidiaries in the United States, Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand. Revenue is derived principally from time and mileage charges for vehicle rentals and, to a lesser extent, the sale of loss damage waivers, liability insurance, automotive fuel and other products and services.

   The Company's expenses consist primarily of:

     o Direct operating expenses (primarily wages and related benefits, concessions and commissions paid to airport authorities, vehicle insurance premiums and other costs relating to the operation of the rental fleet).

     o Depreciation and lease charges relating to the rental fleet (including net gains or losses upon the disposition of vehicles).

     o Selling, general and administrative expenses (including advertising, reservations and marketing costs, and commissions paid to airlines and travel agencies).

     o  Interest expense relating primarily to financing of the rental fleet.

   The Company's profitability is primarily a function of the volume and pricing of its rental transactions and the utilization of its rental fleet. Significant changes in the Company's net cost of vehicles or in interest rates can also have a material effect on the Company's profitability, depending on its ability to adjust its rental rates. In addition, pursuant to its franchise agreement with the Franchisor, the Company is required to pay royalties based on its revenue, not its profits, which could increase royalty payments during a period of declining profits. The Company's royalty fee obligations and its significant expenditures for vehicles and facilities impose a significant need for liquidity. See "Relationship with HFS -- Master License Agreement."

   The following discussion and analysis provides information that management believes to be relevant to understanding the Company's consolidated financial condition and results of operations. For comparative purposes, results for 1996 are presented on a combined twelve-month basis and include the results of the Company's predecessors ("Predecessor Companies") for the period January 1, 1996 to October 16, 1996 and the results of the Company for the period October 17, 1996 (Date of Acquisition) to December 31, 1996. As a result of the Acquisition, the Consolidated Financial Statements for the period subsequent to the Acquisition are presented on a different basis of accounting than those for the period prior to the Acquisition and, therefore, are not directly comparable. This discussion should be read in conjunction with the Audited Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

   The following table sets forth, for the periods indicated, the percentage of revenue represented by certain items in the Company's consolidated statements of operations:

                                                               THREE MONTHS
                                                                   ENDED
                                  YEAR ENDED DECEMBER 31,        MARCH 31,
                               ---------------------------- -----------------
                                                   COMBINED
                                1994(A)  1995(A)   1996(B)   1996(A)    1997
                               -------- -------- ---------- -------- --------
Revenue .......................  100.0%   100.0%    100.0%    100.0%   100.0%
Costs and expenses:
 Direct operating .............   47.1     44.9      43.8      45.2     43.5
 Vehicle depreciation, net and
  lease charges ...............   21.9     25.4      25.0      26.4     26.5
 Selling, general and
  administrative ..............   17.9     16.7      18.8      19.1     20.8
 Interest, net ................    9.1      9.0       8.3       8.6      7.5
 Amortization of cost in
  excess of net assets
  acquired ....................    0.3      0.3       0.3       0.3      0.2
                               -------- -------- ---------- -------- --------
                                  96.3     96.3      96.2      99.6     98.5
                               -------- -------- ---------- -------- --------
Income before provision for
 income taxes .................    3.7      3.7       3.8       0.4      1.5
Provision for income taxes  ...    2.1      2.1       1.7       0.2      0.8
                               -------- -------- ---------- -------- --------
Net income ....................    1.6%     1.6%      2.1%      0.2%     0.7%
                               ======== ======== ========== ======== ========


------------
(a)    Represents the results of operations of the Predecessor Companies. See
       Note 1 to the Audited Consolidated Financial Statements.
(b) For comparative purposes, results for 1996 are presented on a combined twelve-month basis and include the results of the Predecessor Companies for the period January 1, 1996 to October 16, 1996 and the results of the Company for the period October 17, 1996 (Date of Acquisition) to December 31, 1996. See Note 1 to the Audited Consolidated Financial Statements.

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31,
1996

 Revenue

   Revenue for the three months ended March 31, 1997 increased 9.1%, from $418.1 million to $456.0 million, over the corresponding period in 1996, reflecting approximately 6% and 3% increases in the number of rental transactions and the revenue per rental transaction, respectively.

 Costs and Expenses

   Total costs and expenses for the three months ended March 31, 1997 increased 7.8%, from $416.6 million to $449.0 million, over the corresponding period in 1996. The increase was consistent with increased rental activity. Direct operating expenses for the three months ended March 31, 1997 increased 4.9%, from $189.1 million to $198.3 million, over the corresponding 1996 period. As a percent of revenue, however, direct operating expenses for the three months ended March 31, 1997 declined to 43.5% from 45.2% for the corresponding period in 1996. Operating efficiencies were derived primarily from a decline in wages and benefits as a percent of revenue as well as a decline in field administrative and facility costs.

   Vehicle depreciation and lease charges for the three months ended March 31, 1997 increased 9.2%, from $110.5 million to $120.6 million, over the corresponding period in 1996. This increase was primarily a result of a 9.0% increase in the number of vehicles required to service higher rental day activity, as well as higher monthly costs per vehicle, partially offset by improved results on vehicle disposition.

   Selling, general and administrative expenses for the three months ended March 31, 1997 increased 18.9%, from $79.8 million to $94.9 million, over the corresponding period in 1996. This increase reflects fees of $19.6 million paid to HFS in the 1997 period, which were partially offset by lower reservations costs due to operating efficiencies and reduced marketing costs as a result of the elimination of certain marketing programs in place during the first half of 1996.

   Interest expense, net, for the three months ended March 31, 1997 decreased 5.0%, from $36.1 million to $34.2 million, from the corresponding period in 1996, due primarily to (i) lower average interest rates and (ii) $3.5 million of interest income earned on a $194.1 million note receivable from a subsidiary of HFS.

   The provision for income taxes for the three months ended March 31, 1997 increased to $3.6 million from $0.7 million for the corresponding period in 1996. The effective tax rate for the three months ended March 31, 1997 was 51.7% as compared to 44.7% for the 1996 period. The increase in the tax provision was primarily due to higher income before provision for income taxes and an increase in the tax effect of foreign operations. The tax effect of foreign operations include differences between the foreign income tax rates and the statutory U.S. income tax rate, tax on the repatriation of foreign earnings, and foreign withholding tax on dividends paid to the Company.

COMBINED YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31,
1995

 Revenue

   Revenue for the year ended December 31, 1996 increased 15.6%, from $1,616.0 million to $1,867.5 million, over 1995, reflecting a 10.9% increase in the number of rental transactions and a 4.3% increase in revenue per rental transaction. The revenue increase resulted from greater overall market demand as well as the benefits of specific marketing initiatives implemented by the Company.

 Costs and Expenses

   Total costs and expenses for 1996 increased 15.4%, from $1,555.3 million to $1,795.5 million, over 1995. Direct operating expenses for 1996 increased 12.9%, from $724.8 million to $818.4 million, over 1995. As a percentage of revenue, direct operating expenses for 1996 decreased to 43.8% of revenue as compared to 44.9% of revenue in 1995. The improvement was primarily attributable to lower vehicle insurance costs resulting from improved claims experience, as well as lower facility costs, offset in part by higher maintenance and damage costs. In addition, 1995 expenses included environmental remediation costs and organizational restructuring charges which approximated 0.6% of revenue.

   Vehicle depreciation and lease charges for 1996 increased 13.3%, from $411.1 million to $465.6 million, over 1995. As a percent of revenue, vehicle depreciation and lease charges for 1996 were 25.0% of revenue in 1996, as compared to 25.4% of revenue in 1995. The change reflected a 15.5% increase in the average rental fleet required to service higher rental day activity, partially offset by an improvement in the monthly cost per vehicle due to extending the average vehicle holding period. In addition, the net proceeds received in excess of book value upon the disposition of used vehicles improved by $17.0 million in 1996 over 1995. This was primarily due to favorable market conditions for the sale of certain model vehicles.

   Selling, general and administrative expenses for 1996 increased 30.4%, from $269.4 million to $351.4 million, over 1995. The increase was primarily due to higher advertising and marketing expenditures. In addition, the increase reflected fees of $6.5 million payable to HFS for the period October 17, 1996 to December 31, 1996.

   Interest expense, net, for 1996 increased 6.9%, from $145.2 million to $155.2 million, over 1995, due to higher borrowings required to finance the growth of the rental fleet, partially offset by lower average interest rates.

   The provision for income taxes for 1996 decreased 6.9%, from $34.6 million to $32.2 million, over 1995. The effective tax rate for 1996 was 44.7% as compared to 57.1% for 1995. The decrease in the tax provision was primarily due to a reduction in the tax effect of foreign operations. The tax effect of foreign operations includes differences between the foreign income tax rates and the statutory U.S. income tax rate, tax on the repatriation of foreign earnings, and foreign withholding taxes on dividends paid to the Company.

YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994

 Revenue

   Revenue for the year ended December 31, 1995 increased 14.4%, from $1,412.4 million to $1,616.0 million, over 1994, reflecting a 9.1% increase in the number of rental transactions and a 4.8% increase in revenue per rental transaction. The revenue increase resulted from greater overall market demand as well as the benefits of specific marketing initiatives implemented by the Company.

 Costs and Expenses

   Total costs and expenses for 1995 increased 14.3%, from $1,360.1 million to $1,555.3 million, over 1994. Direct operating expenses for 1995 increased 9.0%, from $665.0 million to $724.8 million, over 1994. As a percentage of revenue, direct operating expenses decreased to 44.9% in 1995 from 47.1% in 1994. This improvement reflected a reduction in vehicle insurance costs as a result of improved claims experience, lower wages and benefits as a percent of revenue and higher recoveries from customers on damage to rental vehicles.

   Vehicle depreciation and lease charges for 1995 increased 32.9%, from $309.4 million to $411.1 million, over 1994, as a result of higher contractual depreciation rates under the Company's domestic Repurchase Programs. The change also reflected a 9.5% increase in the average rental fleet which was required to service higher rental day activity.

   Selling, general and administrative expenses for 1995 increased 6.9%, from $252.0 million to $269.4 million, over 1994. The increase reflected higher costs for various marketing programs implemented to stimulate rental activity, partially offset by lower advertising expenditures and a reduction in general and administrative expenses.

   Interest expense, net, for 1995 increased 12.6%, from $128.9 million to $145.2 million, over 1994, primarily due to higher borrowings required to finance the increased cost and size of the rental fleet.

   The provision for income taxes for 1995 increased 14.6%, from $30.2 million to $34.6 million, over 1994. The effective tax rate for 1995 was 57.1% as compared to 57.8% for 1994. The increase in the provision for income taxes was primarily due to higher income before provisions for income taxes. The required amount includes differences between the foreign income tax rates and the statutory U.S. income tax rate, tax on the repatriation of foreign earnings and foreign withholding taxes on dividends paid to the Company.

LIQUIDITY AND CAPITAL RESOURCES

   The Company's domestic and foreign operations are funded by cash provided by operating activities and by financing arrangements maintained by the Company in the United States, Canada, Puerto Rico, Argentina, Australia and New Zealand. The Company's primary use of funds is for the acquisition of new vehicles. In 1996, the Company's expenditures for new vehicles were approximately $2.9 billion and its proceeds from the disposition of used vehicles were approximately $2.4 billion. For 1997, the Company expects its expenditures for new vehicles (net of proceeds from the disposition of used vehicles) to be higher than in 1996. New vehicles are generally purchased by the Company in accordance with the terms of Repurchase Programs. The financing requirements for vehicles typically reaches an annual peak during the second and third calendar quarters, as fleet levels build up in response to increased rental demand during that period. The typical low point for cash requirements occurs during the end of the fourth quarter and the beginning of the first quarter, coinciding with lower levels of fleet and rental demand. The Company has established methods for disposition of its used vehicles that are not covered by Repurchase Programs.

   The Company expects that cash flows from operations and funds from available credit facilities will be sufficient to enable the Company to meet its anticipated cash requirements for the foreseeable future.

   The Company also makes capital investments for property improvements and non-revenue earning equipment. Capital investments for property improvements and non-revenue earning equipment were $29.4 million in 1996, and management estimates such expenditures will approximate $35.0 million in 1997. The Company's customer receivables also provide liquidity with approximately 12 days of daily sales outstanding.

   Historically, the Company has financed its fleet purchases from multiple sources, primarily consisting of (i) revolving credit facilities secured by fleet assets under a vehicle trust financing structure, (ii) off-balance sheet issuances of asset back commercial paper (the "AESOP Program"), (iii) senior and subordinated indebtedness from automobile manufacturer finance affiliates, and (iv) capitalized leases and operating leases with various finance companies. In October 1996, in connection with the Acquisition, the Company's vehicle trust financing programs were consolidated under a single $2.5 billion revolving credit facility and $267.0 million of credit facilities from automobile manufacturer finance affiliates. The amount of the borrowing capacity under the AESOP Program was expanded to $650.0 million from $500.0 million in connection with the Acquisition. Both the revolving credit facility and the AESOP Program financings expire on October 17, 1997. As of March 31, 1997, the Company had outstanding borrowings of $1.86 billion under the revolving credit facility and $185.0 million pursuant to loans from vehicle manufacturers. In addition, as of March 31, 1997, $490.0 million was outstanding under the AESOP Program.

   The Company is in the process of refinancing its revolving credit facility and the AESOP Program indebtedness with a consolidated fleet financing program that will provide for up to $3.5 billion in financing for vehicles covered by Repurchase Programs, as well as up to 25% of the facility available for vehicles not covered by Repurchase Programs. The new fleet program will provide for the issuance of up to $2.0 billion of asset backed variable funding notes (the "Commercial Paper Notes") and up to $1.5 billion of asset backed medium term notes (the "Medium Term Notes"). The Commercial Paper Notes and the Medium Term Notes will be backed by, among other things, a first priority security interest in the Company's vehicle fleet. The Commercial Paper Notes are expected to be rated A-1 by Standard & Poor's Ratings Group and P-1 by Moody's Investors Services, Inc. The Company also will maintain (i) revolving credit facilities in a maximum aggregate principal amount of $250.0 million to finance a portion of the acquisition cost of fleet vehicles; (ii) a letter of credit facility in a maximum aggregate amount of $245.0 million to provide credit support for commercial paper issued by, and loans made to, an indirect wholly owned special purpose subsidiary of the Company; and (iii) a revolving credit facility to the special purpose subsidiary in a maximum principal amount of $1.8 billion to provide liquidity back-up for the Commercial Paper Notes.

   ARACS will enter into a new revolving credit agreement which is expected to provide committed bank credit facilities totaling $125.0 million, including up to $75.0 million which will be available for the issuance of standby letters of credit. This revolving credit agreement is expected to expire on December 31, 2000. The Company will use borrowings under the facility to finance its working capital needs. Borrowings under the credit agreement will be secured by substantially all of the tangible and intangible assets of the Company including its intellectual property, its rights under the Master Franchise Agreement and all of the capital stock of the Company's direct and indirect domestic subsidiaries and 65% of ARACS's first tier foreign subsidiaries, except for those assets which are subject to a negative pledge. See "Description of Certain Indebtedness -- New Working Capital Facility."

   Borrowings for the Company's international operations consist mainly of loans obtained from local and international banks. All borrowings for international operations are in the local currencies of the countries in which those operations are conducted and are unsecured. The Company guarantees only the borrowings of its subsidiaries in Australia and Puerto Rico. At March 31, 1997, the total debt for the Company's international operations was $113.2 million, of which $88.8 million was short term (original maturity of one year) and $24.4 million was long term.

RESTRICTIONS IMPOSED BY INDEBTEDNESS

   The agreements with the Company's lenders include a number of significant covenants that, among other things, restrict its ability to dispose of non-fleet assets, incur additional indebtedness, create liens, pay dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations or engage in certain transactions with affiliates and otherwise restrict corporate activities. Certain of these agreements also require the Company to maintain specified financial ratios. A breach of any of these covenants or the inability of the Company to maintain the required financial ratios could result in a default in respect of the related indebtedness. In the event of a default, the lenders could elect, among other options, to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable, failing which the lenders could proceed against the collateral securing such indebtedness.

INFLATION

   The increased acquisition cost of vehicles is the primary inflationary factor affecting the Company's operations. Many of the Company's other operating expenses are inflation sensitive, with increases in inflation generally resulting in increased costs of operations. The effect of inflation-driven cost increases on the Company's overall operating costs is not expected to be greater for the Company than for its competitors.

SEASONALITY

   The Company's third quarter, which covers the peak summer travel months, has historically been its strongest quarter accounting for 28% and 53% of the Company's revenue and pre-tax income, respectively, in 1996. Any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the Company's annual operating results. The Company's first quarter is generally its weakest, when there is limited leisure travel and a greater potential for adverse weather conditions. Many of the Company's operating expenses, such as rent, insurance and personnel, are fixed and cannot be reduced during periods of decreased rental demand. As a result, there can be no assurance that the Company would have sufficient liquidity under all conditions.

RECENT PRONOUNCEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

   Recent pronouncements of the Financial Accounting Standards Board ("FASB"), which are not required to be adopted at this date, include Statement of Financial Accounting Standards ("SFAS") No. 129, "Disclosure of Information about Capital Structure" ("SFAS No. 129") and SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 129 and 128 specify guidelines as to the method of computation as well as presentation and disclosure requirements for earnings per share ("EPS"). The objective of these statements is to simplify the calculation and to make the U.S. standard for computing EPS more compatible with the EPS standards of other countries and with that of the International Accounting Standards Committee. These statements are effective for fiscal years ending after December 15, 1997 and earlier application is not permitted. The Company does not expect that the adoption of SFAS No. 129 and 128 will have a material effect on the Company's consolidated financial statements.

                                   BUSINESS

INDUSTRY OVERVIEW

   The car rental industry is composed of two principal markets: general use (mainly airport) and local/replacement (mainly downtown and suburban locations). In 1996, general use rental companies, which include the Company, accounted for approximately 69% of vehicle rental revenue in the United States. General use rental companies rent primarily to business and leisure travelers. Local/replacement rental companies typically rent vehicles to individuals who have lost the use of their vehicles through accident, theft or breakdown. In addition to revenue from vehicle rentals, the industry derives revenue from the sale of rental related products such as liability insurance, refueling services and loss damage waivers.

   The domestic general use car rental market includes five major companies:
Alamo, Avis, Budget, Hertz and National. Certain of the Company's major competitors are owned by or affiliated with major automobile manufacturers. The following table sets forth the airport market share of each of the major vehicle rental companies at 157 airports in the United States where the Company operates that report concessionable revenues (i.e., revenues on which airport authorities assess fees from vehicle rental companies) for the periods indicated:

                YEARS ENDED DECEMBER 31,
              ---------------------------
                1993   1994   1995   1996
              ------ ------ ------ ------
The Company ..   24%    22%    23%    25%
Hertz.........   28     30     30     29
National......   13     14     15     16
Budget........   15     14     13     11
Alamo.........    8     10     10     10

   The domestic vehicle rental industry has experienced significant growth over the past five years. According to information provided by major U.S. airports, vehicle rental industry revenues have increased at a compound annual rate of approximately 11% since 1992. Management believes that factors such as increases in airline passenger traffic, increased business travel and demographic trends, among others, continue to expand the demand for rental vehicles. The Company's network of airport rental locations, which it believes is among the nation's largest, accounted for approximately 85% of its domestic revenue in 1996.

   Customers of general use vehicle rental companies generally are (i) business travelers renting under negotiated contractual arrangements between their employers and the rental company, (ii) business and leisure travelers who may receive discounts through travel, professional or other organizations, (iii) small corporate accounts that are provided with a rate and benefits package that does not require a contractual commitment and (iv) leisure travelers with no organizational or corporate affiliation programs. Travelers who do not have the benefits of negotiated contractual arrangements generally are influenced by advertising, reputation for reliability and service.

   Since the late 1980's, vehicle rental companies have acquired vehicles primarily pursuant to Repurchase Programs. Repurchase prices under the Repurchase Programs are based on either (i) a specified percentage of original vehicle cost determined in the month the vehicle is returned or (ii) the original capitalization cost less a set daily depreciation amount. These Repurchase Programs limit a vehicle rental company's residual risk with respect to vehicles purchased under the programs. This enables vehicle rental companies to determine depreciation expense in advance. The Company believes that most vehicles in the fleets of U.S. vehicle rental companies are these "non-risk" vehicles. See "Risk Factors -- Importance of Manufacturers' Repurchase Programs."

   At present, the domestic vehicle rental industry is recovering from a period that was characterized by substantial increases in fleet costs and significant rental rate pressure. In the early 1990's, the then prevailing economic recession in the United States led to decreased new vehicle demand and subsequent overcapacity among automotive manufacturers. In response, manufacturers offered significant incentives to car rental companies, which allowed them to significantly expand the size of their fleets and eventually resulted in excess capacity, intensified competition and depressed rental rates. As general economic conditions in the United States improved during the years 1992 through 1994, manufacturers increased their new vehicle prices and substantially reduced incentives to fleet purchasers, but continued competitive pressure within the rental industry inhibited corresponding increases in average daily rental rates. Recently, the domestic car rental industry has experienced greater profitability as average daily rental rates have increased and oversupply conditions have been reduced.

   Significant changes in the ownership of participants in the domestic vehicle rental industry have occurred over the past year. Republic Industries, Inc. acquired Alamo and National, Team Rental Group, Inc. acquired control of Budget from Ford and Ford sold approximately 20% of the equity of Hertz in an initial public offering. The Company believes that these companies will increasingly focus on profitability, resulting in a trend toward increasing vehicle rental rates in the United States.

COMPANY OVERVIEW

   The Company operates the second largest general use car rental business in the world, based on total revenue and volume of rental transactions. The Company rents vehicles to business and leisure travelers through approximately 540 rental locations in both airport and non-airport (downtown and suburban) markets in the United States, Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand. During 1996, the Company completed nearly 13 million rental transactions with a fleet that averaged 174,000 vehicles and generated total revenue of approximately $1.9 billion, of which approximately 87% was derived from its operations in the United States.

   The Company has historically targeted its marketing efforts toward business travelers, who accounted for approximately 61% of the Company's domestic revenue in 1996. The Company believes that business travelers, many of whom rent the Company's vehicles pursuant to agreements between the Company and their employers, have represented an important factor in the growth and stability of its business. While the Company continues to focus on business travelers, it intends to leverage its strong airport presence by expanding its marketing efforts toward the leisure travel market in order to increase its fleet utilization during non-peak business periods and extend the average length of its rentals. During 1996, leisure travelers accounted for approximately 39% of the Company's domestic revenue.

   The Company utilizes the Wizard System, which it believes is one of the most sophisticated information management systems in the car rental industry. Key functions of the Wizard System include: (i) global reservations processing, (ii) rental agreement generation and administration and (iii) fleet accounting and control. The Company has also developed software applications that utilize the data gathered by the Wizard System and third party reservation systems to achieve centralized control of its major business operations. These applications include: (i) a yield management system that is designed to increase profit by controlling vehicle availability by length of rental and providing decision support for rate changes, (ii) a competitive rate information system that monitors industry rate changes by market on a daily basis at different vehicle rental locations and (iii) a business mix model that analyzes potential profit contribution data by segment based upon business mix and fleet optimization recommendations.

   The Avis brand name is owned by the Franchisor and is licensed for use by its franchisees, including the Company, which is the largest Avis System franchisee in the world. The Avis System is comprised of approximately 4,200 rental locations, including locations at the largest airports and cities in the United States and approximately 160 other countries and territories, and a fleet of approximately 370,000 vehicles during the peak season, all of which are operated by franchisees. During 1996, the Company's 414 domestic rental locations produced approximately 77% of the Avis System's revenue in the United States, with the balance derived from locations operated by 75 other Avis System franchisees, of whom five accounted for approximately 16% of the Avis System's U.S. revenue. The Company is the sole franchisee of the Avis System in the international markets in which it operates. The Avis System in Europe, Africa, part of Asia and the Middle East is operated under franchise by Avis Europe, which is not affiliated with the Company. Management believes that the strong recognition of the Avis brand name, the breadth of the Avis System and the sophistication of the Wizard System enable the Company and other Avis System franchisees to provide consistent quality, pricing and service to business and leisure customers worldwide.

   The Company was incorporated in Delaware on October 17, 1996 in connection with the Acquisition. ARACS was incorporated in Delaware on September 18, 1956. The principal executive offices of the Company are located at 900 Old Country Road, Garden City, New York 11530, and its telephone number at that location is (516) 222-3000.

STRATEGY

   The Company's objective is to improve its profitability through a strategy that consists of the following key elements:

   Capitalizing on Changing Industry Dynamics. The domestic car rental industry is beginning to emerge from a period during which rental rates did not keep pace with rising fleet and operating costs. Management believes that the current restructuring of ownership of the Company's major competitors will lead to an increased focus on profitability and shareholder return, rather than upon transaction volume and market share, and, ultimately, to more rational pricing behavior. Management intends to use its proprietary software applications, including its sophisticated yield management, rate information and business mix modeling systems, to capitalize upon the improving pricing and profit outlook in the industry.

   Improving Business Mix and Fleet Utilization. Historically, the Company has capitalized on its strong network of airport rental locations by focusing its sales and marketing resources principally toward business travelers. While this has enabled the Company to leverage its overhead costs by capturing a large share of transaction volume at relatively few locations, fleet utilization historically has been characterized by peak business travel demand during the middle of the week and reduced demand during and immediately before and after the weekend. Management believes that the Company's substantial presence at the nation's leading airports provides it with the opportunity, without significant incremental cost, to capitalize on increased air travel by leisure travelers, who tend to initiate air travel during or close to the weekend. Accordingly, while continuing to concentrate on its core presence in the business travel market, the Company plans to increase its marketing efforts toward the leisure market in order to improve fleet utilization and extend the average length of rental. In addition, the Company believes that it can further enhance the utilization of its fleet during non-peak periods by selectively expanding its presence in non-airport markets through both internal growth and, if appropriate opportunities arise, acquisitions of other car rental operators including, where feasible, other Avis System franchisees.

   Increasing Brand Loyalty Through Target Marketing. Management believes that the domestic car rental industry will become increasingly focused on such factors as customer service and loyalty. The customer base of the major domestic car rental companies, including the Company, has become increasingly diverse. Management plans to utilize the Company's proprietary software applications to analyze its extensive customer database to identify distinguishing characteristics and preferences of those customers who have been historically associated with its most profitable rental transactions and to focus its sales and marketing efforts and service features to attract additional customers with similar characteristics and preferences. Management believes that this analysis will enhance the quality of the car rental experience of such customers and increase their loyalty to the Avis brand.

   Capitalizing on Cross Marketing and Other Synergistic Arrangements with HFS. The Company has initiated and is expanding cross marketing relationships with HFS's corporate relocation and resort timeshare exchange businesses, its lodging franchise systems, which include the Days Inn(Registered Trademark), Howard Johnson(Registered Trademark) and Ramada(Registered Trademark) brands, and its real estate brokerage franchise systems, including the CENTURY 21(Registered Trademark) and Coldwell Banker(Registered Trademark) brands. As a result of the proposed merger of HFS and CUC, additional cross marketing opportunities with CUC's membership-based consumer services are expected to arise. The Company also expects to reduce its costs of purchasing media and other non-fleet goods and services through arrangements with HFS.

RENTAL OPERATIONS

   General. The Company's fleet includes various categories of automobiles, most of which are of the current and immediately preceding model years. Rentals are generally made on a daily, weekend, weekly or monthly basis. Rental charges in the United States usually are computed on the basis of the duration of the rental and may include a mileage charge and vary based upon vehicle category, the day on which the rental begins and local competitive and cost factors. Additional charges are made for optional refueling services, loss damage waivers (a waiver of the Company's right to make a renter pay for damage to the vehicle), personal accident insurance, personal effects protection, optional products such as cellular phones, child seats and ski racks and, in some instances, additional liability insurance. Most rentals are made utilizing rate plans under which the customer is responsible for gasoline used during the rental. The Company also generally offers its customers the convenience of leaving a rented vehicle at an Avis location in a city other than the one in which it was rented under Avis's "Rent it Here -- Leave it There" program, although, consistent with industry practices, a drop-off charge or special intercity rate may be imposed.

   United States Operations. At March 31, 1997, the Company operated 408 vehicle rental facilities at airport, near-airport and downtown locations throughout the United States. During 1996, approximately 85% of the Company's United States revenue was generated at 175 airports in the United States with the balance generated at the Company's 233 non-airport locations. The Company's emphasis on airport traffic has resulted in particularly strong market position in the major domestic rental revenue airports.

   At most airports, the Company is one of five to seven vehicle rental concessionaires. In general, concession fees for airport locations are based on a percentage of total commissionable revenues (as determined by each airport location), subject to a minimum guaranteed amount. Concessions are typically awarded by airport authorities every three to five years based upon competitive bids. As a result of airport authority requirements as to the size of the minimum guaranteed fee, smaller vehicle rental companies generally are not located at airports. The Company's concession arrangements with the various airport authorities generally include minimum requirements for vehicle age, operating hours, employee conduct, and provide for relocation in the event of future construction and abatement of fees in the event of extended low passenger volume.

   International Operations. The Company operates in Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand. Its operations in Canada and Australia were the principal contributors of revenue, accounting for 35% and 45%, respectively, of international revenues in 1996. Revenue from international operations in 1996 were approximately $242.0 million.

   The Company holds a solid market position in each of the countries in which it operates internationally. The operations in Australia and New Zealand are acknowledged as the largest in their respective markets in terms of revenue.

AVIS SYSTEM AND WIZARD SYSTEM SERVICES

   As a participant in the Avis System, the Company has the benefits of a variety of services, including (i) comprehensive safety initiatives, including the "Avis Cares" Safe Driving Program, which offers vehicle safety information, directional assistance such as satellite guidance, regional maps, weather reports and specialized equipment for travelers with disabilities; (ii) standardized system-identity for rental location presentation and uniforms; (iii) training program and business policies, quality of service standards and data designed to monitor service commitment levels; (iv) marketing/advertising/public relations support for national consumer promotions including Frequent Flyer/Frequent Stay programs and the Avis System internet website; and (v) brand awareness of the Avis System through the familiar "We try harder" service announcements.

   Under a long-term computer services agreement, the Company, like other Avis System franchisees, is provided with access to the Wizard System, a reservations, data processing and information management system for the vehicle rental business. See "Relationship with HFS -- Computer Services Agreement." The Wizard System is linked to all major travel networks on six continents through telephone lines and satellite communications. Direct access with other computerized reservations systems allows real-time processing for travel agents and corporate travel departments. Among the principal features of the Wizard System are:

   o     an advanced graphical interface reservation system;

   o "Rapid Return," which permits customers who are returning vehicles to obtain completed charge records from radio-connected "Roving Rapid Return" agents who complete and deliver the charge record at the vehicle as it is being returned;

   o "Preferred Service," an expedited rental service that provides customers with a preferred service rental record printed prior to arrival, a pre-assigned vehicle and fast convenient check out;

   o "Wizard on Wheels," which enables the Avis System locations to assign vehicles and complete rental agreements while customers are being transported to the vehicle;

   o a flight arrival notification system that alerts the Company's rental location when flights have arrived so that vehicles can be assigned and paperwork prepared automatically;

   o "Flight Check," a system that provides flight arrival and departure times and the next three available flights to the roving rapid return terminals and Wizard System terminals;

   o "Avis Link," which automatically identifies the fact that a user of a major credit card is entitled to special rental rates and conditions, and therefore sharply reduces the number of instances in which the Company inadvertently fails to give renters the benefits of negotiated rate arrangements to which they are entitled;

   o interactive interfaces through third party computerized reservation systems described under "--Marketing"; and

   o sophisticated automated ready-line programs that, among other things, enable rental agents to ensure that a customer who rents a particular type of vehicle will receive the available vehicle of that type which has the lowest mileage.

   In 1996, the Wizard System enabled the Company to process approximately
30.8 million incoming customer calls, during which customers inquired about locations, rates and availability and placed or modified reservations. In addition, millions of inquiries and reservations come to the Company through travel agents and travel industry partners, such as airlines. Regardless of where in the world a customer may be located, the Wizard System is designed to ensure that availability of vehicles, rates and personal profile information is accurately delivered at the proper time to the customer's rental destination.

MANAGEMENT INFORMATION SYSTEMS

   The Company also uses data supplied from the Wizard System and third party reservation systems in its proprietary management information systems to maintain centralized control of major business processes such as fleet acquisition and logistics, sales to corporate accounts and determination of rental rates. The principal components of the systems employed by the Company include:

   o Fleet Planning Model. The Company has created a comprehensive decision tool to develop fleet plans and schedules for the acquisition and disposition of its fleet, along with fleet age, mix, mileage and cost reports based upon such plans and schedules. This tool allows management to monitor and change fleet volume and composition on a daily basis and to develop the lowest cost fleet alternative based on business levels and available Repurchase Programs.

   o Yield Management. The Company's yield management system is designed to optimize profit by providing greater control of vehicle availability and rate availability changes at its rental locations. The system monitors and forecasts supply and demand to insure that the Company is able to capture the combination of rentals that will produce the highest return over time at each location. Integrated into the Company's yield management system is a fleet distribution module that takes into consideration the costs as well as the potential benefits associated with distributing vehicles to various rental locations within a geographic area to accommodate rental demand at these locations. The fleet distribution module makes specific recommendations for movement of vehicles between the locations.

   o Pricing Decision Support System. Pricing in the vehicle rental industry is highly competitive and complex. To insure its ability to respond to rental rate changes in the marketplace the Company has developed sophisticated systems to gather and report competitive industry rental rate changes each day. The system, using data from third party reservation systems as its source of information, automatically scans rate movements and reports significant changes to a staff of pricing analysts for evaluation. The system greatly enhances the Company's ability to gather and respond to rate changes in its markets.

   o Business Mix Model. The Company has also developed a strategic planning model to evaluate the discrete segments of its business relative to each other. The model considers revenues and costs to determine the potential margin contribution of each discrete segment. Using data from the Company's financial systems, the Wizard System, the fleet and revenue management systems along with management objectives and targets, the model develops business mix and fleet optimization recommendations.

   o Profitability Model. The Company has developed a sophisticated model that blends a corporate customer's individual rental into a pattern that determines fleet costs by developing a profile of such corporate customer's utilization. The model also combines local operations costs with division overhead expenses with a resulting benchmark profitability which is used to determine the financial merit of individual corporate accounts.

   o Sales and Marketing System. The Company has also developed a sophisticated system of on-line data screens which enables its sales force to analyze key account information of its corporate customers including historical and current rental activity, revenue and booking sources, top renting locations, rate usage categories and customer satisfaction data. This information, which is updated weekly and captured on a country-by-country basis, is utilized by management to determine opportunities for revenue growth, profitability and improvement.

FLEET ACQUISITION AND MANAGEMENT

 Fleet Purchasing

   The Company participates in a variety of vehicle purchase programs with major domestic and foreign manufacturers, principally GM, although actual purchases are made directly through franchised dealers. The average price for automobiles purchased by the Company in 1996 for its U.S. rental fleet was approximately $16,100. For the 1996 model year, approximately 82% of new vehicle purchases were comprised of GM vehicles, 13% of Chrysler vehicles and 5% of Toyota, Nissan, Subaru, Hyundai, Ford and Land Rover vehicles. In model year 1997, approximately 69% of the Company's fleet in the United States will consist of GM vehicles, 15% will be Chrysler vehicles and the balance will be provided by other manufacturers. Manufacturers' vehicle purchase programs sometimes provide the Company with sales incentives for the purchase of certain models, and most of these programs allow the Company to serve as a drop-ship location for vehicles, thus enabling the Company to receive a fee from the manufacturers for preparing newly purchased vehicles for use. There can be no assurance that the Company will continue to benefit from sales incentives in the future. For its international operations, vehicles are acquired by way of negotiated arrangements with local manufacturers and or dealers using operating leases or Repurchase Programs.

   Under the terms of the Company's agreement with GM, which expires at the end of GM's model year 2000, the Company is required to purchase at least 116,650 GM vehicles for model year 1997 and maintain at least 51% GM vehicles in the Company's domestic fleet at all times. The GM Repurchase Program is available for all vehicles purchased pursuant to the agreement.

   Most of the Company's vehicles in the United States are purchased, owned and sold by a grantor trust created by the Company of which the Company is the beneficiary. All decisions regarding the trust's purchases and sales of vehicles are made by the Company, and the trust is combined with the Company for both financial and tax accounting. The existence of the trust has no effect on the Company's control of the vehicles in its fleet. However, the Company believes the existence of the trust has been useful in obtaining financing secured by its vehicles. The Company is currently negotiating a new financing structure to finance future fleet purchases. For a description of the new financing structure, see "Management's Discussion and Analysis of Financial Condition -- Liquidity and Capital Resources."

 Impact of Seasonality

   The Company's business is subject to seasonal variations in customer demand, with the summer vacation period representing the peak season for vehicle rentals. This general seasonal variation in demand, along with more localized changes in demand at each of the Company's operations, causes the Company to vary its fleet size over the course of the year. In 1996, the Company's average monthly fleet size ranged from a low of 152,000 vehicles in January to a high of 196,000 vehicles in August. Fleet utilization, which is based on the number of hours vehicles are rented compared to the total number of hours vehicles are available for rental, ranged from 67% in December to 83% in August and averaged 75% for all of 1996.

 Vehicle Disposition

   The Company's current operating strategy is to hold vehicles not more than 12 months with the average fleet age being less than six months. Approximately 93% of the vehicles purchased for its domestic fleet under the model year 1997, including most GM vehicles, were eligible for Repurchase Programs. These programs impose certain return conditions, including those related to mileage and repair condition over specified allowances. Less than 2.5% of the Repurchase Program vehicles purchased by the Company and scheduled to be returned in 1996 were ineligible for return. Upon return of a Repurchase Program vehicle, the Company receives a price guaranteed at the time of purchase and is thus protected from a decrease in prevailing used car prices in the wholesale market. The Company also disposes of its used vehicles that are not covered by Repurchase Programs to dealers in the United States through informal arrangements or at auctions. The future percentage of Repurchase Program vehicles in the Company's fleet will depend on the availability of Repurchase Programs, over which the Company has no control. See "Risk Factors -- Importance of Manufacturers' Repurchase Programs."

 Maintenance

   The Company places a strong emphasis on vehicle maintenance since quick and proper repairs are critical to fleet utilization. To accomplish this task the Company employs two full-time National Institute for Automotive Service Excellence ("ASE") fully certified technician instructors at its headquarters who have developed a unique training program for the Company's 250 technicians who operate at 75 repair centers. The technicians also maintain a strong relationship with General Motors Service Technology Group (STG). The Company uses "state of the art" diagnostic equipment including GM's "Techline" and "Tech 2" diagnostic computers, and is the only vehicle rental fleet to utilize GM's "Pulsat Satellite Training Network." The Company's technician training department also prepares their own technical service bulletins that can be retrieved electronically at all of the Company's repair locations. Approximately 70% of the Company's technicians are ASE certified versus the national average of 44%.

MARKETING

 United States

   In the United States, approximately 77% of the Company's 1996 rental transactions were generated by travelers who used the Avis System under contracts between the Company and their employers or organizations of which they were members. The Company's corporate sales organization is the principal source of contracts with corporate accounts. Unaffiliated business travelers are solicited by direct mail, telesales and advertising campaigns. The Company's telesales department consists of a centralized staff that handles small corporate accounts, travel agencies, meetings and conventions, tour operators and associations. Working with a state-of-the-art system in Tulsa, Oklahoma, the telesales operation produced revenue for the Avis System that exceeded $200.0 million in 1996.

   The Company solicits contractual arrangements with corporate accounts by emphasizing the Wizard System's customer service, rental rates, a worldwide rental network, advanced technology and centralized account servicing. The Wizard System plays a significant part in securing business of this type because the Wizard System enables the Company to offer a wide variety of rental rate combinations, special reports and tracking techniques tailored to the particular needs of each account, and to assure adherence to agreed-upon rates.

   The Company's presence in the leisure market is substantially less than its presence in the business market. Leisure rental activity is important in enabling the Company to balance the use of its fleet. Typically, business renters use vehicles from Monday through Thursday, while in most areas of the United States leisure renters use vehicles primarily over weekends. The Company's concentration on serving business travelers has led to excess capacity from Friday through Sunday of most weeks. The Company intends to increase its leisure market penetration by capitalizing on its strength at airports and by increased focusing of its marketing efforts toward leisure travelers. An important part of the Company's leisure marketing strategy is to develop and maintain contractual arrangements with associations that provide member benefits to their constituents. In addition to developing arrangements with traditional organizations. The Company has created innovative programs such as the Affinity Link Program that cross references bankcard numbers with Avis Worldwide identification numbers and provides discounts to the cardholders for participating bankcard programs. The Company also uses coupons in dine-out books and provides discounts to members of shopping and travel clubs whose members generated approximately $60.0 million of leisure business revenue in 1996. Preferred supplier agreements with select travel agencies and contracts with tour operators have also succeeded in generating leisure business for the Company.

   The Company maintains strong links to the air travel industry. It has arrangements with most major airlines, including American Airlines, American West Airlines, Continental Airlines, Delta Airlines, Trans World Airlines, United Airlines, USAirways and Northwest Airlines, under which participants in the airlines' frequent flier programs can earn mileage credits whenever they rent Avis System vehicles. Frequent flier programs (under which travelers can earn reduced fares or free flights based upon miles flown on particular airlines) are a significant sales incentive to U.S. travelers, and the Company believes it benefits significantly from its frequent flier arrangements with the airlines. All the other major vehicle rental companies also participate in a number of airline frequent flier programs.

   Travel agents can make Avis System reservations through all four major U.S. based global distribution systems and several international based systems. Users of the U.S. based global distribution systems can obtain access through these systems to the Company's rental locations, vehicle availability and applicable rate structures. An automated link between these systems and the Wizard System gives them the ability to reserve and confirm rentals directly through these systems. The Company also maintains strong links to the hotel industry. The Company has arrangements with the Hilton Corporation, the Hyatt Corporation and Best Western frequent traveler programs, which provide various incentives to all program participants. The Company also has an arrangement with HFS whereby lodging customers who are making reservations by telephone will be transferred to the Company if they desire to rent a vehicle.

 International

   The Company utilizes a multi-faceted approach to sales and marketing throughout its global network. In its principal international operations, the Company employs teams of trained and qualified account executives to negotiate contracts with major corporate accounts and leisure and travel industry partners. In addition, the Company utilizes centralized telemarketing and direct mail initiatives to continuously broaden its customer base. Sales efforts are designed to secure customer commitment and support customer requirements for both domestic and international car rental needs.

   International sales and marketing activities promote the Company's reputation for delivering a high quality of service, contract rates, competitive pricing and customer benefits from special services such as Preferred Service, Roving Rapid Return and other benefits of the Wizard System.

   The Company's international operations maintain close relationships with the travel industry including participation in airline frequent flyer programs operated by Air Canada and Ansett Airlines (Australia).

COMPETITION

   The vehicle rental industry is characterized by intense price and service competition. In any given location, the Company may encounter competition from national, regional and local companies, many of which, particularly those owned by the major automobile manufacturers, have greater financial resources than the Company. The Company's principal competitors for commercial accounts in the United States are Hertz and National. Its principal competitors for unaffiliated business and leisure travelers in the United States are Budget, Hertz and National, and, particularly with regard to leisure travelers, Alamo and Dollar. In addition, the Company competes with a variety of smaller vehicle rental companies throughout the country.

   Competition in the U.S. vehicle rental business is based primarily upon price, reliability, ease of rental and return and other elements of customer service. In addition, competition is influenced strongly by advertising and marketing. The Company believes it is capable of competing for virtually all aspects of the vehicle rental business, except the insurance replacement vehicle business (in which the Company has agreed not to engage until June 13, 2000 pursuant to an agreement relating to the sale of its replacement vehicle rental business to Enterprise). In part because of the Wizard System, the Company has been particularly successful in competing for commercial accounts. There have been many occasions during the history of the vehicle rental industry in which all of the major vehicle rental companies have been adversely affected by severe industry-wide rental rate cutting, and the Company has, on such occasions, lowered its rates in response to such rate cutting. However, during the past two years, industry-wide rates have increased, reflecting, in part, both increased costs of owning and maintaining vehicles and the need to generate returns on invested capital.

INSURANCE

   The Company generally assumes the risk of liability to third parties arising from vehicle rental services in the United States, Canada, Puerto Rico and the U.S. Virgin Islands, for up to $1.0 million per occurrence, through a combination of certificates of self-insurance, insurance coverage provided by its wholly owned domestic subsidiary, Pathfinder Insurance Company ("Pathfinder"), and insurance coverage secured from an unaffiliated domestic insurance carrier. The Company maintains additional insurance with unaffiliated carriers in excess of such level up to $200.0 million per occurrence.

   Currently, the Company provides primary automobile insurance for a majority of its fleet through Pathfinder or through self-insurance. In addition, the Company provides claims management services from its headquarters in New York to all of its locations in the United States, Canada, Puerto Rico and the U.S. Virgin Islands.

   The Company insures the risk of liability to third parties in Argentina, Australia and New Zealand through a combination of unaffiliated carriers and Global Excess and Reinsurance, Ltd., a wholly owned subsidiary established under the laws of Bermuda ("Global Excess"). These carriers provide coverage supplemental to minimum local requirements. The Company additionally maintains excess coverage to a limit up to $200.0 million per occurrence.

   To further control its insurance costs, the Company reinsures some of its risks through its wholly owned subsidiary, Constellation Reinsurance Company Limited ("Constellation"), an insurance company established under the laws of Barbados.

   Under its standard rental contract, the Company provides its renters liability coverage up to the minimum financial responsibility limits required by applicable law. Higher limits are provided to some United States national corporate accounts and the Company makes available to renters, for an additional daily charge, participation in a group policy of "Additional Liability Insurance" underwritten by a major national underwriter, which increases renters' liability coverage up to $1.0 million. The Company also offers renters, for additional daily charges, "Personal Accident Insurance," which pays medical expenses and accidental death benefits for accidents during the rental period, and "Personal Effects Protection," which insures against loss or damage to the renters' personal belongings during the rental period. Coverages are underwritten by major national insurers.

REGULATORY MATTERS

   The Company is subject to federal, state and local laws and regulations including those relating to taxing and licensing of vehicles, franchising, consumer credit, environmental protection, retail vehicle sales and labor matters. The principal environmental regulatory requirements applicable to the Company's operations relate to the ownership or use of tanks for the storage of petroleum products, such as gasoline, diesel fuel and waste oils; the treatment or discharge of waste waters; and the generation, storage, transportation and off-site treatment or disposal of solid or liquid wastes. The Company operates 233 locations at which petroleum products are stored in underground or aboveground tanks. The Company has instituted an environmental compliance program designed to ensure that these tanks are in compliance with applicable technical and operational requirements, including the replacement of underground steel tanks and periodic testing of underground storage tanks. The Company believes that the locations where it currently operates are in compliance, in all material respects, with such regulatory requirements.

   The Company may also be subject to requirements related to the remediation of, or the liability for remediation of, substances that have been released to the environment at properties owned or operated by the Company or at properties to which the Company sends substances for treatment or disposal. Such remediation requirements may be imposed without regard to fault and liability for environmental remediation can be substantial. See "Risk Factors -- Environmental Risks Inherent in On-Site Petroleum Storage."

   The Company may be eligible for reimbursement or payment of remediation costs associated with future releases from its regulated underground storage tanks. Certain of the states in which the Company maintains underground storage tanks have established funds to assist in the payment of remediation costs for releases from certain registered underground tanks. Subject to certain deductibles, the availability of funds, compliance status of the tanks and the nature of the release, these tank funds may be available to the Company for use in remediating future releases from its tank systems.

   A traditional revenue source for the vehicle rental industry has been the sale of loss damage waivers, by which rental companies agree to relieve a customer from financial responsibility arising from vehicle damage incurred during the rental period. Approximately 3.6% of the Company's revenue during 1996 was generated by the sale of loss damage waivers. The U.S. House of Representatives has from time to time considered legislation that would regulate the conditions under which loss damage waivers may be sold by vehicle rental companies. House Bill H.R. 175, introduced in January 1995, seeks to prohibit the imposition of liability on renters for loss of, or damage to, rented vehicles, except in certain circumstances, and would prohibit the sale of loss damage waivers. To date, no action has been taken on this bill. In addition, approximately 40 states have considered legislation affecting the loss damage waivers. To date, 24 states have enacted legislation which requires disclosure to each customer at the time of rental that damage to the rented vehicle may be covered by the customer's personal automobile insurance and that loss damage waivers may not be necessary. In addition, in the late 1980's, New York and Illinois enacted legislation which eliminated the Company's right to offer loss damage waivers for sale and limited potential customer liability to $100 and $200, respectively. The Illinois legislature has passed legislation increasing the limit to potential customer liability to the fair market value of the vehicle or the cost of the repairs, whichever is less. The legislation is awaiting the approval of the Governor of Illinois. Moreover, California and Nevada have capped rates that may be charged for loss damage waivers to $9.00 and $10.00 per day, respectively. Texas requires that the rate charged for loss damage waivers be reasonably related to the direct cost of the repairs. Adoption of national or additional state legislation affecting or limiting the sale of loss damage waivers could result in the loss of this revenue source and additional limitations on potential customers liability could increase the Company's costs.

   The Company is also subject to regulation under the insurance statutes, including insurance holding company statutes, of the jurisdictions in which its insurance company subsidiaries are domiciled. These regulations vary from state to state, but generally require insurance holding companies and insurers that are subsidiaries of insurance holding companies to register and file certain reports including information concerning their capital structure, ownership, financial condition and general business operations with the state regulatory authority, and require prior regulatory agency approval of changes in control of an insurer and intercorporate transfers of assets within the holding company structure.

   Pathfinder, as a licensed stock insurance company in the State of Colorado, is subject to the applicable rules and regulations of the Colorado Insurance Department. The Colorado Insurance Law provides that no person may acquire control of the Company, and thus indirect control of Pathfinder, unless it has obtained prior approval of the Colorado Insurance Commissioner for such acquisition. Any purchaser of 10% or more of the outstanding Common Stock of the Company would be presumed to have acquired control of the Company, unless such presumption is rebutted by a showing that such control does not exist in fact.

   Global Excess is subject to Bermuda Insurance Laws, which require Global Excess to file at least a Bermuda statutory financial return in the form prescribed by Bermuda Insurance Laws. Furthermore, any transfer of shares of Global Excess by the Company will require the approval of the Bermuda Monetary Authority, Foreign Exchange Control. In addition, Constellation is required to file an annual financial return in accordance with Barbados Insurance Regulations.

   The payment of dividends to the Company by Pathfinder, Global Excess and Constellation will be restricted by government regulations in Colorado, Bermuda and Barbados affecting insurance companies domiciled in those jurisdictions.

EMPLOYEES

   The Company has more than 16,000 employees worldwide, of whom approximately 15,000 serve in various capacities at the Company's rental locations and the balance are engaged in executive, financial, sales and marketing, and administrative capacities. Approximately 20% of the Company's employees are represented by various unions under contracts expiring at various dates. No union represents more than 2.5% of the Company's employees. The Company believes its relationships with its employees are good.

PROPERTIES

   The Company leases or has concessions relating to space at 394 locations in the United States and 129 locations outside the United States. Of those locations, 175 in the United States and 53 outside the United States are at airports. Typically, an airport receives a percentage of vehicle rental revenues, with a guaranteed minimum. Because there is a limit to the number of vehicle rental locations in an airport, vehicle rental companies frequently bid for the available locations, usually on the basis of the size of the guaranteed minimums. The Company and other vehicle rental firms also rent parking space at or near airports and at their other vehicle rental locations.

   The Company leases all of its vehicle rental facilities. The airport facilities are located on airport property owned by airport authorities or located near the airport in locations convenient for bus transport of customers to and from the airport. The Company's airport locations serve as the administrative headquarters for the Company's non-airport locations nearest to those airport locations and, as a general rule, each airport location includes vehicle storage areas, a vehicle maintenance facility, a car wash, a refueling station and rental and return facilities. The Company's non-airport facilities generally consist of a limited parking facility and a rental and return desk and are generally subject to long-term leases with renewal options. Certain of these leases also have purchase options at the end of their terms.

   The Company's principal offices are in Garden City, New York where the Company leases approximately 269,000 square feet under a sublease agreement with WizCom which, by exercising renewal options, can be extended through the year 2015. The Avis reservation system is operated by HFS from leased space in Tulsa, Oklahoma where the Company subleases approximately 28,000 square feet from WizCom pursuant to a sublease agreement for certain marketing activities. The Company maintains terminal network facilities which it uses in connection with the Wizard System in Garden City and Tulsa. The Company also leases 94,000 square feet in a building owned by WizCom in Virginia Beach, Virginia that serves as a satellite administrative and reservation facility. See "Relationship with HFS -- Lease Agreements."

LEGAL MATTERS

   From time to time, the Company is subject to routine litigation incidental to its business. The Company maintains insurance policies that cover most of the actions brought against the Company and has indemnification rights from HFS covering certain pending litigation. See "--Insurance," "Relationship with HFS -- Separation Agreement" and Note 13 to the Audited Consolidated Financial Statements. The Company is not currently involved in any legal proceeding which it believes would have a material adverse effect upon its financial condition or operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   The executive officers, directors and significant employees of the Company are as follows:

 NAME                AGE  POSITIONS WITH THE COMPANY
------------------- ----- ----------------------------------------------------------

R. Craig Hoenshell    53  Chairman of the Board, Chief Executive Officer and
                          Director
F. Robert Salerno  .  46  President, Chief Operating Officer and Director
Kevin M. Sheehan  ..  43  Executive Vice President and Chief Financial Officer
John H. Carley .....  55  Executive Vice President and General Counsel
Kevin P. Carey .....  48  Senior Vice President, Human Resources
Gerard J. Kennell  .  52  Vice President and Treasurer
Timothy M. Shanley    48  Vice President and Controller
John Forsythe ......  51  Vice President--Operations U.S. Rent A Car
Michael P. Collins    50  Vice President--International
Stephen P. Holmes  .  40  Director
Michael P. Monaco  .  49  Director


   All directors are elected annually to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Upon completion of the Offerings, the Company will have a Board of Directors
consisting of the     current members of the Company's Board of Directors
identified above. After completion of the Offerings, the Company anticipates that the size and composition of the Board of Directors will be changed and
will include     directors who will be officers of the Company,     directors
who will be officers of HFS and two directors who will be persons not associated with the Company or HFS. See "Relationship with HFS."

   The Company's Board of Directors is expected to appoint two directors who are not affiliated with the Company or HFS to a compensation committee of the Board of Directors (the "Compensation Committee") and an audit committee of the Board of Directors (the "Audit Committee") after such directors are elected. The Compensation Committee will establish remuneration levels for certain officers of the Company and perform such functions as may be delegated to it under the Company's employee benefit programs and executive compensation programs. The Audit Committee will select and engage, on behalf of the Company, the independent public accountants to audit the Company's annual financial statements. The Audit Committee also will review and approve the planned scope of the annual audit.

   The Board of Directors may, from time to time, establish certain other committees to facilitate the management of the Company.

   Officers are elected at the organizational meeting of the Board of Directors held each year for a term of one year, and they are elected to serve until the next annual meeting.

   MR. HOENSHELL has been Chairman and Chief Executive Officer of the Company and ARACS since March 1997. From 1993 to 1995, Mr. Hoenshell was president of American Express International. From 1990 to 1993, Mr. Hoenshell was the President of American Express Travelers Cheques and from 1986 to 1990 he was President of American Express Centurion Bank. Prior to 1986, Mr. Hoenshell spent ten years as a principal and senior executive of First Data Resources, Inc., which provides back-office data processing services to financial institutions that issue debit and credit cards.

   MR. SALERNO has been President and Chief Operating Officer of the Company and ARACS since November 1996 and has been a director of the Company since May 29, 1997. From September, 1995 to November 1996, Mr. Salerno was Executive Vice President of Operations of the Franchisor and ARACS. From July 1990 to September, 1995, Mr. Salerno was Senior Vice President and General Manager Rent A Car of the Franchisor and ARACS.

   MR. SHEEHAN has been Executive Vice President and Chief Financial Officer of the Company and ARACS since December 1996. Mr. Sheehan has been a Senior Vice President of HFS since September

1996. From December 1994 to September 1996, Mr. Sheehan was the Chief Financial Officer for STT Video Partners, a joint venture between Time Warner, Telecommunications, Inc., Sega of America and HBO. Prior thereto, he was with Reliance Group Holdings, Inc. and some of its affiliated companies for ten years.

   MR. CARLEY has been Executive Vice President and General Counsel of the Company and ARACS since January 1997. From January 1995 to December 1996, Mr. Carley served as Deputy Attorney General for Public Advocacy for New York State. From December 1987 to March 1994, Mr. Carley was a partner at the New York City law firm of Donovan, Leisure, Newton & Irvine. Previous positions include General Counsel to the Reagan Administration's Office of Management and Budget, and General Counsel to the Federal Trade Commission.

   MR. CAREY has been Senior Vice President -- Human Resources of the Company and ARACS since April 1997. From 1987 to 1996, Mr. Carey was a Senior Vice President -- Human Resources for American Express International. From June 1982 to September 1985, Mr. Carey was Vice President -- Human Resources and Administration for Warner Leisure Inc. (a division of Time Warner).

   MR. KENNELL has been Vice President and Treasurer of the Company and ARACS since February 1987.

   MR. SHANLEY has been Vice President and Controller of the Company and ARACS since November 1996. From November 1989 to November 1996, Mr. Shanley was Vice President -- Planning and Analysis of the Franchisor and ARACS.

   MR. FORSYTHE has been Vice President -- Operations U.S. Rent A Car for ARACS since 1990. From 1982 until 1990, Mr. Forsythe was Vice President -- Fleet and Vehicle Sales of ARACS.

   MR. COLLINS has been Vice President -- International for ARACS and General Manager of its international operations since 1987.

   MR. HOLMES has been a Director of the Company and ARACS since October 1996. Mr. Holmes was appointed Vice Chairman of HFS in September 1996 and has served as a director of HFS since June 1994. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS. Mr. Holmes also serves as a director and officer of several subsidiaries of HFS. Mr. Holmes also serves as a Director and, from November 1994 to February 1996, was the Executive Vice President and Chief Financial Officer, of Chartwell. Mr. Holmes also serves as a director of Avis Europe.

   MR. MONACO has been a Director of the Company since May 29, 1997. Mr. Monaco has been Vice Chairman and Chief Financial Officer of HFS since October 1996 and has been a Director of HFS since January 27, 1997. Mr. Monaco also serves as a director and officer of several subsidiaries of HFS. Mr. Monaco served as Executive Vice President and Chief Financial Officer of the American Express Company from September 1990 to June 1996.

                          SUMMARY COMPENSATION TABLE

   The following table sets forth a summary of the compensation paid by the Company during fiscal year 1996 to the Chief Executive Officer and certain other executive officers of the Company.

                                                                                 LONG TERM
                                          ANNUAL COMPENSATION                  COMPENSATION
                             -------------------------------------------- ---------------------
                                                            OTHER ANNUAL   SECURITIES UNDERLYING    ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS    COMPENSATION(1)      OPTIONS(2)       COMPENSATION(3)
---------------------------- ------ ---------- ---------- --------------- --------------------- ---------------
Joseph V. Vittoria(4) .......  1996   $550,000   $251,646      $23,000            450,000          $   44,370
 Chairman & CEO
F. Robert Salerno ...........  1996   $239,000   $103,825      $ 7,750            200,000          $    4,584
 President and
 Chief Operating Officer
Robert Cardillo .............  1996   $171,461   $ 53,896           --             30,000          $    3,120
 Vice President,
 Worldwide Marketing
John Forsythe ...............  1996   $170,154   $ 56,430      $ 7,750             60,000          $    5,225
 Vice President,
 Operations
Michael P. Collins ..........  1996   $166,615   $ 53,483           --             40,000          $    4,234
 Vice President,
 International
James E. Collins ............  1996   $235,923   $ 79,477      $ 7,250             50,000          $1,339,148(6)
 Executive Vice President(5)
Lawrence Ferezy .............  1996   $217,211   $ 76,021      $ 7,250             75,000          $1,406,939(8)
 Executive Vice
 President and CFO(7)


------------
(1) Includes value of management preferential lease arrangements and insurance associated with leased cars.
(2) Amounts listed represent options to acquire HFS common stock, some of which were cancelled prior to the end of the fiscal year. See "Option Grants During Fiscal 1996."
(3) Includes only the value of group term life insurance, unless otherwise indicated.
(4)    Mr. Vittoria ceased to serve as an employee of the Company in January
       1997.
(5) Mr. James E. Collins ceased to serve as an employee of the Company in November 1996.
(6) Includes value of benefits paid as a result of termination of employment. The cost of group term life insurance for Mr. J. Collins was $21,648.
(7)    Mr. Ferezy ceased to serve as an employee of the Company in November
       1996.
(8) Includes value of benefits paid as a result of termination of employment. The cost of group term life insurance for Mr. Ferezy was $11,939.

OPTION GRANTS DURING FISCAL 1996

   The following tables describe the stock options granted to the Chief Executive Officer and certain other executive officers of the Company in the last fiscal year.(1)

                                                                                  POTENTIAL REALIZABLE VALUE
                                                                                  AT ASSUMED ANNUAL RATES OF
                                                                                   STOCK PRICE APPRECIATION
                                INDIVIDUAL GRANTS                                     FOR OPTION TERM(2)
-------------------------------------------------------------------------------- ---------------------------
                         NUMBER OF
                         SECURITIES  PERCENT OF TOTAL
                         UNDERLYING  OPTIONS GRANTED   EXERCISE OR
                          OPTIONS    TO EMPLOYEES IN  BASE PRICE PER  EXPIRATION
          NAME            GRANTED     FISCAL YEAR(3)      SHARE          DATE          5%            10%
---------------------- ------------ ---------------- -------------- ------------ ------------- -------------
Joseph V. Vittoria(4)     450,000           4%            $76.45      10/17/2006   $21,636,000   $54,828,000
F. Robert Salerno  ....   150,000           2%            $76.45      10/17/2006   $ 7,212,000   $18,276,000
                           50,000                         $57.25      12/17/2006   $ 1,800,000   $ 4,561,500
Robert Cardillo .......    30,000            *            $76.45      10/17/2006   $ 1,442,400   $ 3,655,200
John Forsythe .........    60,000            *            $76.45      10/17/2006   $ 2,884,800   $ 7,310,400
Michael P. Collins  ...    40,000            *            $76.45      10/17/2006   $ 1,923,200   $ 4,873,600
James E. Collins(4)  ..    50,000            *            $76.45      10/17/2006            --            --
Lawrence Ferezy(4)  ...    75,000            *            $76.45      10/17/2006            --            --


------------
* Represents less than 1% of all options to acquire HFS common stock granted within the last fiscal year.
(1)    Options shown in the table are options to acquire HFS common stock.
(2) The amounts shown in these two columns represent the potential realizable values using the options granted and the exercise price. The assumed rates of stock price appreciation are set by the Securities and Exchange Commission's executive compensation disclosure rules and are not intended to forecast the future appreciation of HFS common stock.
(3) Figures represent the percentage of all options to acquire HFS common stock granted within the last fiscal year.
(4) Options granted to Messrs. Vittoria, Ferezy and J. Collins were cancelled in connection with the termination of their employment.

                             CANCELLATION OF SARS
                  AND EQUIVALENT SHARES IN LAST FISCAL YEAR

        NAME         NUMBER OF SECURITIES VALUE REALIZED ($)
------------------- -------------------- --------------------
Joseph V. Vittoria         350,000            $5,181,050(1)
                            71,123            $2,485,038(2)
F. Robert Salerno  .       200,000            $2,960,600(1)
                            17,883            $  624,837(2)
Robert Cardillo  ...       110,000            $1,628,330(1)
                            13,795            $  482,021(2)
John Forsythe ......       150,000            $2,220,450(1)
                            13,141            $  459,162(2)
Michael P. Collins         110,000            $1,628,330(1)
                            12,954            $  452,624(2)
James E. Collins  ..       170,000            $2,516,510(1)
                            23,559            $  823,151(2)
Lawrence Ferezy  ...       180,000            $2,664,540(1)
                            21,275            $  743,349(2)

------------
(1) In connection with the Acquisition on October 17, 1996, all outstanding stock appreciation units (the "Units") held under the Avis, Inc. Phantom Stock Plan and the Avis, Inc. Stock Appreciation Rights Plan (together the "SAR Plans") by the named executives were cancelled, the SAR Plans were terminated, and each of the named executives received a lump sum cash payment equal to $14.803 (the difference between the value of the Units on their date of grant and the agreed purchase price of $25.00) times the number of Units held by each such executive. Amounts reflected above include payments received in connection with the cancellation of SAR Units.
(2) In connection with the Acquisition on October 17, 1996, all outstanding equivalent shares (the "Equivalent Shares") held under the Avis, Inc. Nonqualified Employee Stock Ownership Equivalent Plan by the named executives were cancelled and each of the executives received a lump sum cash payment equal to $34.94 times the number of Equivalent Shares held by each such executive. $5.00 of the consideration paid per Equivalent Share was paid to the named executives in HFS Common Stock.
* Amounts shown under "Option Grants During Fiscal 1996" on the prior page represent all outstanding Options held by the named officers at fiscal year end. None of these options were exercisable at such time. Only the grant of 50,000 options to Mr. Salerno was in-the-money at the end of the fiscal year and its value at such time was $125,000.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

   Pursuant to the terms of an offer letter from HFS, Mr. Hoenshell is entitled to an annual base salary of $600,000 and a target bonus of 60% of his base salary, which bonus is guaranteed for the first year of employment with the Company. Mr. Hoenshell is also eligible for a grant of 250,000 options to acquire HFS common stock, and a grant of options equivalent to at least 3% of the Company's Common Stock. The letter does not contain a specified term of employment.

   Under the terms of the offer letter, if Mr. Hoenshell's employment is involuntarily terminated within the first 90 days of such employment for reasons other than willful misconduct, he is entitled to receive a grant of 100,000 options to acquire HFS common stock, which options will be fully vested and exercisable for a period of one year. If his employment is similarly terminated in the next 90 days, all 250,000 options will become fully vested and exercisable for a period of one year. In addition, if Mr. Hoenshell's employment is involuntarily terminated for reasons other than willful misconduct in the first six months of his employment, he is entitled to receive a payment equal to six months salary and a pro rated bonus. If his employment is similarly terminated after the first six months, Mr. Hoenshell is entitled to receive a payment equal to one year's base salary or such greater payment as the Board may determine.

   Mr. Salerno and Mr. Forsythe have employment agreements with a predecessor of the Company which terminate on February 8, 2001. Mr. Salerno and Mr. Forsythe receive an annual base salary of $300,000 and $175,000, respectively, which salary may be increased by the Board of Directors during the term of the agreement. If the employment of either of these executives is terminated by the Company for reasons other than "just cause" or if either of these executives terminates his employment for "good reason" (as each term is defined in the agreement), he is entitled to receive his remaining salary and full bonus and certain perquisites through the term of the agreement.

   Mr. Cardillo and Mr. M. Collins have employment agreements with a predecessor of the Company which expire on September 20, 1997. Mr. Cardillo and Mr. M. Collins receive an annual base salary of $175,500 and $172,000, respectively. If the employment of either of these executives is terminated by the Company without "just cause" (as defined in the agreement), he is entitled to receive his base salary for a period equal to one month for every year of service with the Company and such Company's predecessor, plus a pro rata share of the bonus for the year during which he is terminated.

DEFINED BENEFIT PLAN

   The Company maintains a defined benefit pension plan for employees who met the eligibility requirements as of December 31, 1983. The eligibility requirements were age 25 and one year of service. The plan provides that the benefit for each participant, payable monthly, be equal to 1-1/2% of his or her final average compensation (average compensation being the average of the highest five consecutive years of compensation in the last ten years of employment) for each year of service, not to exceed 35, minus 1 3/7% of the estimated Social Security benefit for each year of service, not to exceed 35.

   In general, the effect is to provide a participant who has worked for the company for 35 years prior to retirement with a pension, including Social Security, equal to at least 52% of the average compensation (including bonus, overtime and commissions) earned during the highest five consecutive years of his or her employment.

   To the extent that applicable federal laws limit a participant's pension plan benefit to an amount less than the amount otherwise provided by the plan's formula, the company has adopted a Retirement Equalization Benefit Plan to compensate the participant for the reductions in the retirement benefit.

   The following table shows the estimated annual pension benefit payable under the plans under normal retirement in 1996 after selected periods of service (assuming such employees and their spouses elect a straight life annuity rather than a form of joint and survivor or other form of annuity, in which case the benefits would generally be lower than shown in the following table.) The estimated maximum benefits for employees who retire in years other than 1996 will be different from the amount shown in the table because pension benefits will be offset by different Social Security benefits, however, the benefit shown in the table will not be reduced by the amount of Social Security benefits actually paid.

                              PENSION PLAN TABLE

                     ESTIMATED ANNUAL PENSION BENEFIT(a)
                               YEARS OF SERVICE

 ANNUAL PAY      15        20        25        30        35
------------ --------- --------- --------- --------- ---------
 $  200,000   $ 39,819  $ 53,091  $ 66,364  $ 79,637  $ 92,910
    250,000     50,506    67,341    84,177   101,012   117,848
    300,000     61,194    81,591   101,989   122,387   142,785
    350,000     71,881    95,841   119,802   143,762   167,723
    400,000     82,569   110,091   137,614   165,137   192,660
    450,000     93,256   124,341   155,427   186,512   217,598
    500,000    103,944   138,591   173,239   207,887   242,535
    600,000    125,319   167,091   208,864   250,637   292,410
    800,000    168,069   224,091   280,114   336,137   392,160
  1,000,000    210,819   281,091   351,364   421,637   491,910

------------
(a) A portion of the benefit will be paid by the Company under its Retirement Equalization Benefit Plan, if the benefit exceeds the maximum pension payable from the tax qualified retirement plan under federal law.

   Except for the 70-1/2 minimum distributions, all payments are made in lump sums upon death, disability, age 65 or termination of employment.

   As of December 31, 1996 (or as of the date the executive's employment with the Company terminated, if earlier) the named executives had the following years of service under the defined benefit plan: Mr. Vittoria, twenty-seven years; Mr. J. Collins, thirteen years, eight months; Mr. Ferezy, fourteen years, six months; Mr. Salerno, fourteen years, seven months; Mr. Cardillo, thirteen years, nine months; Mr. Forsythe, fourteen years, eight months; Mr.
M. Collins, twenty-one years, six months.

STOCK OPTION PLAN

   Upon consummation of the Offerings, the Company intends to adopt the Stock Option Plan pursuant to which key employees, directors and consultants will be eligible to receive awards of stock options and similar incentive awards.

                            RELATIONSHIP WITH HFS

   Immediately prior to the sale of shares of Common Stock in the Offerings, HFS, through a wholly owned subsidiary, will own all of the issued and outstanding Common Stock. As a result of the Offerings, HFS's ownership will be reduced to approximately 25% of the outstanding shares of Common Stock (or
 % of the outstanding shares of Common Stock if the over-allotment options granted to the U.S. Underwriters and the Managers are exercised in full). HFS has advised the Company that its current intent is to continue to hold all of the Common Stock beneficially owned by it following the Offerings. However, HFS is not subject to any contractual obligation to retain its interest, except that each of the Company and HFS has agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock
for a period of    after the date of this Prospectus without the prior
written consent of Bear, Stearns & Co. Inc. As a result, there can be no assurance concerning the period of time during which HFS will maintain its beneficial ownership of Common Stock owned by it following the Offerings. See "Underwriting."

   The Company is a wholly owned subsidiary of the Franchisor, which was acquired by HFS in October 1996. HFS is a global provider of real estate and travel services with a base of approximately 100 million consumer contacts annually. It is the world's largest franchisor of real estate brokerage offices and lodging facilities and owns leading providers of timeshare exchange services, corporate relocation services, mortgage services for consumers and vehicle fleet management services. On May 27, 1997, HFS announced that it had entered into a merger agreement with CUC. CUC is a leading member services and direct marketing organization offering shopping, travel, dining, vehicle purchasing, home buying and other services to approximately 68 million consumer members worldwide. Upon consummation of the Offerings, HFS, through the Franchisor, will own approximately 25% of the then outstanding shares of Common Stock of the Company ( % if the over-allotment options granted to the U.S. Underwriters and the Managers are exercised in full).

   For purposes of governing the on-going relationships between HFS, the Franchisor, WizCom and the Company after the Offerings, HFS, the Franchisor, WizCom and the Company have entered or will enter into various agreements setting forth the on-going responsibilities regarding various matters outlined below. The agreements summarized below are included as exhibits to the Company's Registration Statement of which this Prospectus is a part. The following summaries are qualified in their entirety by reference to such exhibits.

SEPARATION AGREEMENT

   On or prior to the consummation of the Offerings, the Company and the Franchisor will enter into the Separation Agreement which provides for, among other things, the principal corporate transactions required to effect the Offerings, the assumption by the Company of all liabilities relating to the vehicle rental business, other than liabilities related to alleged discrimination in the rental of vehicles which were alleged to have occurred prior to the consummation of the Offerings, and the allocation between the Company and the Franchisor of certain other liabilities, certain indemnification obligations of the Company and the Franchisor and certain other agreements governing the relationship between the Company and the Franchisor with respect to or in consequence of the Offerings (the "Separation"). The Separation Agreement provides that the Offerings are subject to the prior satisfaction of certain conditions including, among other things, the transfer of the vehicle rental business to the Company, the execution of all ancillary agreements, certain of which are described below, to the Separation Agreement and the formal approval of the Offerings by the Board of Directors of the Company and HFS. See Notes 4 and 13 to the Consolidated Financial Statements.

   Cross-Indemnification. Subject to certain exceptions, the Company has agreed to indemnify the Franchisor and its subsidiaries against any loss, liability or expense incurred or suffered by the Franchisor or its subsidiaries arising out of or related to the failure by the Company to perform or otherwise discharge liabilities allocated to and assumed by the Company under the Separation Agreement, and the Franchisor has agreed to indemnify the Company and its subsidiaries against any loss, liability or expense incurred or suffered by the Company or its subsidiaries arising out of or related to the failure by the Franchisor to perform or otherwise discharge the liabilities retained by the Franchisor under the Separation Agreement, including any liabilities arising out of alleged discrimination in the rental of vehicles which was alleged to have occured prior to the consummation of the Offerings. The foregoing cross-indemnities do not apply to indemnification for tax claims and liabilities, which are addressed in the Tax Sharing Agreement described below. The Separation Agreement also includes procedures for notice and payment of indemnification claims and provides that the indemnifying party may assume the defense of a claim or suit brought by a third party.

   Expenses. The Separation Agreement provides that, except as otherwise specifically provided, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of the Separation Agreement and with the consummation of the transactions contemplated by the Separation Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, the Company shall be obligated to pay the legal, filing, accounting, printing and other accountable and out-of-pocket expenditures in connection with the preparation, printing and filing of the Registration Statement of which this Prospectus forms a part and obtaining financing.

MASTER LICENSE AGREEMENT

   The Company's status as an Avis System franchisee is governed by an agreement among the Company, the Franchisor and Wizard Co. (the "Master License Agreement") which grants to the

Company and its subsidiaries the non-exclusive right to operate the Avis vehicle rental business in the territories specified therein and the exclusive right to operate the Avis vehicle rental business in certain specified territories at specific locations for a period of 50 years.

   Pursuant to the Master License Agreement, the Company has agreed to pay the Franchisor a monthly base royalty of 3.0% of the Company's gross revenues. In addition, the Company has agreed to pay a supplemental royalty of 1.0% of gross revenues payable quarterly in arrears which will increase 0.1% per year commencing in 1999 and in each of the following four years thereafter to a maximum of 1.5% (the "Supplemental Fee"). Until the fifth anniversary of the effective date of the Master License Agreement, the Supplemental Fee or a portion thereof may be deferred if the Company does not attain certain financial targets. Any Supplemental Fees that are deferred shall bear interest at a market rate until paid and shall be expressly subordinated to indebtedness of the Company.

   The Company has the exclusive right to open Avis franchises in the largest 25 standard metropolitan statistical areas in the United States. The Company has the non-exclusive right to open new franchises in any market not currently served by another Avis System franchisee in the United States, Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand. In the markets where the Company has a non-exclusive right to open new franchises, the Company will have a right of first refusal to develop such area prior to the Franchisor's granting a license to a third party. In the event HFS acquires another car rental company, the Company has a right of first refusal to negotiate a grant of a license to operate the rental locations for such car rental company within a specified geographic proximity to the Company's locations.

   The Master License Agreement provides the Franchisor with significant rights regarding the business and operations of the Company. The Company is required to operate each of its Avis franchises in accordance with certain standards contained in the Avis operating manual (the "Operating Manual"). Pursuant to the Master License Agreement, the Franchisor may impose certain guidelines relating to the Avis System, the vehicle rental operations and the amount of advertising and promotion expenditures. In general, the Master License Agreement provides that the Company shall not (i) engage in any other vehicle rental business or (ii) disclose the terms of the Operating Manual or any other confidential information relating to the Avis System to any third party. In addition, the Company agrees not to use any of the licensed trademarks other than in its vehicle rental business without the Franchisor's consent.

   The Master License Agreement shall terminate without offering the Company an opportunity to cure its default, if (i) certain bankruptcy and insolvency events occur, (ii) the Company purports to transfer any rights and obligations under the Master License Agreement without compliance with the terms of the Master License Agreement, (iii) the Company discloses the confidential information of the Franchisor in violation of the Master License Agreement, (iv) the Company challenges Wizard Co.'s rights to the licensed proprietary marks (v) upon a Change of Control Event (as defined) or (vi) the Company receives three or more notices of termination for Curable Defaults (as defined) which are cured (collectively, the "Non-Curable Defaults"); provided that, except for (i) above, the Franchisor shall give the Company 30 days notice of such Non-Curable Default. The Franchisor may also terminate the Master License Agreement if the Company (i) fails, refuses or neglects to promptly pay monies owing to the Franchisor, WizCom or HFS, (ii) misuses or makes any unauthorized use of the licensed proprietary marks or otherwise materially impairs the goodwill associated with such marks, (iii) engages in any business or markets any service or product under a name or mark which, in the Franchisor's opinion, is similar to the licensed proprietary marks, (iv) fails to maintain compliance with the standards prescribed by the Franchisor in the Master License Agreement, in the Operating Manual or otherwise in writing at % of its locations or (v) with respect to any individual location, fails to maintain compliance with the standards or procedures prescribed by the Franchisor (collectively, the "Curable Defaults"), provided, however, that the Company shall have 30 days (10 days in the case of (i) above) after its receipt from the Franchisor of written notice of such default to remedy such default and, provided further, that other than with respect to (i) above, in the event such default is not cured within 30 days but the Company has commenced to cure such default within 30 days and is diligently prosecuting such cure to completion, the Company shall have up to an additional 60 days to cure such default. In the event of a termination of the agreement, HFS has the option to acquire the Company's rental locations, leases and fleet for fair value.

   Change of Control Event means a transaction or series of related transactions by which (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than HFS or an affiliate or successor to HFS, is or becomes after the date hereof the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in
effect on the date hereof), of more than   % of the total voting power of all
voting stock of the Company then outstanding when HFS controls 20% or more of
such voting power and otherwise   % (the "Relevant Percentage"); (b)(1)
another corporation merges into the Company or the Company consolidates with or merges into any other corporation or (2) the Company conveys, transfers or leases all or substantially all its assets to any person or group, in one transaction or a series of related transactions other than any conveyance, transfer or lease between the Company and a wholly owned subsidiary of the Company, with the effect that a person or group, other than a person or group which is the beneficial owner of more than the Relevant Percentage of the total voting power of all voting stock of the Company immediately prior to such transaction becomes the beneficial owner of more than the Relevant Percentage of the total voting power of all voting stock of the surviving or transferee corporation of such transaction or series; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election by the Company's Board of Directors, or whose nomination for election by the Company's shareholders, was approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office.

REGISTRATION RIGHTS AGREEMENT

   Prior to the consummation of the Offerings, the Company will enter into the Registration Rights Agreement pursuant to which HFS and certain transferees of Common Stock held by the Franchisor (the "Holders") will have the right to require the Company to register all or part of the Common Stock owned by such Holders under the Securities Act (a "Demand Registration"); provided that the Company (i) will not be obligated to effect a Demand Registration within 180 days of the closing date in connection with the Offerings unless HFS has given its consent and (ii) must postpone giving effect to a Demand Registration up to a period of 30 days if the Company believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. HFS has advised the Company that it does not have any present intention to request any such registration. In addition, the Holders will have the right to participate in registrations by the Company of its Common Stock (a "Piggyback Registration"). The Holders will pay all out-of-pocket expenses incurred in connection with any Demand Registration. The Company will pay any expenses incurred in connection with a Piggyback Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Common Stock sold by such Holders.

COMPUTER SERVICES AGREEMENT

   The Wizard reservation and rental processing system, with the associated back office and accounting systems, are owned and operated by WizCom at a computer center in Garden City, New York. The Company purchases use of the Wizard System for the purpose of processing reservation and rental transactions, and for accounting purposes, under the terms of a Computer Services Agreement to be entered into in connection with the Offerings. The Computer Services Agreement gives the Company access to all functions of the Wizard System. The Company participates in the funding of the development costs for any new features which it agrees with other relevant users to be desirable. Once developed, any such additional features also become available to the Company. The Computer Services Agreement is coterminous with the Master License Agreement.

   Under the Computer Services Agreement, WizCom may, from time to time, provide the Company with software or system development services. The Company will receive the exclusive right to use any such software or systems from the date of implementation thereof.

RESERVATION SERVICES AGREEMENT

   On or prior to the consummation of the Offerings, the Company will enter into a Reservation Services Agreement with HFS, pursuant to which HFS has agreed to operate and maintain (directly or by subcontracting with affiliates or one or more third parties) reservation center services consistent with the services currently being provided to the Company. The Company will be obligated to obtain and maintain at its vehicle rental locations the computer equipment and communication equipment and service required to participate in the reservation system. The Company has agreed to pay HFS (i) a per call charge for each call received in the call centers operated by HFS for the Avis System, (ii) for manually entered transactions, a per booking charge for every booking made through direct electronic interface with the global distribution systems utilized by the airlines and (iii) a per booking charge for every booking made through an internet connection for the Avis System. Such fees shall be subject to adjustment annually to reflect the cost of providing such service. The Reservation Services Agreement shall terminate upon the termination of the Master License Agreement, unless earlier terminated in accordance with the terms thereof.

PURCHASING SERVICES AGREEMENT

   On or prior to the consummation of the Offerings, HFS and ARACS will enter into a Purchasing Services Agreement pursuant to which HFS has agreed with the assistance of ARACS, to identify vendors and programs which would benefit ARACS and pursue establishing a preferred alliance program with such vendors for the benefit of ARACS. Any commissions, related access fees or other amounts paid by preferred alliance partners in connection with an agreement relating to sales to ARACS shall be shared by the parties.

CALL TRANSFER AGREEMENT

   ARACS and HFS are parties to a Call Transfer Agreement, dated March 4, 1997 (the "Call Agreement"). Pursuant to the Call Agreement, HFS has agreed to transfer telephone calls from its lodging customers if such customers wish to rent vehicles. Pursuant to the Call Agreement, ARACS has agreed to pay to HFS a fee of $1.75 per call transferred to ARACS by HFS. Further, ARACS has agreed to pay to HFS a fee of $8.00 for each car rental that results from a call transferred by HFS. ARACS has guaranteed that it will pay HFS no less than $2.25 million in recurring fees during each of the five years of the contract term which expires on March 4, 2002. The Company incurred $185,755 in fees payable to HFS for the period ended March 31, 1997. The Company also paid a one-time access fee of $1.0 million to HFS pursuant to such agreement.

LOANS BETWEEN THE COMPANY AND HFS

   Intercompany Note

   In connection with the Aquisition, the Franchisor assigned a note, dated October 1996, made by Wizard Co., Inc. and payable to the Franchisor in the principal amount of $194,100,000 (the "Wizard Note") to ARACS. The Wizard Note matures on October 1, 2006 and bears interest at a rate per annum equal to 7.13%. The Note is payable annually on each anniversary of the Wizard Note commencing October 1, 1997. Wizard Co., Inc. will repay the principal amount of the Wizard Note prior to the consummation of the Offerings.

   Vehicle Financing Notes

   At December 31, 1996 and March 31, 1997, the Company has loans outstanding from the Franchisor of $247.5 million and $250.0 million, respectively, which provide subordinated vehicle financing. The loans were made under terms of the vehicle trust financing program which terminates on October 29, 2003. See
Note 3 to the Audited Consolidated Financial Statements.

   Other

   The Company has a net receivable due from HFS and its affiliated companies at December 31, 1996 and March 31, 1997 of $112.3 million and $100.3 million, respectively. These amounts primarily represent the transfer of assets from the Company in connection with the Acquisition, as well as intercompany transactions relating to management, service and administrative fees since the Acquisition. See Note 3 to the Audited Consolidated Financial Statements.

TAX SHARING AGREEMENT

   Prior to the consummation of the Offerings, the Company, the Franchisor and HFS will enter into a Tax Sharing Agreement.

LEASE AGREEMENTS

   The Company and WizCom currently share three facilities, which are located in Virginia Beach, Virginia, Tulsa, Oklahoma and Garden City, New York. The Virginia Beach property is owned by WizCom. In connection with the Separation, the Company and WizCom will enter lease and sublease agreements, as appropriate.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of the Offerings, the Company will have    shares of
Common Stock issued and outstanding (   shares if the overallotment options
granted to the U.S. Underwriters and the Managers are exercised in full). All of the shares of Common Stock to be sold in the Offerings will be freely tradeable without restrictions or purchased by an "affiliate" of the Company (as that term is defined in Rule 144 adopted under the Securities Act ("Rule 144")), which will be subject to the resale limitations of Rule 144. All of the outstanding shares of Common Stock beneficially owned by HFS have not been registered under the Securities Act and may not be sold in the absence of an effective registration statement under the Securities Act other than in accordance with Rule 144 or another exemption from registration. HFS has certain rights to require the Company to effect registration of shares of Common Stock owned by HFS, which rights may be assigned. See "Relationship with HFS -- Registration Rights Agreement."

   In general, under Rule 144, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of Common Stock for at least one year, including a person who may be deemed an "affiliate", is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of shares of the class of stock sold or the average weekly reported trading volume of the class of stock being sold or the average weekly reported trading volume of the class of stock being sold during the four calendar weeks preceding such sale. A person who is not deemed an "affiliate" of the Company at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer. Rule 144A under the Securities Act ("Rule 144A") provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for specified resales of restricted securities to certain institutional investors. In general, Rule 144A allows unregistered resales of restricted securities to a "qualified institutional buyer", which generally includes an entity, acting for its own account or for the account of other qualified institutional buyers, that in the aggregate owns or invests at least $100 million in securities of unaffiliated issuers. Rule 144A does not extend an exemption to the offer or sale of securities that, when issued, were of the same class as securities listed on a national securities exchange or quoted on an automated quotation system. The shares of Common Stock outstanding as of the date of this Prospectus would be eligible for resale under Rule 144A because such shares, when issued, were not of the same class as any listed or quoted securities. The foregoing summary of Rule 144 and Rule 144A is not intended to be a complete description thereof.

   Prior to the Offerings, there has been no market for the Common Stock, and no prediction can be made as to the effect, if any, that market sales of outstanding shares of Common Stock by HFS, or the availability of such shares for sale, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock beneficially owned by HFS in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock offered in the Offerings.

   Although HFS in the future may effect or direct sales or other dispositions of Common Stock that would reduce its beneficial ownership interest in the Company, HFS has advised the Company that its current intent is to continue to hold all of the Common Stock beneficially owned by it following the Offerings. However, HFS is not subject to any contractual obligation to retain its controlling interest except that HFS and the Company have agreed, subject to certain exceptions, not to sell or otherwise dispose
of any shares of Common Stock for a period of    after the date of this
Prospectus without the prior written consent of Bear, Stearns & Co., Inc. As a result, there can be no assurance concerning the period of time during which HFS will maintain its beneficial ownership of Common Stock owned by it following the Offerings. See "Underwriting."

                         DESCRIPTION OF CAPITAL STOCK

   Upon consummation of the Offerings, the Company will amend its Certificate
of Incorporation to change its authorized capital stock to    shares of
Common Stock, $.01 par value per share, of which    shares will be issued and
outstanding, and    shares of preferred stock, par value $.01 per share (the
"Preferred Stock"), of which none will be issued and to effect a    to 1
stock split of its current outstanding common stock. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the form of Amended and Restated Certificate of Incorporation of the Company (the "Amended Certificate") and form of Amended and Restated By-Laws of the Company, a copy of each of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

   Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled and permitted to vote. Such holders are not entitled to vote cumulatively for the election of directors. Holders of Common Stock have no redemption, conversion, preemptive or other subscription rights. There are no sinking fund provisions relating to the Common Stock. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all of the assets of the Company remaining, if any, after satisfaction of the debts and liabilities of the Company. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, upon payment therefor as contemplated herein, validly issued, fully paid and nonassessable.

   Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors of the Company out of funds legally available therefor. The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

PREFERRED STOCK

   The Amended Certificate provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company is authorized to fix the voting rights, if any, designations, powers, preferences and the relative participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock, to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). Upon consummation of the Offerings, no shares of Preferred Stock will be issued and outstanding.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

   Section 203 ("Section 203") of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an "Interested Stockholder") but less than 85% of such stock may not engage in certain Business Combinations (as defined in Section 203) with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. The Amended Certificate contains a provision electing not to be governed by Section 203.

LISTING

   Application will be made to list the Common Stock on the NYSE under the symbol AVI.

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for the Common Stock will be determined prior to the consummation of the Offerings.

                     DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW WORKING CAPITAL FACILITY

   Prior to the consummation of the Offerings, ARACS will enter into a $125.0 million secured credit facility (the "New Working Capital Facility") which will be guaranteed by the Company to replace the Company's current credit facility. The following is a summary of the material terms and conditions of the New Working Capital Facility.

   The New Credit Facility will be available on a revolving basis until December 31, 2000 and may be used to finance the working capital needs of ARACS in the ordinary course of business. The New Working Capital Facility will provide that up to $75.0 million will be available for the issuance of standby letters of credit to support worker's compensation and other insurance and bonding requirements of ARACS, the Company and their subsidiaries in the ordinary course of business.

   Interest will accrue on borrowings outstanding under the New Working Capital Facility, at a rate equal to, at the option of the Company, (A) the sum of (i) the highest of (a) the rate of interest publicly announced by Chase Securities Inc. as its prime rate in effect at its principal office in New York City (the "Prime Rate"), (b) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1% and (c) the federal funds effective rate from time to time plus 0.5%, and (ii) an applicable margin; or (B) the sum of (i) the rate (adjusted for statutory reserve requirements) at which eurodollar deposits for one, two, three or six months (as selected by the Company) are offered in the interbank eurodollar market and (ii) an applicable margin.

   The New Working Capital Facility will be secured by the tangible and intangible assets of ARACS and the Company (including, without limitation, its intellectual property, its rights under the Master License Agreement and related agreements, real property and all of the capital stock or equivalent equity ownership interests of ARACS and each of its direct and indirect domestic subsidiaries and 65% of ARACS's first tier foreign subsidiaries (the "Subject Collateral")), except for those assets which are subject to a negative pledge or as to which the agents for the New Working Capital Facility shall determine in their sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.

   The New Working Capital Facility will contain a number of customary affirmative covenants, including covenants which require ARACS and the Company to deliver financial statements and other reports; pay other obligations; maintain corporate existence and material rights and privileges; comply with laws and material contracts; maintain properties and insurance; maintain books and records; grant the lenders certain inspection rights; provide notices of defaults, litigation and material events; and comply with environmental matters. The New Working Capital Facility will also contain a number of customary negative covenants, including limitations on indebtedness (including preferred stock of subsidiaries); liens; guarantee obligations; mergers; consolidations; liquidations and dissolutions; sales of assets; leases; dividends and other payments in respect of capital stock, capital expenditures; investments; loans and advances; optional payments and modifications of subordinated and other debt instruments; modification to certain franchise agreements transactions with affiliates; sale and leaseback transactions; changes in fiscal year; negative pledge clauses; and changes in lines of business. ARACS will be required to meet certain financial covenants, consisting of (i) certain maximum leverage ratios and (ii) certain minimum interest coverage ratios.

   The New Working Credit Facility will include certain events of defaults, including: nonpayment of principal when due; nonpayment of interest when due, fees or other amounts after a grace period; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a period to cure such violations); cross-default; default under franchise agreements; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document or security interest; and a change of control of the Company.

FLEET FINANCINGS

   For a description of the Company's fleet financings, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                         TO NON-UNITED STATES HOLDERS

   The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of Common Stock by a holder that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). For purposes of this discussion, a "United States person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or under the laws of the United States or of any political subdivision thereof, or an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. This discussion does not address all aspects of United States federal tax that may be relevant to Non-United States Holders in light of their specific circumstances. Prospective investors are urged to consult their tax advisors with respect to the particular tax consequences to them of acquiring, holding and disposing of Common Stock, as well as any tax consequences which may arise under the laws of any foreign, state, local or other taxing jurisdiction. This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively.

DIVIDENDS

   Dividends paid to a Non-United States Holder will generally be subject to withholding of United States federal income tax at the rate of 30% (or a lower rate prescribed by an applicable treaty) unless such dividends are effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder ("effectively connected"), in which case the dividends will be subject to the United States federal income tax on net income on the same basis that it applies to United States persons. In the case of a Non-United States holder which is a corporation, such dividends might also be subject to the United States branch profits tax (which is generally imposed on a foreign corporation on the repatriation from the United States of earnings and profits effectively connected). An applicable income tax treaty may, however, change these rules. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise obtain any reduction of or exemption from withholding under the foregoing rules.

GAIN ON DISPOSITION

   A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected, (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds Common Stock as a capital asset, such holder is present in the United States for 183 days or more in the taxable year of disposition and (x) has a "tax home" in the United States (as specifically defined under the United States federal income tax laws) or (y) maintain as an office or other fixed place of business in the United States to which the gain from the sale of the stock is attributable, (iii) the Non-United States Holder is subject to tax, pursuant to the provisions of United States tax law applicable to certain United States expatriates whose loss of United States citizenship had as one of its principal purposes the avoidance of United States taxes, or (iv) the Company is or becomes a "United States real property holding corporation" for United States federal income tax purposes and certain other requirements are met. The Company believes that it is not currently, and is not likely to become, a United States real property holding corporation. Any such gain that is (or is treated as being) effectively connected will not be subject to withholding, but will be subject to United States federal income tax (and, in the case of corporate holders, possibly the United States branch profits tax). Non-United States Holders should consult applicable treaties, which may provide for different rules (including possibly the exemption of certain capital gains from tax).

FEDERAL ESTATES TAXES

   Common Stock owned or treated as owned by an individual who is neither a citizen nor a resident (as defined for United States federal estate tax purposes) of the United States at the date of death will be included in such individual's estate for United States federal estate tax purposes and subject to such tax, except to the extent that an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

   The Company or its designated paying agent (the "payor") must report annually to the Internal Revenue Service (the "Service") and to each Non-United States Holder the amount of dividends paid to, and the tax, if any, withheld with respect to, such holder, regardless of whether or not any tax was actually withheld. That information may also be made available to the tax authorities of the country in which the Non-United States Holder resides.

   Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to dividends paid on the Common Stock to a Non-United States Holder at an address outside the United States. Dividends paid to a Non-United States Holder at an address within the United States may be subject to backup withholding imposed at a rate of 1% if the Non-United States Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payor.

   Payments by a United States office of a broker of the proceeds of the sale of the Common Stock is subject both to backup withholding at a rate of 31% and information reporting unless the holder certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to the payment of proceeds of sales of the Common Stock by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

   Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that required information is furnished to the Service.

   These backup withholding and information reporting rules are under review by the Treasury Department, and their application to the Common Stock could be changed by future regulations.

                                 UNDERWRITING

   The underwriters of the U.S. Offering named below (the "U.S. Underwriters"), for whom Bear, Stearns & Co. Inc. is acting as representative, have severally agreed with the Company, subject to the terms and conditions of the U.S. Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement on Form S-1 of which this Prospectus is a part), to purchase from the Company the aggregate number of U.S. Shares set forth opposite their respective names below:

                                 NUMBER OF
NAME OF U.S. UNDERWRITER        U.S. SHARES
---------------------------- ---------------
Bear, Stearns & Co. Inc. ....
                             ---------------
  Total......................        $
                             ===============

   The Managers of the concurrent International Offering named below (the "Managers"), for whom Bear, Stearns International Limited is acting as lead Manager, have severally agreed with the Company, subject to the terms and conditions of the International Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement on Form S-1 of which this Prospectus is a part), to purchase from the Company the aggregate number of International Shares set forth opposite their respective names below:

                                             NUMBER OF
                                           INTERNATIONAL
NAME OF MANAGER                               SHARES
--------------------------------------- -----------------
Bear, Stearns International Limited ....
                                        -----------------
  Total.................................         $
                                        =================

   The nature of the respective obligations of the U.S. Underwriters and the Managers is such that all of the U.S. Shares and all of the International Shares must be purchased if any are purchased. Those obligations are subject, however, to various conditions, including the approval of certain matters by counsel. The Company has agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, to contribute to payments that the U.S. Underwriters and the managers may be required to make in respect of such liabilities.

   The Company has been advised that the U.S. Underwriters propose to offer the U.S. Shares in the United States and Canada and the Managers propose to offer the International Shares outside the United States and Canada, initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers at such price less a concession
not to exceed $   per share; that the U.S. Underwriters and the Managers may allow, and such selected dealers may reallow, a concession to certain other
dealers not to exceed $   per share; and that after the commencement of the
Offerings, the public offering price and the concessions may be changed.

   The Company has granted the U.S. Underwriters and the Managers options to
purchase in the aggregate up to         additional shares of Common Stock
solely to cover over-allotments, if any. The options may be exercised in whole or in part at any time within 30 days after the date of this Prospectus. To the extent the options are exercised, the U.S. Underwriters and the Managers will be severally committed, subject to certain conditions, to purchase the additional shares of Common Stock in proportion to their respective purchase commitments as indicated in the preceding tables.

   Pursuant to an agreement between the U.S. Underwriters and the Managers (the "Agreement Between"), each U.S. Underwriter has agreed that, as part of the distribution of the U.S. Shares and subject to certain exceptions, (a) it is not purchasing any U.S. Shares for the account of anyone other than a U.S. or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any U.S. Shares or distribute any prospectus relating to the U.S. Offering outside the United States or Canada or to anyone other than a U.S. or Canadian Person or a dealer who similarly agrees. Similarly, pursuant to the Agreement Between, each Manager has agreed that, as part of the distribution of the International Shares and subject to certain exceptions, (a) it is not purchasing any of the International Shares for the account of any U.S. or Canadian Person and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of the International Shares or distribute any prospectus relating to the International Offering in the United States or Canada or to any U.S. or Canadian Person or to a dealer who does not similarly agree. As used herein, "U.S. or Canadian Person" means any individual who is a resident or citizen of the United States or Canada, any corporation, pension, profit sharing or other trust or any other entity organized under or governed by the laws of the United States or Canada or of any political subdivision thereof (other than the foreign branch of any U.S. or Canadian Person), any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source of such income, and any United States or Canadian branch of a person other than a U.S. or Canadian Person; "United States" means the United States of America (including the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction; "Canada" means the provinces of Canada, its territories, its possessions and other areas subject to its jurisdiction.

   Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Common Stock as may be mutually agreed upon. The price of any shares so sold shall be the public offering price as then in effect for the Common Stock being sold by the U.S. Underwriters and the Managers, less an amount not greater than the selling concession allocable to such Common Stock. To the extent that there are sales between the U.S. Underwriters and the Managers pursuant to the Agreement Between, the number of shares of Common Stock initially available for sale by the U.S. Underwriters or by the Managers may be more or less than the amount specified on the cover page of this Prospectus.

   Each Manager has represented and agreed that (i) it has not offered or sold, and, prior to the expiration of six months following the consummation of the Offerings, it will not offer or sell, any shares of Common Stock to any person in the United Kingdom other than persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

   Purchasers of the International Shares offered in the International Offering may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the initial public offering price set forth on the cover page hereof.

   The Company and its executive officers, directors and HFS have agreed
that, subject to certain limited exceptions, for a period of         after
the date of this Prospectus, without the prior written consent of Bear, Stearns & Co. Inc., they will not, directly or indirectly, offer or agree to sell, sell or otherwise dispose of any shares of Common Stock (or securities convertible into, exchangeable for or evidencing the right to purchase shares of Common Stock).

   Prior to the Offerings, there has been no public market for the Company's Common Stock. Consequently, the initial public offering price will be determined through negotiations among the Company, the representatives of the U.S. Underwriters and the Manager. Among the factors to be considered in making such determination will be the Company's financial and operating history and condition, its prospects and prospects for the industry in which it does business in general, the management of the Company, prevailing equity market conditions and the demand for securities considered comparable to those of the Company.

   Bear, Stearns & Co. Inc. has from time to time provided, and may continue to provide, investment banking services to the Company and certain of its affiliates.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

   The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASER

   Confirmations of the acceptance of offers to purchase shares of Common Stock will be sent to Canadian residents to whom this Prospectus has been sent and who have not withdrawn their offers to purchase prior to the issuance of such confirmation. Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company, and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable Canadian provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, such purchaser is purchasing as principal and not as agent, (iii) such purchaser has reviewed the text above under "Notice to Canadian Residents -- Resale Restrictions",
(iv) if such purchaser is located in Manitoba, such purchaser is not an individual and is purchasing for investment only and not with a view to resale or distribution, (v) if such purchaser is located in Ontario, a dealer registered as an international dealer in Ontario may sell shares of Common Stock to such purchaser, and (vi) if such purchaser is located in Quebec, such purchaser is a "sophisticated purchaser" within the meaning of Section 43 of the Securities Act (Quebec).

TAXATION

   Canadian residents should consult their own legal and tax advisers with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian legislation.

ENFORCEMENT OF LEGAL RIGHTS

   The Company is organized under the laws of the State of Delaware. All or substantially all of the directors and officers of the Company reside outside Canada and substantially all of the assets of the Company are located outside Canada. As a result, it may not be possible for Canadian investors to effect service of process within Canada upon the Company or to enforce against the Company in Canada judgements obtained in Canadian courts that are predicated upon the contractual rights of action, if any, granted to certain purchasers by the Company. It may also not be possible for investors to enforce against the Company in the United States judgements obtained in Canadian courts.

   Furthermore, although the requirement for an issuer to provide to certain purchasers the contractual right of action for damages and/or rescission described below is consistent with contractual considerations associated with a private placement which constitutes a primary distribution of the issuer's securities by the issuer, an investor may not be able to enforce a contractual right of action for rescission against the issuer where the offer or sale of the issuer's securities is a secondary distribution being made by a third party.

NOTICE TO ONTARIO RESIDENTS

   The Common Stock offered hereby is being issued by a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Section 32 of the Regulation under the Securities Act (Ontario).

   As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

   All the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against the Company or such persons in Canada or to enforce a judgement obtained in Canadian courts against the Company or persons outside of Canada.

NOTICE TO NOVA SCOTIA RESIDENTS

   The Securities Act (Nova Scotia) provides that where a Canadian offering document, together with any amendments thereto, contains an untrue statement of material fact or omits to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made (such untrue statement or omission herein called a "misrepresentation"), a purchaser who was delivered such offering document and who purchases such securities shall be deemed to have relied on such misrepresentations if it was a misrepresentation at the time of purchase and has a right of action for damages against the seller of the securities or he may elect to exercise the right of recession against the seller, in which case he shall have no right of action for damages against the seller, provided that:

     (a) The seller will not be liable if the seller proves that the purchaser purchased the securities with knowledge of the misrepresentation;

     (b) In an action for damages, the seller will not be liable for all or any portion of such damages that the seller proves do not represent the depreciation in value of the security as a result of the misrepresentation relied upon;

     (c) In no case shall the amount recoverable pursuant to the right of action exceed the price of which the securities were offered; and

     (d) The action for rescission or damage conferred by the Securities Act (Nova Scotia) is in addition to and without derogation from any other rights the purchaser may have at law;

but no action to enforce these rights may be commenced more than 120 days after the date on which payment is made for the securities or after the date on which the initial payment for the securities is made where a payment subsequent to the initial payment are made pursuant to a contractual commitment assumed prior to, or concurrently with, the initial payment.

NOTICE TO SASKATCHEWAN RESIDENTS

   The Securities Act (Saskatchewan) provides that in the event an offering memorandum, together with any amendment thereto, or any advertising or sales literature (as such terms are defined in the Securities Act (Saskatchewan)) used in connection with an offering contains a misrepresentation (as defined in the Securities Act (Saskatchewan)) that was a misrepresentation at the time of purchase, purchasers of securities will be deemed to have relied upon such misrepresentation and will have a statutory right of action pursuant to the Securities Act (Saskatchewan) for damages against the issuer and the seller of the securities, or alternatively may elect to exercise a right of rescission against the issuer or the seller, provided that:

     (a) no persons or company is liable where the person or company proves that the purchaser purchased the securities with knowledge of the misrepresentation;

     (b) no person or company, other than the issuer or selling security holder, is liable unless that person or company: (i) failed to conduct a reasonable investigation sufficient to provide reasonable grounds for a belief that there had been no misrepresentation; or (ii) believed there had been a misrepresentation; and

     (c) in an action for damages, the defendant is not be liable for all or any portion of such damages that it proves does not represent the depreciation in value of the securities as a result of the misrepresentation relied upon, but no action to enforce these rights may be commenced:

     (a) in the case of rescission, more than 180 days after the date of the transaction that gave rise to the cause of action; and

     (b) in the case of any other action, other than an action for rescission, more than the earlier of,

        (i) 180 days after the purchaser first had knowledge of the facts giving rise to the cause of action, or

        (ii) three years after the date of the transaction that gave rise to the cause of action.

LANGUAGE OF DOCUMENTS

   All Canadian purchasers of shares of Common Stock acknowledge that all documents evidencing or relating in any way to the sale of such shares will be drawn in the English language only. Tous les acheteurs canadiens d'actions communes de reconnaisant par les presentes que c'est a leur volonte expresse que tous les documents faisant foi ou se rapportant de quelque maniere a la vente des valeurs mobilieres soient rediges en anglais seulement.

                                LEGAL MATTERS

   The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with the Offerings will be passed upon for the U.S. Underwriters and the Managers by Weil, Gotshal & Manges LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, and may continue to represent, HFS and certain of its affiliates (including the Company) in connection with certain legal matters.

                                   EXPERTS

   The consolidated financial statements as to the Company as of December 31, 1996 and the periods October 17, 1996 (Date of Acquisition) to December 31, 1996 and as to the Predecessor Companies as of December 31, 1995 and for the period January 1, 1996 to October 16, 1996 and for each of the two years in the period ended December 31, 1995 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement of which this Prospectus is a part have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

                            AVAILABLE INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington D.C. a Registration Statement on Form S-1 (as amended, the "Registration Statement") of which this Prospectus is a part under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of such contract, agreement or other document. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement (including the exhibits and schedule thereto) filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is http://www.sec.gov.

   Upon completion of the Offerings, the Company will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the addresses set forth above. The Company reports its financial statements on a year ended December 31. The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                            AVIS RENT A CAR, INC.
                        INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE #
                                                                                    ----------

Unaudited Condensed Consolidated Financial Statements:

 Condensed Consolidated Statement of Financial Position at March 31, 1997 ..........    F-2

 Condensed Consolidated Statements of Operations for the three months ended
  March 31, 1996 and 1997...........................................................    F-3

 Condensed Consolidated Statements of Cash Flows for the three months ended
  March 31, 1996 and 1997...........................................................    F-4

 Notes to the Unaudited Condensed Consolidated Financial Statements  ...............    F-5

Audited Consolidated Financial Statements:

 Independent Auditors' Report.......................................................    F-6

 Consolidated Statements of Financial Position at December 31, 1995 and 1996 .......    F-7

 Consolidated Statements of Operations for the years ended December 31, 1994 and
  1995, and for the periods January 1, 1996 to October 16, 1996 and October 17,
  1996 (Date of Acquisition) to December 31, 1996...................................    F-8

 Consolidated Statements of Stockholder's Equity for the years ended December 31,
  1994 and 1995, and for the periods January 1, 1996 to October 16, 1996 and
  October 17, 1996 (Date of Acquisition) to December 31, 1996.......................    F-9

 Consolidated Statements of Cash Flows for the years ended December 31, 1994 and
  1995, and for the periods January 1, 1996 to October 16, 1996 and October 17,
  1996 (Date of Acquisition) to December 31, 1996 ..................................    F-10

 Notes to the Audited Consolidated Financial Statements.............................    F-11

Unaudited Pro Forma Consolidated Financial Statements:

 Pro Forma Consolidated Statement of Financial Position at
  March 31, 1997 ...................................................................    P-2

 Pro Forma Consolidated Statements of Operations for the year ended December 31,
  1996 .............................................................................    P-3

 Pro Forma Consolidated Statements of Operations for the three months ended March
  31, 1997 .........................................................................    P-4

 Notes to the Unaudited Pro Forma Consolidated Financial Statements  ...............    P-5

                             AVIS RENT A CAR, INC.
            CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                (IN THOUSANDS)
                                 (UNAUDITED)

                                                                   MARCH 31,
                                                                      1997
                                                                 ------------
ASSETS
Cash and cash equivalents........................................  $   88,683
Accounts receivable, net.........................................     263,796
Due from affiliates, net.........................................      50,726
Prepaid expenses.................................................      32,031
Vehicles, net....................................................   2,159,684
Property and equipment, net......................................      99,734
Other assets.....................................................      11,676
Deferred income tax assets.......................................     106,609
Cost in excess of net assets acquired, net.......................     195,919
                                                                 ------------
  Total assets...................................................  $3,008,858
                                                                 ============

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable.................................................  $  211,155
Accrued liabilities..............................................     283,360
Current income tax liabilities...................................       5,547
Deferred income tax liabilities..................................      35,692
Public liability, property damage and other insurance
 liabilities.....................................................     218,481
Debt.............................................................   2,175,357
                                                                 ------------
  Total liabilities..............................................   2,929,592
                                                                 ------------
Commitments and contingencies
Stockholder's equity:
 Common stock....................................................          --
 Additional paid-in capital......................................      75,000
 Retained earnings...............................................       4,557
 Foreign currency translation adjustment.........................        (291)
                                                                 ------------
  Total stockholder's equity.....................................      79,266
                                                                 ------------
  Total liabilities and stockholder's equity.....................  $3,008,858
                                                                 ============

See accompanying notes to the unaudited condensed consolidated financial statements.

                             AVIS RENT A CAR, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)
                                 (UNAUDITED)

                                                          PREDECESSOR
                                                           COMPANIES
                                                         FOR THE THREE         FOR THE THREE
                                                         MONTHS ENDED          MONTHS ENDED
                                                           MARCH 31,             MARCH 31,
                                                             1996                  1997
                                                       ---------------        ---------------
Revenue ...............................................    $418,118              $456,014
                                                       ---------------        ---------------
Cost and expenses:
 Direct operating......................................     189,062               198,286
 Vehicle depreciation, net.............................      81,804                90,368
 Vehicle lease charges.................................      28,646                30,241
 Selling, general and administrative...................      79,820                94,913
Interest, net..........................................      36,062                34,247
Amortization of cost in excess of net assets acquired         1,191                   976
                                                       ---------------        ---------------
                                                            416,585               449,031
                                                       ---------------        ---------------
Income before provision for income taxes...............       1,533                 6,983
Provision for income taxes.............................         685                 3,610
                                                       ---------------        ---------------
Net income ............................................    $    848              $  3,373
                                                       ===============        ===============

See accompanying notes to the unaudited condensed consolidated financial statements.

                             AVIS RENT A CAR, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)
                                 (UNAUDITED)


                                                                     PREDECESSOR
                                                                      COMPANIES
                                                                    FOR THE THREE  FOR THE THREE
                                                                     MONTHS ENDED   MONTHS ENDED
                                                                    MARCH 31, 1996 MARCH 31, 1997
                                                                   -------------- --------------
Cash flows from operating activities:
 Net income .......................................................   $     848      $   3,373
 Adjustments to reconcile net income to net cash provided by operating activities:
 Vehicle depreciation..............................................      77,115         92,549
 Depreciation and amortization of property and equipment ..........       3,838          2,770
 Amortization of cost in excess of net assets acquired ............       1,191            976
 Amortization of debt issuance costs...............................         837
 Deferred income tax provision.....................................         493          1,336
 Undistributed earnings of associated companies, net...............         (93)             3
 Provision for losses on accounts receivable.......................         413            336
 Provision for public liability, property damage and other
  insurance liabilities............................................      22,677         21,787
 Change in operating assets and liabilities:
  (Increase) in accounts receivable................................     (19,745)       (24,011)
  (Increase) decrease in prepaid expenses..........................      (1,902)         8,040
  Decrease in other assets.........................................       4,786          2,800
  (Decrease) increase in accounts payable..........................      (4,394)        31,516
  Increase (decrease) in accrued liabilities.......................      17,373        (44,643)
  (Decrease) in public liability, property damage and other
   insurance liabilities...........................................     (17,739)       (17,062)
                                                                   -------------- --------------
  Net cash provided by operating activities........................      85,698         79,770
                                                                   -------------- --------------
Cash flows from investing activities:
 Payments for vehicle additions....................................    (504,953)      (570,281)
 Vehicle deletions.................................................     449,995        635,020
 Payments for additions to property and equipment..................     (11,746)        (4,833)
 Sales of property and equipment...................................         362          1,082
                                                                   -------------- --------------
  Net cash (used in) provided by investing activities .............     (66,342)        60,988
                                                                   -------------- --------------
Cash flows from financing activities:
 Changes in debt:
  Proceeds.........................................................      94,424         73,143
  Repayments.......................................................     (87,604)      (192,983)
                                                                   -------------- --------------
  Net increase (decrease) in debt..................................       6,820       (119,840)
 Deferred debt issuance costs......................................      (3,028)
 (Payments on) proceeds from intercompany loans....................      (6,909)        16,953
                                                                   -------------- --------------
  Net cash used in financing activities............................      (3,117)      (102,887)
                                                                   -------------- --------------
Effect of exchange rate changes on cash............................         171            (74)
                                                                   -------------- --------------
Net increase in cash and cash equivalents..........................      16,410         37,797
Cash and cash equivalents at beginning of period...................      39,081         50,886
                                                                   -------------- --------------
Cash and cash equivalents at end of period.........................   $  55,491      $  88,683
                                                                   ============== ==============
Supplemental disclosure of cash flow information:
 Cash paid during the period for:
 Interest..........................................................   $  26,436      $  41,237
                                                                   ============== ==============
 Income taxes......................................................   $     641      $   1,838
                                                                   ============== ==============


See accompanying notes to the unaudited condensed consolidated financial statements.

                            AVIS RENT A CAR, INC.
      NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

   In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position at March 31, 1996 and 1997, and the results of operations and cash flows for the three month periods then ended. The results of operations for interim periods are not indicative of the results for a full year.

   For a summary of significant accounting policies and additional financial information, see the Company's consolidated financial statements which are included elsewhere in this Prospectus.

NOTE 2--BASIS OF FINANCIAL STATEMENT PRESENTATION

   On January 1, 1997, HFS Car Rental, Inc. (formerly known as, and hereinafter referred to as, Avis, Inc.) contributed the net assets of its corporate operations and all of its common stock ownership in Avis International, Ltd., Avis Enterprises, Inc., Pathfinder Insurance Company and Global Excess & Reinsurance, Ltd. to Avis Rent A Car, Inc.

NOTE 3--FINANCING AND DEBT

   Debt outstanding at March 31, 1997 is not guaranteed by HFS and is comprised of the following (in thousands):

                    VEHICLE TRUST FINANCING
--------------------------------------------------------------
Short-term vehicle trust financing revolving credit facilities   $1,856,053
                                                               ------------
  Total current portion of vehicle trust financing  ...........   1,856,053
                                                               ------------
Vehicle manufacturer's floating rate notes due September 1998
 ($53,797 senior at 8.5% and $13,203 subordinated at 10.0%)  ..      67,000
Vehicle manufacturer's floating rate notes due October 2001
 ($73,989 senior at 7.17% and $44,011 subordinated at 8.92%)  .     118,000
                                                               ------------
  Total long-term portion of vehicle trust financing  .........     185,000
                                                               ------------
                        OTHER FINANCING
--------------------------------------------------------------
Short-term notes--foreign .....................................      88,766
7.50% capital lease terminating November 1997 and current
 portion of long-term debt ....................................      18,442
                                                               ------------
  Total current debt ..........................................     107,208
                                                               ------------
Other domestic.................................................       2,665
Debt of foreign subsidiaries:
 Floating rate notes due August 1998 ..........................      24,431
                                                               ------------
  Total long-term debt ........................................      27,096
                                                               ------------
                                                                 $2,175,357
                                                               ============

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder of
Avis Rent A Car, Inc.
Garden City, New York

We have audited the accompanying consolidated statements of financial position of Avis Rent A Car, Inc. and subsidiaries (successor to Avis Rent A Car Systems Holdings, Inc. and subsidiaries, Avis International, Ltd. and subsidiaries, Avis Enterprises, Inc. and subsidiaries, Pathfinder Insurance Company and Global Excess & Reinsurance, Ltd., all previously wholly-owned by Avis, Inc., collectively the "Predecessor Companies"), (collectively referred to as "Avis Rent A Car, Inc." or the "Company") as of December 31, 1996 and as to the Predecessor Companies as of December 31, 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for the period October 17, 1996 (Date of Acquisition) to December 31, 1996 and as to the Predecessor Companies the related consolidated statements of operations, stockholder's equity and cash flows for each of the two years in the period ended December 31, 1995 and the period January 1, 1996 to October 16, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1996, and the results of its operations and its cash flows for the period October 17, 1996 to December 31, 1996 (period after the change in control referred to in Note 1 to the consolidated financial statements), and with respect to the Predecessor Companies as of December 31, 1995, and for each of the two years in the period ended December 31, 1995 and the period January 1, 1996 to October 16, 1996 (period up to the change in control referred to in Note 1 to the consolidated financial statements) in conformity with generally accepted accounting principles.

As more fully discussed in Note 1 to the consolidated financial statements, the Predecessor Companies were acquired in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial statements for the period subsequent to the acquisition are presented on a different basis of accounting than those for the periods prior to the acquisition and, therefore, are not directly comparable.

Deloitte & Touche LLP

New York, New York
May 12, 1997

                            AVIS RENT A CAR, INC.
                CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                                (IN THOUSANDS)

                                                                   PREDECESSOR
                                                                    COMPANIES
                                                                   DECEMBER 31,   DECEMBER 31,
                                                                       1995           1996
                                                                 -------------- --------------
ASSETS
Cash and cash equivalents........................................   $   39,081     $   50,886
Accounts receivable, net.........................................      194,971        311,179
Due from affiliates, net.........................................                      61,807
Prepaid expenses.................................................       35,053         40,155
Vehicles, net....................................................    2,167,167      2,243,492
Property and equipment, net......................................      140,992         98,887
Other assets.....................................................       20,882         14,526
Deferred income tax assets.......................................       81,974        113,660
Cost in excess of net assets acquired, net.......................      144,778        196,765
                                                                 -------------- --------------
    Total assets.................................................   $2,824,898     $3,131,357
                                                                 ============== ==============
LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable.................................................   $  228,146     $  175,535
Accrued liabilities..............................................      183,595        329,245
Due to affiliates, net...........................................      385,687
Current income tax liabilities...................................        6,696          4,790
Deferred income tax liabilities..................................       27,990         35,988
Public liability, property damage and other insurance
 liabilities.....................................................      194,677        213,785
Debt.............................................................    1,109,747      2,295,474
                                                                 -------------- --------------
    Total liabilities............................................    2,136,538      3,054,817
                                                                 -------------- --------------
Commitments and contingencies
Stockholder's equity:
 Common stock ($.01 par value, 1,000 shares authorized;
  100 shares outstanding at December 31, 1996)...................        2,977             --
 Additional paid-in capital......................................      344,531         75,000
 Retained earnings...............................................      340,596          1,184
 Foreign currency translation adjustment.........................          256            356
                                                                 -------------- --------------
    Total stockholder's equity...................................      688,360         76,540
                                                                 -------------- --------------
    Total liabilities and stockholder's equity...................   $2,824,898     $3,131,357
                                                                 ============== ==============

See accompanying notes to the consolidated financial statements.

                             AVIS RENT A CAR, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)

                                          PREDECESSOR COMPANIES             OCTOBER 17, 1996
                               ------------------------------------------       (DATE OF
                                 YEAR ENDED DECEMBER 31,  JANUARY 1, 1996     ACQUISITION)
                               -------------------------         TO                TO
                                    1994         1995     OCTOBER 16, 1996  DECEMBER 31, 1996
                               ------------ ------------ ---------------- -------------------
Revenue........................  $1,412,400   $1,615,951     $1,504,673         $362,844
                               ------------ ------------ ---------------- -------------------
Cost and expenses:
 Direct operating..............     664,993      724,759        650,750          167,682
 Vehicle depreciation, net ....     266,637      324,186        275,867           66,790
 Vehicle lease charges.........      42,778       86,916        100,318           22,658
 Selling, general and
  administrative...............     252,024      269,434        283,180           68,215
 Interest, net.................     128,898      145,199        120,977           34,212
 Amortization of cost in
  excess of net assets
  acquired ....................       4,754        4,757          3,782            1,026
                               ------------ ------------ ---------------- -------------------
                                  1,360,084    1,555,251      1,434,874          360,583
                               ------------ ------------ ---------------- -------------------
Income before provision for
 income taxes..................      52,316       60,700         69,799            2,261
Provision for income taxes ....      30,213       34,635         31,198            1,040
                               ------------ ------------ ---------------- -------------------
Net income.....................  $   22,103   $   26,065     $   38,601         $  1,221
                               ============ ============ ================ ===================

See accompanying notes to the consolidated financial statements.

                             AVIS RENT A CAR, INC.
               CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                  FOREIGN
                                                        ADDITIONAL               CURRENCY
                                               COMMON    PAID-IN     RETAINED   TRANSLATION
                                               STOCK     CAPITAL     EARNINGS   ADJUSTMENT     TOTAL
                                             -------- ------------ ---------- ------------- ----------
Balance, January 1, 1994.....................  $2,827    $318,125    $309,902     $(2,598)    $628,256
Net income for the year ended December
 31, 1994....................................                          22,103                   22,103
Tax benefit of ESOP income tax deductions ...              13,104                               13,104
Foreign currency translation adjustment .....                                       3,466        3,466
Cash dividends...............................                          (8,578)                  (8,578)
Stock dividends..............................     150                    (150)
                                             -------- ------------ ---------- ------------- ----------
Balance, December 31, 1994...................   2,977     331,229     323,277         868      658,351
Net income for the year ended December
 31, 1995....................................                          26,065                   26,065
Tax benefit of ESOP income tax deductions ...              13,302                               13,302
Foreign currency translation adjustment .....                                        (612)        (612)
Cash dividends...............................                          (8,746)                  (8,746)
                                             -------- ------------ ---------- ------------- ----------
Balance, December 31, 1995...................   2,977     344,531     340,596         256      688,360
Net income for the period ended October
 16, 1996....................................                          38,601                   38,601
Tax benefit of ESOP income tax deductions ...              12,939                               12,939
Foreign currency translation adjustment .....                                       2,805        2,805
Cash dividends...............................                          (1,398)                  (1,398)
                                             -------- ------------ ---------- ------------- ----------
Balance, October 16, 1996....................  $2,977    $357,470    $377,799     $ 3,061     $741,307
                                             ======== ============ ========== ============= ==========
Avis Rent A Car, Inc. ($.01 par value, 1,000
 shares authorized; 100 shares outstanding
 at October 17, 1996 (Date of Acquisition)) .  $   --    $ 75,000                             $ 75,000
Net income for the period from
 October 17, 1996 to December 31, 1996 ......                        $  1,221                    1,221
Foreign currency translation adjustment for
 the period October 17, 1996 to December 31,
 1996........................................                                     $   356          356
Additional minimum pension liability
 for the period October 17, 1996 to December
 31, 1996....................................                             (37)                     (37)
                                             -------- ------------ ---------- ------------- ----------
Balance, December 31, 1996...................   $  --    $ 75,000    $  1,184     $   356     $ 76,540
                                             ======== ============ ========== ============= ==========

See accompanying notes to the consolidated financial statements.

                             AVIS RENT A CAR, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                             PREDECESSOR COMPANIES              OCTOBER 17, 1996
                                                 --------------------------------------------       (DATE OF
                                                   YEARS ENDED DECEMBER 31,   JANUARY 1, 1996     ACQUISITION)
                                                 ---------------------------         TO                TO
                                                      1994          1995      OCTOBER 16, 1996  DECEMBER 31, 1996
                                                 ------------- ------------- ---------------- -------------------
Cash flows from operating activities:
Net income.......................................  $    22,103   $    26,065    $    38,601         $   1,221
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Vehicle depreciation............................      291,360       342,048        306,159            71,343
 Depreciation and amortization of property and
  equipment......................................       12,782        13,387         12,333             2,212
 Amortization of cost in excess of net assets
  acquired.......................................        4,754         4,757          3,782             1,026
 Amortization of debt issuance costs ............        3,454         2,660          2,423
 Deferred income tax provision...................       19,384        25,852         22,342                33
 Undistributed earnings of associated companies .          (65)         (376)          (232)
 Provision for (benefit from) losses on accounts
  receivable.....................................          305           (48)         1,238               227
 Provision for public liability, property damage
  and other insurance liabilities................       73,900        81,800         74,109            17,355
 Change in operating assets and liabilities:
  Decrease (increase) in accounts receivable ....           53       (22,644)      (204,137)           10,327
  Decrease (increase) in prepaid expenses .......        4,640          (863)        (2,125)           (2,664)
  (Increase) decrease in other assets............         (595)        1,988          3,266            (3,459)
  (Decrease) increase in accounts payable .......      (44,087)       (5,733)        82,354           (18,712)
  Increase (decrease) in accrued liabilities ....       26,399        42,176        101,069           (24,718)
  Decrease in public liability, property damage
   and other insurance liabilities...............      (72,363)      (71,159)       (56,364)          (16,015)
                                                 ------------- ------------- ---------------- -------------------
   Net cash provided by operating activities ....      342,024       439,910        384,818            38,176
                                                 ------------- ------------- ---------------- -------------------
Cash flows from investing activities:
 Payments for vehicle additions..................   (3,218,613)   (2,553,324)    (2,325,460)         (561,117)
 Vehicle deletions...............................    2,680,535     2,028,474      1,795,562           565,896
 Payments for additions to property and
  equipment......................................      (24,487)      (36,939)       (25,953)           (3,484)
 Sales of property and equipment.................        2,898         3,715          1,849               361
 Investment in associated companies..............         (100)
 Investment in Canadian Licensees................                                    (3,134)
                                                 ------------- ------------- ---------------- -------------------
  Net cash (used in) provided by investing
   activities....................................     (559,767)     (558,074)      (557,136)            1,656
                                                 ------------- ------------- ---------------- -------------------
Cash flows from financing activities:
 Changes in debt:
  Proceeds.......................................      423,502       320,940        519,167            63,903
  Repayments.....................................     (161,523)     (287,271)      (267,317)         (133,457)
                                                 ------------- ------------- ---------------- -------------------
  Net increase (decrease) in debt................      261,979        33,669        251,850           (69,554)
 Deferred debt issuance costs....................       (4,637)       (5,515)        (2,604)
 (Payments on) proceeds from intercompany loans .      (29,090)      104,209        (27,696)           (6,661)
 Cash dividends..................................       (8,578)       (8,746)        (1,398)
                                                 ------------- ------------- ---------------- -------------------
  Net cash provided by (used in) financing
   activities....................................      219,674       123,617        220,152           (76,215)
                                                 ------------- ------------- ---------------- -------------------
Effect of exchange rate changes on cash .........          119          (197)           260                94
                                                 ------------- ------------- ---------------- -------------------
Net increase (decrease) in cash and cash
 equivalents.....................................        2,050         5,256         48,094           (36,289)
Cash and cash equivalents at beginning of
 period..........................................       31,775        33,825         39,081            87,175
                                                 ------------- ------------- ---------------- -------------------
Cash and cash equivalents at end of period ......  $    33,825   $    39,081    $    87,175         $  50,886
                                                 ============= ============= ================ ===================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid during the period for:
  Interest.......................................  $   131,877   $   149,885    $   135,733         $  28,170
                                                 ============= ============= ================ ===================
  Income taxes...................................  $     7,576   $     8,688    $     6,220         $     827
                                                 ============= ============= ================ ===================
SUPPLEMENTAL DISCLOSURE OF NON-CASH
 TRANSACTION --

 Recapitalization at Date of Acquisition ........  $        --   $        --    $         --        $ 666,307
                                                 ============= ============= ================ ===================

See accompanying notes to the consolidated financial statements.

                            AVIS RENT A CAR, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

   The accompanying consolidated financial statements include Avis Rent A Car, Inc. (formerly Rental Car System Holdings, Inc.) and subsidiaries (including the carved out corporate operations of HFS Car Rental, Inc. (formerly known as, and hereinafter referred to as, Avis, Inc.) and Prime Vehicles Trust (the "Vehicle Trust")), Avis International, Ltd. and subsidiaries, Avis Enterprises, Inc. and subsidiaries, Pathfinder Insurance Company and Global Excess & Reinsurance, Ltd. (collectively referred to as "Avis Rent A Car, Inc."). All of the foregoing companies are ultimately wholly-owned subsidiaries of Avis, Inc., which was acquired by HFS Incorporated ("HFS") on October 17, 1996 (the "Date of Acquisition") for approximately $806.5 million. The purchase price was comprised of approximately $367.2 million in cash, $100.9 million of indebtedness and $338.4 million of HFS common stock. Prior to October 16, 1996, the above-named entities were wholly-owned by Avis, Inc. and are referred to collectively as the "Predecessor Companies". Avis Rent A Car, Inc. and the Predecessor Companies are referred to throughout the notes as the "Company". The major shareholder of Avis, Inc. was an Employee Stock Ownership Plan ("ESOP") and the minority shareholder was General Motors Corporation ("General Motors"). The Company purchases a significant portion of its vehicles, obtains financing, and receives certain financial incentives and allowances from General Motors (see Notes 2, 4, 7 and 14). As a result of the acquisition, the consolidated financial statements for the period subsequent to the acquisition are presented on a different basis of accounting than those for the periods prior to the acquisition and, therefore, are not directly comparable. On January 1, 1997, Avis, Inc. contributed the net assets of its corporate operations and all of its common stock ownership in Avis International, Ltd., Avis Enterprises, Inc., Pathfinder Insurance Company and Global Excess & Reinsurance, Ltd. to the Company. Pursuant to a plan developed by HFS prior to the Date of Acquisition, HFS will cause the Company to undertake an initial public offering ("IPO") within one year of the Date of Acquisition, which will reduce HFS' equity interest in the Company to 25%. HFS owns and operates the reservation system as well as the telecommunications and computer processing systems which service the rental car operations for reservations, rental agreement processing, accounting and vehicle control. HFS will charge a fee for such services (see Note 3). In addition, HFS will retain the Avis trade name and charge the Company a royalty fee for the use of the Avis name.

   The acquisition was accounted for under the purchase method and includes the operations of the Company subsequent to the Date of Acquisition. A portion of this purchase price has been allocated to the estimated fair value of the Company. This estimate is calculated assuming that the Company is an independent franchisee of Avis, Inc. and is required to pay certain fees for use of the Avis trade name, reservation services and other franchise related services. The estimated fair value of the Company was $75 million at the Date of Acquisition. This amount has been allocated to individual assets and liabilities based on their estimated fair value at the Date of Acquisition. The final asset and liability fair values may differ from those set forth in the accompanying consolidated statement of financial position on December 31, 1996; however, the changes are not expected to have a material effect on the consolidated financial position of the Company.

   The preliminary purchase cost allocation at the Date of Acquisition has been allocated to the Company as follows (in thousands):

Allocated purchase cost .........................   $   75,000
                                                   -----------
Fair Value of:
 Liabilities assumed ............................    3,145,395
 Assets acquired ................................    3,022,712
                                                   -----------
Net Liabilities .................................      122,683
                                                   -----------
Excess of purchase price over net assets acquired   $  197,683
                                                   ===========

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PRINCIPLES OF CONSOLIDATION

   All material intercompany accounts and transactions have been eliminated.

ACCOUNTING ESTIMATES

   Generally accepted accounting principles require the use of estimates, which are subject to change, in the preparation of financial statements. Significant accounting estimates used include estimates for determining public liability, property damage and other insurance liabilities, and the realization of deferred income tax assets. Management has exercised reasonableness at deriving these estimates. However, actual results may differ.

CASH AND CASH EQUIVALENTS

   The Company considers deposits and short-term investments with an original maturity of three months or less to be cash equivalents.

VEHICLES

   Vehicles are stated at cost net of accumulated depreciation. In accordance with industry practice, when vehicles are sold, gains or losses are reflected as an adjustment to depreciation. Vehicles are generally depreciated at rates ranging from 10% to 25% per annum. Manufacturers provide the Company with incentives and allowances (such as rebates and volume discounts) which are amortized to income over the holding period of the vehicles.

PROPERTY AND EQUIPMENT

   Property and equipment is stated at cost net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful life of the assets. Estimated useful lives range from five to ten years for furniture and office equipment, to thirty years for buildings. Leasehold improvements are amortized over the shorter of twenty years or the remaining life of the lease. Maintenance and repairs are expensed; renewals and improvements are capitalized. When depreciable assets are retired or sold, the cost and related accumulated depreciation are removed from the accounts with any resulting gain or loss reflected in the consolidated statement of operations.

COST IN EXCESS OF NET ASSETS ACQUIRED

   Cost in excess of net assets acquired is amortized over a 40 year period and is shown net of accumulated amortization of $37.5 million and $1.0 million at December 31, 1995 and 1996, respectively.

IMPAIRMENT ACCOUNTING

   In 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". The Company reviews the recoverability of its long-lived assets, including cost in excess of net assets acquired, when events or changes in circumstances occur that indicate that the carrying value of the assets may not be recoverable. The measurement of possible impairment is based on the Company's ability to recover the carrying value of the asset from the expected future pre-tax undiscounted future cash flows generated. The measurement of impairment requires management to use estimates of expected future cash flows. It is at least reasonably possible that future events or circumstances could cause these estimates to change. The adoption of this statement had no material effect on the consolidated financial statements of the Company.

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 PUBLIC LIABILITY, PROPERTY DAMAGE AND OTHER INSURANCE LIABILITIES

   Insurance liabilities on the accompanying consolidated statements of financial position include additional liability insurance, personal effects protection insurance, public liability and property damage ("PLPD") and personal accident insurance claims for which the Company is self-insured. The Company is self-insured up to $1 million per claim under its automobile liability insurance program for PLPD and additional liability insurance. Costs in excess of $1 million per claim are insured under various contracts with commercial insurance carriers. The liability for claims up to $1 million is estimated based on the Company's historical loss and loss adjustment expense experience and adjusted for current trends.

   The insurance liabilities include a provision for both claims reported to the Company as well as claims incurred but not yet reported to the Company. This method is an actuarially accepted loss reserve method. Adjustments to this estimate and differences between estimates and the amounts subsequently paid are reflected in operations as they occur.

FOREIGN CURRENCY TRANSLATION

   The assets and liabilities of foreign companies are translated at the year-end exchange rates. The resultant translation adjustment is included as a component of consolidated stockholder's equity. Results of operations are translated at the average rates of exchange in effect during the year.

INCOME TAXES

   The Company is included in the consolidated federal income tax return of HFS. Pursuant to the regulations under the Internal Revenue Code, the Company's pro rata share of the consolidated federal income tax liability of HFS is allocated to the Company on a separate return basis. The Predecessor Companies were included in the consolidated federal income tax return of Avis, Inc. The Company files separate income tax returns in states where a consolidated return is not permitted. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), deferred income tax assets and liabilities are measured based upon the difference between the financial accounting and tax bases of assets and liabilities.

PENSIONS

   Costs of the defined benefit plans are actuarially determined under the projected unit credit cost method and include amounts for current service and interest on projected benefit obligations and plan assets. The Company's policy is to fund at least the minimum contribution amount required by the Employee Retirement Income Security Act of 1974.

ADVERTISING

   Advertising costs are expensed as incurred. Advertising costs were $60.4 million, $48.4 million, $66.1 million and $10.3 million for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996, respectively.

ENVIRONMENTAL COSTS

   The Company's operations include the storage and dispensing of gasoline. Expenses in connection with the remediation of accidental fuel discharges at various locations are provided for when it is probable that obligations have been incurred and amounts can be reasonably estimated. Recoveries from insurance companies and other reimbursements are generally not significant.

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 NOTE 2 -- ACCOUNTS RECEIVABLE

   Accounts receivable at December 31, 1995 and 1996 consist of the following (in thousands):

                                          1995      1996
                                      ---------- ---------
Vehicle rentals.......................  $ 90,290  $ 94,480
Due from vehicle manufacturers  ......    11,308    14,758
Due from General Motors ..............    69,504   168,546
Damage claims ........................     5,969    10,697
Due from licensees ...................     3,297     3,903
Other ................................    17,349    19,022
                                      ---------- ---------
                                         197,717   311,406
Less allowance for doubtful accounts      (2,746)     (227)
                                      ---------- ---------
                                        $194,971  $311,179
                                      ========== =========

   Amounts due from vehicle manufacturers include receivables for vehicles sold under guaranteed repurchase contracts and amounts due for incentives and allowances. Incentives and allowances are based on the volume of vehicles to be purchased for a model year, or from the manufacturers' willingness to encourage the Company to retain vehicles rather than return the vehicles back to the manufacturer or arise from the purchase of particular models not subject to repurchase under "buyback" arrangements. Incentives and allowances are amortized to income over the holding period of the vehicles (see Notes 4 and 14).

NOTE 3 -- DUE (TO) FROM AFFILIATES, NET

   Due (to) from affiliates, net at December 31, 1995 and 1996 consist of the following balances due to or from HFS or its consolidated subsidiaries which will be settled on or before the previously mentioned IPO (in thousands):

                                                  1995         1996
                                             ------------- -----------
Note receivable from Wizard Co., Inc. (a)  ..                $ 196,965
Subordinated vehicle financing notes (b) ....  $  (180,000)   (247,500)
Due to Avis, Inc. for tax advantaged vehicle
 financing (c) ..............................   (1,000,000)
Non-interest bearing advances (d) ...........      794,313     112,342
                                             ------------- -----------
                                               $   (385,687) $  61,807
                                             ============= ===========

NOTES:
(a) Consists of a $194.1 million note receivable from Wizard Co., Inc., an indirect wholly-owned subsidiary of HFS, plus accrued interest. The note bears interest at 7.13% and is due on October 1, 2006 and is guaranteed by HFS.
(b)    Represents loans from Avis, Inc. to the Vehicle Trust, as described in
       Note 7, to provide additional subordinated financing. The amounts provided reduce, within certain limits, the amount of subordinated financing required from other lenders. The loans are made under terms of a credit agreement which terminates on October 29, 2003. At December 31, 1995 and 1996, the weighted average interest rate under these loans was 11.16% and 10.75%, respectively.
(c) Represents a $1 billion ESOP related tax advantaged vehicle trust financing consisting of loans under various agreements with banks, insurance companies and vehicle manufacturer finance companies. The tax advantaged notes were issued in September 1987 with a final maturity of 25 years and annual

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        principal reductions commencing in 1998. At December 31, 1995, the weighted average interest rate under these loans was 6.0%. Included within the $1 billion ESOP related vehicle trust financing is $118 million that is ultimately due to General Motors. This loan was retired as of the Date of Acquisition.
(d) Primarily represents the transfer of assets from the Company to HFS and subsidiaries, recorded in connection with the October 17, 1996 acquisition of Avis, Inc. by HFS, as well as intercompany transactions relating to management, service and administrative fees since the Date of Acquisition. The amounts due to or from HFS and subsidiaries are interest free and are guaranteed by HFS.

   Expense and (income) items of the Company include the following charges from (to) Avis, Inc. and subsidiaries prior to the Date of Acquisition for the period ended December 31, 1994, December 31, 1995 and October 16, 1996 (in thousands).

                               FOR THE YEARS ENDED
                                   DECEMBER 31,     JANUARY 1, 1996
                              --------------------         TO
                                 1994       1995    OCTOBER 16, 1996
                              --------- ----------  ----------------
Vehicle related costs ........            $(3,954)      $(25,134)
Data processing ..............  $28,671    29,833         30,209
Employee benefits allocation     (2,975)   (3,385)        (2,776)
Rent .........................   (1,730)   (2,188)        (2,459)

   These charges seek to reimburse the affiliated company for the actual costs incurred. These amounts reflect the effect of various intercompany agreements, which are subject to renegotiation from time to time, and certain allocations which are based upon such factors as square footage, employee salaries, computer usage time, etc.

   Expense items of the Company include the following charges from HFS and affiliates of HFS for the period October 17, 1996 (Date of Acquisition) to December 31, 1996 (in thousands):

Reservations ................................  $10,900
Data processing .............................    8,772
Management, service and administrative fees      8,568
Interest on intercompany debt, net ..........    2,561
Rent ........................................      950
                                             ----------
                                               $31,751
                                             ==========

   Reservations and data processing services are charged to the Company based on actual cost. Commencing on the effective date of the IPO, HFS will charge the Company a royalty fee of 4.0% of revenue for the use of the Avis trade name. On an unaudited pro forma basis, had the royalty fee been charged to the Company beginning on October 17, 1996, net income for the period October 17, 1996 to December 31, 1996 would have been reduced by $8.7 million resulting in a pro forma net loss of $7.5 million.

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 NOTE 4 -- VEHICLES

   Vehicles at December 31, 1995 and 1996 consist of the following (in thousands):

                                                              1995         1996
                                                         ------------ ------------
Vehicles ................................................  $2,283,003   $2,250,309
Vehicles acquired under long-term capital lease (Note 7)       95,084       19,324
Buses and support vehicles ..............................      42,075       45,868
Vehicles held for sale ..................................      42,332       36,378
                                                         ------------ ------------
                                                            2,462,494    2,351,879
Less accumulated depreciation ...........................    (295,327)    (108,387)
                                                         ------------ ------------
                                                           $2,167,167   $2,243,492
                                                         ============ ============

   Depreciation expense recorded for vehicles was $266.6 million, $324.2 million, $275.9 million and $66.8 million, for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996,
respectively. Depreciation expense reflects a net gain on the disposal of vehicles of $24.8 million, $17.8 million, $30.3 million and $4.5 million for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996, respectively. It also reflects the amortization of certain incentives and allowances from various vehicle manufacturers (the most significant of which was received from General Motors) of approximately $74 million, $77 million, $61 million and $14 million for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996, respectively.

   During the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996, the Company purchased from General Motors $2.7 billion, $2.0 billion, $1.8 billion and $0.4 billion of vehicles, net of incentives and allowances, respectively (see Notes 1 and 14).

   In November 1988 and April 1990, the Company entered into seven year operating leases under which an original amount of $324.3 million of vehicles were leased, with the ability to exchange such leased vehicles for newly manufactured vehicles with the same value to the lessor. The leases are cancelable at the Company's option, however, additional costs may be incurred upon termination based upon the fair value of the vehicles at the time the option is exercised. At the termination of the leases, the Company may purchase the vehicles at the agreed upon fair market value or return them to the lessor.

   In December 1994, the Company entered into a financing arrangement whereby it may lease up to $503 million of vehicles. This arrangement was amended on October 17, 1996 to increase the amount to $650 million. Under this arrangement, at December 31, 1995 and 1996, there were $219 million and $322 million of vehicles under operating leases. The vehicles leased under this arrangement may be leased for periods of up to 18 months. The lease cost charged to the Company varies with the number of vehicles leased and the repurchase agreement offered by the vehicle manufacturer to the lessor and includes all expenses including the interest costs of the financing company.

   The rental payments due in each of the years ending December 31 for the operating leases as described above are as follows (in thousands):

 1997 ... $69,444
1998 ...   15,388

   Rental expense for those vehicles under operating leases as described above was $59.2 million, $106.1 million, $93.0 million and $16.1 million for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996, respectively.

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 NOTE 5 -- PROPERTY AND EQUIPMENT

   Property and equipment at December 31, 1995 and 1996 consist of the following (in thousands):

                                                   1995      1996
                                               ---------- ---------
Land ..........................................  $ 19,702  $ 19,523
Buildings .....................................    13,321    11,862
Leasehold improvements ........................   139,938    48,898
Furniture, fixtures and equipment .............    30,779    10,997
Construction-in-progress ......................    15,813     9,946
                                               ---------- ---------
                                                  219,553   101,226
Less accumulated depreciation and
 amortization..................................   (78,561)   (2,339)
                                               ---------- ---------
                                                 $140,992  $ 98,887
                                               ========== =========

NOTE 6 -- ACCRUED LIABILITIES

   Accrued liabilities at December 31, 1995 and 1996 consist of the following (in thousands):

                                    1995      1996
                                ---------- ---------
Payroll and related costs  .....  $ 54,706  $ 73,142
Taxes, other than income taxes      10,740    29,522
Rents and property related  ....    10,594    30,889
Interest .......................    12,081    18,531
Sales and marketing ............    20,567    20,395
Vehicle related ................    24,492    18,784
Other various ..................    50,415   137,982
                                ---------- ---------
                                  $183,595  $329,245
                                ========== =========

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 NOTE 7 -- FINANCING AND DEBT

   Debt outstanding at December 31, 1996 is not guaranteed by HFS and debt outstanding at December 31, 1995 and 1996 is comprised of the following (in thousands):

                                                                1995         1996
                                                           ------------ ------------
                  VEHICLE TRUST FINANCING
Commercial paper...........................................  $    3,000
Short-term vehicle trust financing--revolving credit
 facilities ...............................................               $1,970,000
Current portion of long-term debt .........................      56,000
                                                           ------------ ------------
Total current portion of vehicle trust financing  .........      59,000    1,970,000
                                                           ------------ ------------

Long-term vehicle trust revolving credit facilities  ......     476,000
Vehicle manufacturer's floating rate notes due September
 1998 ($50,719 senior at 8.50% and $16,281 subordinated at
 10.00%) ..................................................                   67,000
Vehicle manufacturer's floating rate notes due October
 2001 ($63,731 senior at 7.16% and $54,269 subordinated at
 8.91%) ...................................................                  118,000
Floating rate notes due September 1998 ....................     115,000
Insurance company notes due from December 1997 to December
 1999 at 7.53% to 8.23% ...................................     112,000
Insurance company notes due from June 1998 to June 2003 at
 6.75% to 7.92% ...........................................     150,500
                                                           ------------ ------------
  Total long-term portion of vehicle trust financing  .....     853,500      185,000
                                                           ------------ ------------
                      OTHER FINANCING
Short-term notes--foreign at 6.63% to 18.00% in 1995 and
 3.89% to 13.00% in 1996 ..................................      37,264       65,516
Short-term floating rate capital lease terminating in 1996       12,801
Current portion of 7.50% capital lease terminating
 November 1997 ............................................      19,153       40,169
Current portion of long-term debt--other ..................      13,605        1,060
                                                           ------------ ------------
  Total current debt ......................................      82,823      106,745
                                                           ------------ ------------

7.50% capital lease terminating November 1997 .............      40,169
Other domestic.............................................       3,974        2,916
Debt of foreign subsidiaries:
 Floating rate notes due April 1997 at 8.26% to 8.44%  ....      51,891
 Floating rate notes due July 1997 at 9.42% to 9.63%  .....      10,378
 Floating rate notes due February 1998 at 7.65% in 1995
  and 4.75% in 1996 .......................................       8,012        2,935
 Floating rate notes due August 1998 at 6.94% to 8.65%  ...                   27,878
                                                           ------------ ------------
  Total long-term debt ....................................     114,424       33,729
                                                           ------------ ------------
                                                             $1,109,747   $2,295,474
                                                           ============ ============

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Currently, the primary source of funding for domestic vehicles is provided by the Vehicle Trust (a grantor trust). The Vehicle Trust consists of loans from banks, vehicle manufacturer finance companies and Avis, Inc. The Predecessor Companies' financing structure of the Vehicle Trust consisted of loans from banks, insurance companies, vehicle manufacturer finance companies and Avis, Inc. Amounts drawn against this facility may be used to purchase vehicles and pay certain expenses of the Vehicle Trust. The security for the Vehicle Trust financing facility consists of a lien on the vehicles acquired under the facility, which at December 31, 1995 and 1996, totaled approximately $1.9 billion and $2.1 billion, respectively, exclusive of related valuation reserves. The security for the Vehicle Trust financing facility also consists of security interests in certain other assets of the Vehicle Trust. In addition, the Vehicle Trust and its security agreement require that there be outstanding, at all times, subordinated debt in a specified percentage range (10% -25%) of the net book value of the vehicles owned by the Vehicle Trust. Pursuant to the agreement, the subordinated debt is to be provided by vehicle manufacturer finance companies and Avis, Inc. At December 31, 1995 and 1996, subordinated debt of $292.1 million and $318.0 million, respectively, was required under the Vehicle Trust financing of which $180.0 million and $247.5 million, respectively, was due to Avis, Inc. (Note 3).

   At December 31, 1995, the weighted average interest rate on commercial paper was 6.4%. For the periods ended December 31, 1994, December 31, 1995 and October 16, 1996, the average outstanding borrowings of commercial paper were $19.9 million, $33.5 million and $30.4 million, respectively, with a weighted average interest rate of 5.3%, 6.5% and 6.0%, respectively.

   The short-term notes are issued pursuant to a $2.5 billion revolving credit facility dated as of October 17, 1996 which matures on October 16, 1997. At December 31, 1996, the weighted average interest rate on borrowings under this facility was 6.00%. For the period from October 17, 1996 to December 31, 1996, the average outstanding borrowings under this facility were $2.0 billion with a weighted average interest rate of 5.98%. This facility requires a fee of 1/8 of 1% on the committed amount.

   The long-term vehicle trust revolving credit facility consisted of $850 million revolving credit facility expiring on September 30, 1997. The interest rate on these loans is based on the London interbank rate ("LIBOR") plus a spread negotiated at the time of borrowing. At December 31, 1995, the weighted average interest rate on outstanding borrowings under this facility was 6.3%. For the periods ended December 31, 1994, December 31, 1995 and October 16, 1996, the average outstanding borrowings under this facility were $366.5 million, $288.0 million and $510.5 million, respectively, with a weighted average interest rate of 5.2%, 6.5% and 5.7%, respectively. This facility was retired on the Date of Acquisition.

   The Company also had Vehicle Trust financing outstanding from vehicle manufacturer finance companies under terms of loan agreements dated October 17, 1996. Under these agreements, the maximum amount of borrowings allowed is $267 million, of which up to $260 million may be used as subordinated debt. On December 31, 1996, $185 million was outstanding of which $70.5 million of the outstanding debt was deemed subordinated. At December 31, 1996, the weighted average interest rate of borrowings under this facility was 8.5%. For the period October 17, 1996 to December 31, 1996, the average outstanding borrowings under this facility was $180 million with a weighted average interest rate of 8.41%. The Predecessor Companies, through its parent, Avis, Inc., had substantially similar financing arrangements under a portion of a $1 billion ESOP related tax advantaged vehicle trust financing facility (Note
3). At December 31, 1995, the outstanding borrowings under this arrangement was $185 million, of which $112.1 million was subordinated. The average borrowings under this facility for the periods ended December 31, 1994, December 31, 1995 and October 16, 1996 were $317.0 million, $268.2 million and $185.0 million, respectively. The weighted average interest rate on these average borrowings were 7.2%, 7.7% and 7.3%.

   The floating rate notes were issued pursuant to a loan agreement, dated September 1, 1995, for a period of three years. The interest rate on these notes is based on the LIBOR, plus a spread of 0.45%. The

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 interest rate on these notes at December 31, 1995 was 6.2%. For the periods ended December 31, 1995 and October 16, 1996, the average outstanding borrowings under this facility were $35.1 million and $115.0 million, respectively, with a weighted average interest rate of 6.2% and 6.0%, respectively. The notes were retired on the Date of Acquisition.

   In December 1992 and May 1993, the Company borrowed a total of $318.5 million from a group of insurance companies. The maturities on these notes ranged from 3 to 10 years, with an average life, when issued, of 6.1 years. The effective interest rate on these notes was 7.3% at December 31, 1995. The average amounts outstanding for the periods ended December 31, 1994, December 31, 1995 and October 16, 1996 were $318.5 million, $318.5 million and $287.1 million, respectively, with a weighted average interest rate of 7.3%, 7.3% and 7.4%, respectively. These notes were retired as of the Date of Acquisition.

   In November 1992, the Predecessor Companies entered into a five year capital lease under which $96.7 million of vehicles were leased. The lease is cancelable at the Company's option, however, additional costs may be incurred upon termination based upon the fair value of the vehicles at the time the option is exercised. At the termination of the lease, the Company may purchase the vehicles at an agreed upon fair market value or return them to the lessor. The future minimum lease payments due under the Company's capital lease obligation, which terminates on November 30, 1997, are $41.5 million (including interest of $1.3 million).

   Included in total debt at December 31, 1995 and 1996 is indebtedness to General Motors of $10.1 million and $118.3 million, respectively (see Note
14).

   Under the terms of the Company's loan agreements, the Company must maintain a minimum net worth, minimum earnings and cash flow ratios.

   Mandatory maturities of long-term obligations for each of the next five years ending December 31, and thereafter, are as follows (in thousands):

 1997 ......... $ 41,229
1998 .........    98,950
1999 .........     1,086
2000 .........       209
2001 .........   118,228
Thereafter  ..       256

OTHER CREDIT FACILITIES

   At December 31, 1995 and 1996, the Company has letters of credit/working capital agreements totaling $102.6 million and $102.6 million, respectively, which may be renewed biannually at the Company's option and the banks' discretion. The collateral for certain of these agreements consists of a lien on property and equipment and certain receivables with a carrying value of $140.9 million and $136.9 million, respectively. At December 31, 1995 and 1996, the Company has outstanding letters of credit amounting to $47.6 million and $55.1 million, respectively.

   In addition, for certain of its international operations, the Company has available at December 31, 1995 and 1996, unused lines of credit of $170.9 million and $224.3 million, respectively. The unused lines of credit agreements require an annual fee of 0.2% to 0.5% of the unused line.

INTEREST RATE SWAP AGREEMENTS

   The Company has entered into interest rate swap agreements to reduce the impact of changes in interest rates on certain outstanding debt obligations. These agreements effectively change the Company's interest rate exposure on $29.1 million and $44.0 million of its outstanding debt from a weighted average

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 variable interest rate to a fixed rate of 7.7% and 7.1% at December 31, 1995 and 1996, respectively. The variable interest element with respect to these interest rate swap agreements is reset quarterly. The interest rate swap agreements will terminate in March 1997, July 1998 and November 1998. The differential to be paid or received is recognized ratably as interest rates change over the life of the agreements as an adjustment to interest expense.

   The net interest differential charged to interest expense for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996 was $179,000, $146,000, $582,000 and $285,000, respectively. The Company is exposed to credit risk in the event of nonperformance by counterparties to its interest rate swap agreements. Credit risk is limited by entering into such agreements with primary dealers only; therefore, the Company does not anticipate that nonperformance by counterparties will occur. Notwithstanding this, the Company's treasury department monitors counterparty credit ratings at least quarterly through reviewing independent credit agency reports. Both current and potential exposure are evaluated as necessary, by obtaining replacement cost information from alternative dealers. Potential loss to the Company from credit risk on these agreements is limited to amounts receivable, if any.

NOTE 8 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

   The carrying amount and the estimated fair value of the Company's interest rate swap agreements represent liabilities of approximately $123,600 and $843,100 at December 31, 1995, and $578,000 and $1.4 million at December 31, 1996, respectively.

   For instruments including cash and cash equivalents, accounts receivable and accounts payable, the carrying amount approximates fair value because of the short maturity of these instruments. The fair value of floating-rate debt approximates carrying value because these instruments re-price frequently at current market prices. The fair value of fixed-rate debt approximates carrying value.

   The Company believes that it is not practicable to estimate the current fair value of the amounts due from (to) affiliates because of the related party nature of the instruments.

NOTE 9 -- INCOME TAXES

   The provision for income taxes for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996 consists of the following (in thousands):

                                                                  OCTOBER 17, 1996
                               YEARS ENDED			      (DATE OF
                               DECEMBER 31,     JANUARY 1, 1996     ACQUISITION)
                           -------------------         TO                TO
                              1994      1995    OCTOBER 16, 1996  DECEMBER 31, 1996
                           --------- ---------  ---------------- -------------------
Current:
 State.....................  $   735   $ 1,422      $ 2,176            $  719
 Foreign ..................   10,094     7,361        6,680               288
                           --------- --------- ---------------- -------------------
                              10,829     8,783        8,856             1,007
                           --------- --------- ---------------- -------------------
Deferred:
 Federal ..................   16,020    19,057       19,614               (85)
 Foreign ..................    3,364     6,795        2,728               118
                           --------- --------- ---------------- -------------------
                              19,384    25,852       22,342                33
                           --------- --------- ---------------- -------------------
Provision for income
 taxes.....................  $30,213   $34,635      $31,198            $1,040
                           ========= ========= ================ ===================

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   The effective income tax rate for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996 varies from the statutory U.S. federal income tax rate due to the following (dollars amounts in thousands):

                                 YEARS ENDED DECEMBER 31,
                           -----------------------------------
                                  1994              1995
                           ----------------- -----------------
Statutory U.S. federal
 income tax rate...........  $18,311   35.0%   $21,245   35.0%
Tax effect of foreign
 operations and dividends      9,447   18.1      8,984   14.8
Amortization of cost in
 excess of net assets
 acquired and other
 intangibles ..............    1,633    3.1      1,633    2.7
State income taxes, net of
 federal tax benefit ......      478     .9        924    1.5
Other non-deductible
 business expenses ........                        550     .9
Other .....................      344     .7      1,299    2.2
                           --------- ------- --------- -------
Effective income tax rate .  $30,213   57.8%   $34,635   57.1%
                           ========= ======= ========= =======

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                               OCTOBER 17, 1996
                                                   (DATE OF
                             JANUARY 1, 1996     ACQUISITION)
                                   TO                 TO
                            OCTOBER 16, 1996  DECEMBER 31, 1996
                           ----------------- ------------------
Statutory U.S. federal
 income tax rate...........  $24,429   35.0%   $   791    35.0%
Tax effect of foreign
 operations and dividends      5,134    7.4     (1,073)  (47.5)
Amortization of cost in
 excess of net assets
 acquired and other
 intangibles ..............    1,045    1.5        359    15.9
State income taxes, net of
 federal tax benefit ......    1,413    2.0        469    20.8
Other non-deductible
 business expenses ........      462     .6        494    21.8
Other .....................   (1,285)  (1.8)
                           --------- ------- --------- --------
Effective income tax rate .  $31,198   44.7%   $ 1,040    46.0%
                           ========= ======= ========= ========

   In accordance with SFAS 109, the net deferred income tax assets at December 31, 1995 and 1996 include the following (in thousands):

                                                                1995        1996
                                                            ----------- -----------
GROSS DEFERRED INCOME TAX ASSETS:
Accrued liabilities ........................................  $ 108,914   $ 171,050
Net operating loss carryforwards ...........................     68,474      78,172
Alternative minimum income tax credit carryforwards  .......      3,025       3,025
                                                            ----------- -----------
                                                                180,413     252,247
                                                            ----------- -----------
GROSS DEFERRED INCOME TAX LIABILITIES:
Tax depreciation in excess of book depreciation  ...........   (116,304)   (152,346)
Tax amortization in excess of book amortization of cost in
 excess of net assets acquired and difference in book and
 tax basis of intangibles ..................................                (13,547)
Prepaids and other .........................................    (10,125)     (8,682)
                                                            ----------- -----------
                                                               (126,429)   (174,575)
                                                            ----------- -----------
Net deferred income tax assets..............................  $  53,984   $  77,672
                                                            =========== ===========

   The Company, under its tax sharing agreement with HFS, has allocated alternative minimum tax net operating loss carryforwards of $139.8 million. The net operating loss carryforward is $223.3 million. The net operating loss carryforwards expire as follows: 2001, $4.3 million; 2002, $2.5 million; 2005, $32.6 million; 2008, $23.7 million; 2009, $15.1 million. The Company also has available unused investment tax credits of approximately $5.8 million which expire on February 28, 2002.

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 NOTE 10 -- RETIREMENT BENEFITS

   The Company, through its subsidiary, Avis Rent A Car System, Inc. ("ARACS"), sponsors non-contributory defined benefit plans covering employees who are members of certain collective bargaining units and non-union full-time employees hired prior to December 31, 1983 who were age 25 or above on January 1, 1985. ARACS also contributes to union sponsored pension plans.

   Through ARACS, the Company sponsors a Voluntary Investment Savings Plan under a "qualified cash or deferred arrangement" under Section 401(k) of the Internal Revenue Code. For the periods ended December 31, 1994, December 31, 1995, October 16, 1996, and December 31, 1996, the cost of the plan was $1.6 million, $1.7 million, $1.4 million and $352,000, respectively. Included in the Investment Savings Plan, ARACS sponsors a defined contribution plan for substantially all non-union full-time employees not otherwise covered. Costs for this plan are determined at 2% of each covered employee's compensation. Employer contributions and costs of the plan for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996 amounted to $1.7 million, $1.8 million, $1.5 million and $394,000, respectively.

   The defined benefit plans provide benefits based upon years of credited service, highest average compensation and social security benefits. Annual retirement benefits, at age 65, are equal to 1 1/2% of the participating employee's final average compensation (average compensation during the highest five consecutive years of employment in the ten years prior to retirement) less 1 3/7% of the Social Security benefits for each year of service up to a maximum of 35 years. In addition, the plan provides for reduced benefits before age 65 and for a joint and survivor annuity option.

   The Company also sponsors several foreign pension plans. The most significant of these is the Canadian pension plan.

   The status of the defined benefit plans at December 31, 1995 and 1996 is as follows (in thousands):

                                                                   1995
                                                       ---------------------------
                                                                U.S. PLANS
                                                       ---------------------------
                                                         SALARIED AND
                                                            HOURLY
                                                          EMPLOYEES
                                                          AS OF JUNE    BARGAINING   CANADIAN
                                                           30, 1985        PLAN        PLAN
                                                       -------------- ------------ ----------
Actuarial present value of accumulated benefit obligations:
 Vested................................................    $(37,040)     $(5,327)    $(2,349)
 Nonvested ............................................      (4,186)        (201)
                                                       -------------- ------------ ----------
  Total ...............................................    $(41,226)     $(5,528)    $(2,349)
                                                       ============== ============ ==========

Actuarial present value of projected benefit
 obligation............................................    $ 57,780      $ 5,528     $(2,566)
Plan assets at fair value .............................      51,633        4,426       7,072
                                                       -------------- ------------ ----------
Projected benefit obligation (in excess of) less than
 plan assets ..........................................      (6,147)      (1,102)      4,506
Unrecognized net actuarial loss (gain) ................       4,713          455        (557)
Prior service cost (gain) not yet recognized in net
 periodic pension cost ................................      (2,798)         996
Remaining unrecognized obligation .....................                   (1,451)
Unrecognized net transition asset .....................                               (2,944)
                                                       -------------- ------------ ----------
Pension (liability) asset included in the statement of
 financial position....................................    $ (4,232)     $(1,102)    $ 1,005
                                                       ============== ============ ==========

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                                   1996
                                                       ---------------------------
                                                                U.S. PLANS
                                                       ---------------------------
                                                         SALARIED AND
                                                            HOURLY
                                                          EMPLOYEES
                                                          AS OF JUNE    BARGAINING   CANADIAN
                                                           30, 1985        PLAN        PLAN
                                                       -------------- ------------ ----------
Actuarial present value of accumulated benefit
 obligations:
 Vested ...............................................    $(43,406)     $(7,147)    $(3,389)
 Nonvested ............................................      (4,671)        (284)
                                                       -------------- ------------ ----------
  Total ...............................................    $(48,077)     $(7,431)    $(3,389)
                                                       ============== ============ ==========
Actuarial present value of projected benefit
 obligation ...........................................    $ 66,083      $ 7,431     $(3,703)
Plan assets at fair value .............................      60,697        6,623       8,323
                                                       -------------- ------------ ----------
Projected benefit obligation (in excess of) less than
 plan assets ..........................................      (5,386)        (808)      4,620
Unrecognized net actuarial loss (gain) ................       1,440           37        (336)
Prior service cost not yet recognized in net periodic
 pension cost .........................................                      878
Remaining unrecognized obligation .....................                     (915)
Unrecognized net transition asset .....................                               (2,833)
                                                       -------------- ------------ ----------
Pension (liability) asset included in the statement of
 financial position....................................    $ (3,946)     $  (808)    $ 1,451
                                                       ============== ============ ==========

   Net pension costs of the defined benefit plans for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996, include the following components (in thousands):

                                                YEAR ENDED           YEAR ENDED
                                            DECEMBER 31, 1994     DECEMBER 31, 1995
                                          -------------------- ---------------------
                                             U.S.     CANADIAN     U.S.     CANADIAN
                                             PLANS      PLAN      PLANS       PLAN
                                          --------- ---------- ---------- ----------
Service cost--benefits earned during the
 period ..................................  $ 2,820    $ 102     $  2,566    $  76
Interest cost on projected benefit
 obligation ..............................    3,708      271        4,069      304
Return on assets--Actual loss (gain) on
 plan assets .............................    1,626     (586)     (10,768)    (578)
Net amortization of actuarial (gain) loss
 and prior service cost ..................   (5,702)                6,184
Contributions to union plans and other  ..    2,057                 2,211
Amortization of unrecognized net asset at
 transition ..............................              (134)                 (130)
                                          --------- ---------- ---------- ----------
Net pension cost (benefit) ...............  $ 4,509    $ (347)   $  4,262    $ (328)
                                          ========= ========== ========== ==========

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                                 OCTOBER 17, 1996
                                                                     (DATE OF
                                             JANUARY 1, 1996       ACQUISITION)
                                                    TO                  TO
                                             OCTOBER 16, 1996    DECEMBER 31, 1996
                                          -------------------- -------------------
                                             U.S.     CANADIAN    U.S.    CANADIAN
                                             PLANS      PLAN     PLANS      PLAN
                                          --------- ---------- -------- ----------
Service cost--benefits earned during the
 period ..................................  $ 2,401    $  59     $  302    $  28
Interest cost on projected benefit
 obligation ..............................    3,679      206        357       54
Return on assets--Actual (gain) on plan
 assets ..................................   (3,194)    (538)      (551)    (115)
Net amortization of actuarial (gain) loss
 and prior service cost ..................     (794)                390
Contributions to union plans and other  ..    2,029                 733
Amortization of unrecognized net asset at
 transition ..............................              (106)                (28)
                                          --------- ---------- -------- ----------
Net pension cost (benefit) ...............  $ 4,121    $ (379)   $1,231    $  (61)
                                          ========= ========== ======== ==========

   At December 31, 1995 and 1996, the measurement of the projected benefit obligation was based upon the following:

                                         1995               1996
                                 ------------------ ------------------
                                   U.S.    CANADIAN   U.S.    CANADIAN
                                   PLANS     PLAN     PLANS     PLAN
                                 ------- ---------- ------- ----------
Discount rate ...................  7.50%     9.50%    7.75%     7.00%
Compensation increase ...........  5.00      5.50     5.00      4.00
Long-term return on plan assets    8.75      9.50     8.75      7.00

   The U.S. plans' assets are invested in corporate bonds, U.S. government securities and common stock mutual funds. The Canadian plan's assets are invested in Canadian stocks, bonds, mutual funds, real estate and money market funds.

   The Company also sponsors a non-qualified defined benefit pension plan. The liability for this unfunded plan was $4.6 million and $8.8 million at December 31, 1995 and 1996, respectively, and is included in accrued liabilities on the accompanying statement of financial position. The projected benefit obligation of the plan was $6.0 million and $10.0 million at December 31, 1995 and 1996, respectively.

NOTE 11 -- LEASES, AIRPORT CONCESSION FEES AND COMMITMENTS

   The Company is committed to make rental payments under noncancelable operating leases relating principally to vehicle rental facilities and equipment. Under certain leases, the Company is obligated to pay certain additional costs, such as property taxes, insurance and maintenance. Airport concession agreements usually require a guaranteed minimum amount plus contingent fees which are generally based on a percentage of revenues.

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Operating lease payments and airport concession fees charged to expense for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996 are as follows (in thousands):

                                                                OCTOBER 17, 1996
                            YEARS ENDED			            (DATE OF
                            DECEMBER 31,     JANUARY 1, 1996      ACQUISITION)
                       --------------------         TO                  TO
                          1994      1995     OCTOBER 16, 1996  DECEMBER 31, 1996
                       ---------- ---------- ---------------- -------------------
Minimum fees...........  $102,104   $108,965      $ 88,787           $23,576
Contingent fees .......    45,633     56,624        61,290            13,220
                       ---------- ---------- ---------------- -------------------
                          147,737    165,589       150,077            36,796
Less sublease rentals      (4,082)    (4,427)       (3,843)           (1,000)
                       ---------- ---------- ---------------- -------------------
                         $143,655   $161,162      $146,234           $35,796
                       ========== ========== ================ ===================

   Future minimum rental commitments under noncancelable operating leases amounted to approximately $338.0 million at December 31, 1996. The minimum rental payments due in each of the next five years ending December 31, and thereafter, are as follows (in thousands):

 1997 ......... $86,264
1998 .........   62,400
1999 .........   43,179
2000 .........   32,669
2001 .........   20,805
Thereafter  ..   92,709

   In addition to the Company's lease commitments, the Company has outstanding purchase commitments of approximately $1.5 billion at December 31, 1996, which relate principally to vehicle purchases.

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 NOTE 12 -- SEGMENT INFORMATION

   The Company operates in the United States and in foreign countries. The operations within major geographic areas for the periods ended December 31, 1994, December 31, 1995, October 16, 1996 and December 31, 1996 are summarized as follows (in thousands):

                                                                  OCTOBER 17, 1996
                               YEARS ENDED			      (DATE OF
                               DECEMBER 31,     JANUARY 1, 1996     ACQUISITION)
                           -------------------         TO                TO
                              1994      1995    OCTOBER 16, 1996  DECEMBER 31, 1996
                             ------------ ------------ ---------------- -------------------
Revenue:
 United States...............  $1,241,330   $1,414,994     $1,303,338        $  312,194
 Australia/New Zealand  .....      93,502      113,579        106,585            31,107
 Canada .....................      59,579       67,748         69,438            13,467
 Other foreign operations ...      17,989       19,630         25,312             6,076
                             ------------ ------------ ---------------- -------------------
                               $1,412,400   $1,615,951     $1,504,673        $  362,844
                             ============ ============ ================ ===================
Income (loss) before
 provision for income taxes:
 United States...............  $   29,090   $   32,391     $   52,850        $   (2,346)
 Australia/New Zealand  .....      15,100       16,302         10,518             4,706
 Canada .....................       7,753        7,679          7,367            (1,752)
 Other foreign operations ...         373        4,328           (936)            1,653
                             ------------ ------------ ---------------- -------------------
                               $   52,316   $   60,700     $   69,799        $    2,261
                             ============ ============ ================ ===================
Total assets at end of year:
 United States...............  $2,344,723   $2,535,621     $2,859,202        $2,750,119
 Australia/New Zealand  .....     109,649      133,629        115,082           120,216
 Canada .....................      96,660       97,426        147,617           122,657
 Other foreign operations ...      52,081       58,222         65,796           138,365
                             ------------ ------------ ---------------- -------------------
                               $2,603,113   $2,824,898     $3,187,697        $3,131,357
                             ============ ============ ================ ===================

NOTE 13 -- LITIGATION

   Certain litigation has been initiated against the Company which has arisen during the normal course of operations. Since litigation is subject to many uncertainties, the outcome of any individual matter is not predictable with any degree of certainty, and it is reasonably possible that one or more of these matters could be decided unfavorably against the Company. The Company maintains insurance policies that cover most of the actions brought against the Company. Two legal actions have been filed against ARACS alleging discrimination in the rental of vehicles. HFS has agreed to indemnify the Company from any unfavorable outcome with respect to these matters upon the consummation of an IPO. The Company is currently not involved in any legal proceeding which it believes would have a material adverse effect upon its consolidated financial condition or results of operations.

NOTE 14 -- RELATED PARTY TRANSACTIONS

   The Company and Avis Europe, plc cooperate jointly in marketing and promotional activities, the exchange of reservations, the honoring of charge cards and vouchers, and the transfer of the related billings. A member of the board of directors and an executive officer of HFS serve on the board of Avis Europe Limited (formerly Cilva), the parent company of Avis Europe, plc.

                            AVIS RENT A CAR, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    Vehicle manufacturers offer vehicle repurchase programs on an ongoing basis to assist in the acquisition and disposition of vehicles. These programs generally allow the Company, at its option, subject to certain provisions, to sell the vehicles back to the manufacturers at pre-determined prices. Amounts included under these programs are reflected in "Accounts receivable" (see Note 2). Under the terms of certain financing agreements with General Motors, the Company is required to purchase a significant percentage of its fleet from local dealers of General Motors subject to market conditions. In addition, the Company participates in an arrangement whereby General Motors provides payments for purchasing and promoting a specified number and mix of vehicles (see Note 4). At December 31, 1995 and 1996, the Company has a $450.0 million and a $250.0 million line of credit, respectively, from General Motors which may be used for either ESOP or vehicle trust financing (see Note 7). Of this facility, $300.0 million and $200.0 million is available for subordinated debt at December 31, 1995 and 1996, respectively. As of December 31, 1995 and 1996, the Company utilized $118.0 million of this facility, of which $93.4 million and $54.3 million was subordinated, respectively. This facility requires a fee of 1/4 of 1% on the unused portion.

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   The unaudited pro forma consolidated statements of operations for the year ended December 31, 1996 and for the three month period ended March 31, 1997 give effect to the following transactions as if they had occurred on January 1 of the earliest period presented: (i) settlement of a net intercompany receivable with HFS and its affiliated companies and (ii) adjustments to reflect a 4% royalty fee pursuant to the Master License Agreement with HFS. The unaudited pro forma consolidated statement of financial position as of March 31, 1997 gives effect to the application of the proceeds from the settlement of a net intercompany receivable from HFS and its affiliated companies.

   The Company believes that the accounting used to reflect the above transactions provides a reasonable basis on which to present these unaudited pro forma financial data. The pro forma consolidated statement of financial position and consolidated statements of operations are unaudited and were derived by adjusting the historical financial statements of the Company. THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE COMPANY'S CONSOLIDATED FINANCIAL POSITION OR RESULTS OF OPERATIONS HAD THE TRANSACTIONS BEEN CONSUMMATED ON THE DATES ASSUMED AND DO NOT PROJECT THE COMPANY'S CONSOLIDATED FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD.

   The unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the audited consolidated financial statements and with the financial information pertaining to the Company, in each case included elsewhere in this Registration Statement.

                             AVIS RENT A CAR, INC.
                             UNAUDITED PRO FORMA
                 CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                MARCH 31, 1997
                                (IN THOUSANDS)

                                                                       PRO FORMA      PRO FORMA
                                                        HISTORICAL    ADJUSTMENTS    CONSOLIDATED
                                                      ------------ --------------- --------------
ASSETS
Cash and cash equivalents.............................  $   88,683                    $   88,683
Accounts receivable, net..............................     263,796                       263,796
Due from affiliates, net..............................      50,726     $(200,425)(1)
                                                                         250,000 (2)
                                                                        (100,301)(3)
Prepaid expenses......................................      32,031                        32,031
Vehicles, net.........................................   2,159,684                     2,159,684
Property and equipment, net...........................      99,734                        99,734
Other assets..........................................      11,676        20,000 (4)      31,676
Deferred income tax assets............................     106,609                       106,609
Cost in excess of net assets acquired, net............     195,919                       195,919
                                                      ------------ --------------- --------------
  Total assets........................................  $3,008,858     $ (30,726)     $2,978,132
                                                      ============ =============== ==============
LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable......................................  $  211,155                    $  211,155
Accrued liabilities...................................     283,360                       283,360
Current income tax liabilities........................       5,547                         5,547
Deferred income tax liabilities.......................      35,692                        35,692
Public liability, property damage and other insurance
 liabilities..........................................     218,481                       218,481
Debt..................................................   2,175,357     $ (30,726)(5)   2,144,631
                                                      ------------ --------------- --------------
  Total liabilities...................................   2,929,592       (30,726)      2,898,866
                                                      ------------ --------------- --------------
Commitments and contingencies

Stockholder's equity:
 Common stock.........................................          --                            --
 Additional paid-in capital...........................      75,000                        75,000
 Retained earnings....................................       4,557                         4,557
 Foreign currency translation adjustment..............        (291)                         (291)
                                                      ------------ --------------- --------------
  Total stockholder's equity..........................      79,266                        79,266
                                                      ------------ --------------- --------------
  Total liabilities and stockholder's equity .........  $3,008,858     $ (30,726)     $2,978,132
                                                      ============ =============== ==============

See accompanying notes to the unaudited pro forma consolidated financial statements.

                             AVIS RENT A CAR, INC.
                             UNAUDITED PRO FORMA
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                (IN THOUSANDS)

                                        HISTORICAL
                        -----------------------------------------
                                                OCTOBER 17, 1996
                         PREDECESSOR COMPANIES      (DATE OF
                            JANUARY 1, 1996       ACQUISITION)
                                  TO                   TO                         PRO FORMA      PRO FORMA
                           OCTOBER 16, 1996     DECEMBER 31, 1996    SUBTOTAL    ADJUSTMENTS    CONSOLIDATED
                        --------------------- ------------------- ------------ -------------- --------------
Revenue.................      $1,504,673            $362,844        $1,867,517                   $1,867,517
                        --------------------- ------------------- ------------                --------------
Cost and expenses:
 Direct operating.......         650,750             167,682           818,432                      818,432
 Vehicle depreciation ..         275,867              66,790           342,657                      342,657
 Vehicle lease charges .         100,318              22,658           122,976                      122,976
 Selling, general and
  administrative........         283,180              68,215           351,395     $ (6,499)(6)
                                                                                     74,701 (7)     419,597
 Interest, net..........         120,977              34,212           155,189        2,865 (8)     139,254
                                                                                    (18,800)(9)
 Amortization of cost
  in excess of net
  assets acquired.......           3,782               1,026             4,808       (3,782)(10)
                                                                                      3,919 (11)      4,945
                        --------------------- ------------------- ------------ -------------- --------------
                               1,434,874             360,583         1,795,457       52,404       1,847,861
                        --------------------- ------------------- ------------ -------------- --------------
Income (loss) before
 provision for (benefit
 from) income taxes.....          69,799               2,261            72,060      (52,404)         19,656
Provision for (benefit
 from) income taxes.....          31,198               1,040            32,238      (18,341)(12)     13,897
                        --------------------- ------------------- ------------ -------------- --------------
Net income (loss).......      $   38,601            $  1,221        $   39,822     $(34,063)     $    5,759
                        ===================== =================== ============ ============== ==============

See accompanying notes to the unaudited pro forma consolidated financial statements.

                             AVIS RENT A CAR, INC.
                             UNAUDITED PRO FORMA
                     CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                (IN THOUSANDS)

                                                             PRO FORMA      PRO FORMA
                                               HISTORICAL   ADJUSTMENTS    CONSOLIDATED
                                             ------------ -------------- --------------
Revenue......................................   $456,014                     $456,014
                                             ------------                --------------
Cost and expenses:
 Direct operating............................    198,286                      198,286
 Vehicle depreciation........................     90,368                       90,368
 Vehicle lease charges.......................     30,241                       30,241
 Selling, general and administrative ........     94,913      $(19,591)(6)     93,562
                                                                18,240 (7)
 Interest, net...............................     34,247         3,460 (8)     33,107
                                                                (4,600)(9)
 Amortization of cost in excess of net
  assets acquired............................        976          (976)(10)
                                                                 1,236 (11)     1,236
                                             ------------ -------------- --------------
                                                 449,031        (2,231)       446,800
                                             ------------ -------------- --------------
Income before provision for income taxes ....      6,983         2,231          9,214
Provision for income taxes...................      3,610           872 (12)     4,482
                                             ------------ -------------- --------------
Net income...................................   $  3,373      $  1,359       $  4,732
                                             ============ ============== ==============

See accompanying notes to the unaudited pro forma consolidated financial statements.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                             FINANCIAL STATEMENTS
                                (IN THOUSANDS)

(1) Reflects the proceeds from the settlement of a $194,100,000 note receivable from Wizard Co., Inc., an indirectly wholly-owned subsidiary of HFS (the "Wizard Note"), which bears interest at 7.13% and is due October 1, 2006. The principal amount of the note plus accrued interest of $6,325,000 at March 31, 1997 is guaranteed by HFS.
(2) Reflects the repayment of loans from Avis, Inc. which provided additional subordinated fleet financing at March 31, 1997.
(3) Reflects the settlement of a net non-interest bearing intercompany receivables at March 31, 1997 with HFS and its affiliated companies. The net intercompany receivables principally consists of assets transferred from the Company to HFS in connection with the October 17, 1996 acquisition of Avis, Inc. by HFS, as well as intercompany transactions relating to management, service and administrative fees since the Date of Acquisition.
(4) Reflects the payment of deferred financing costs relating to a planned refinancing transaction, which will be paid from the proceeds from the settlement of the Wizard Note. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" included elsewhere in this Prospectus.
(5) Reflects the reduction in borrowings as a result of the application of the net proceeds realized from the transactions described in Notes
        (1) through (4).
(6) Reflects the elimination of management, service and administrative fees from HFS, which will be replaced by a royalty fee of 4% of revenue pursuant to the Master License Agreement with HFS.
(7) Reflects the royalty fee of 4% of revenue pursuant to the Master License Agreement with HFS.
(8) Reflects the elimination of the interest income relating to the Wizard Note.
(9) Reflects the reduction to interest expense as a result of the application of the net proceeds realized from the transactions described in notes (1) through (4):

                                                                        THREE
                                                     YEAR ENDED      MONTHS ENDED
                                                 DECEMBER 31, 1996 MARCH 31, 1997
                                                 ----------------- --------------
Interest expense on subordinated fleet financing
 due to Avis, Inc. (weighted average interest
 rate of 11.1% and 10.6% for the twelve months
 ended December 31, 1996 and the three months
 ended March 31, 1997, respectively).............      $15,660          $3,980
Interest expense on vehicle manufacturers
 floating rate notes (weighted average interest
 rate of 7.7% and 8.3% for the twelve months
 ended December 31, 1996 and the three months
 ended March 31, 1997, respectively) ............        3,140             620
                                                 ----------------- --------------
Total pro forma adjustments......................      $18,800          $4,600
                                                 ================= ==============

(10) Reflects the elimination of the amortization of cost in excess of net assets acquired of the Predecessor Companies.
(11) Reflects the amortization of cost in excess of net assets acquired as a result of the acquisition of the Company by HFS, as if it had occurred on January 1 of the earliest period presented. The unamortized cost in excess of net assets is being amortized over 40 years.
(12) Reflects the income tax effects of the pro forma adjustments described in Notes (6), (7), (8) and (9), at statutory income tax rates.

   NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              TABLE OF CONTENTS

                                               PAGE
                                            --------
Prospectus Summary .........................     3
Risk Factors ...............................    10
Special Note Regarding Forward-Looking
 Statements ................................    16
Use of Proceeds ............................    17
Dividend Policy ............................    17
Dilution ...................................    18
Capitalization .............................    19
Selected Financial Data ....................    20
Management's Discussion and Analysis of
 Financial Conditions and Results
 of Operations .............................    22
Business ...................................    28
Management .................................    39
Relationship with HFS ......................    45
Shares Eligible for Future Sale ............    50
Description of Capital Stock ...............    51
Description of Certain Indebtedness  .......    53
Certain United States Federal Tax
 Consequences to Non-United States Holders      55
Underwriting ...............................    57
Notice to Canadian Residents................    59
Legal Matters ..............................    62
Experts ....................................    62
Available Information ......................    62
Index to Consolidated Financial
 Statements ................................   F-1

   UNTIL      , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                      SHARES

                                [LOGO TO COME]

                            AVIS RENT A CAR, INC.
                                 COMMON STOCK

                                  PROSPECTUS

                           BEAR, STEARNS & CO. INC.

                                      , 1997

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                     INTERNATIONAL PROSPECTUS--ALTERNATE PAGES

                  SUBJECT TO COMPLETION, DATED JUNE 6, 1997
PROSPECTUS

                                      SHARES
                            AVIS RENT A CAR, INC.
                                 COMMON STOCK

   All of the shares of Common Stock offered hereby will be sold by Avis Rent
A Car, Inc. (the "Company"). A total of      shares (the "International
Shares") are being offered outside the United States and Canada (the "International Offering") by the managers of the International Offering named
herein (the "Managers") and     shares (the "U.S. Shares") are being offered
in the United States and Canada (the "U.S. Offering") by the underwriters of the U.S. Offering named herein (the "U.S. Underwriters"). The initial public offering price and the underwriting discounts and commissions are identical for both the International Offering and the U.S. Offering (collectively, the "Offerings").

   Prior to the Offerings, there has been no public market for the Company's Common Stock. It is currently estimated that the initial public offering
price will be between $    and $    per share. For a discussion of the
factors to be considered in determining the initial public offering price, see "Underwriting."

   The Company is a wholly owned indirect subsidiary of HFS Incorporated ("HFS"). Upon consummation of the Offerings, HFS will beneficially own approximately 25% of the then outstanding shares of the Company's Common
Stock (   % if the over-allotment options granted to the Managers and the
U.S. Underwriters are exercised in full). HFS has informed the Company that it has no present plans to reduce its ownership interest through sales or other dispositions.

   Application will be made to list the Common Stock on the New York Stock Exchange under the symbol "AVI."

   SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------

                                  UNDERWRITING
                   PRICE TO       DISCOUNTS AND     PROCEEDS TO
                    PUBLIC       COMMISSIONS(1)     COMPANY(2)
------------- ---------------- ----------------- ---------------
Per Share.....        $                 $                $
------------- ---------------- ----------------- ---------------
Total (3).....        $                 $                $
------------- ---------------- ----------------- ---------------

-----------------------------------------------------------------------------
(1) See "Underwriting" for indemnification arrangements with the Managers and the U.S. Underwriters.
(2)    Before deducting expenses payable by the Company estimated at $   .
(3)    The Company has granted the Managers and the U.S. Underwriters 30-day
       options to purchase in the aggregate up to     additional shares of
       Common Stock, solely to cover over-allotments, if any. If the options are exercised in full, the total Price to Public, Underwriting
       Discounts and Commissions and Proceeds to Company will be $   , $
       and $   , respectively. See "Underwriting."

   The International Shares are offered by the several Managers, subject to prior sale, when, as and if delivered to and accepted by them and subject to certain conditions, including the approval of certain legal matters by counsel. The Managers reserve the right to withdraw, cancel or modify the International Offering and to reject orders in whole or in part. It is expected that delivery of the International Shares will be made against
payment therefor on or about     , 1997, at the offices of Bear, Stearns &
Co. Inc., 245 Park Avenue, New York, New York 10167.

                     BEAR, STEARNS INTERNATIONAL LIMITED

                                       , 1997

				[INTERNATIONAL PROSPECTUS -- ALTERNATE PAGES]

   NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              TABLE OF CONTENTS

                                               PAGE
                                            --------
Prospectus Summary .........................     3
Risk Factors ...............................    10
Special Note Regarding Forward-Looking
 Statements ................................    16
Use of Proceeds ............................    17
Dividend Policy ............................    17
Dilution ...................................    18
Capitalization .............................    19
Selected Financial Data ....................    20
Management's Discussion and Analysis of
 Financial Conditions and Results
 of Operations .............................    22
Business ...................................    28
Management .................................    39
Relationship with HFS ......................    45
Shares Eligible for Future Sale ............    50
Description of Capital Stock ...............    51
Description of Certain Indebtedness  .......    53
Certain United States Federal Tax
 Consequences to Non-United States Holders      55
Underwriting ...............................    57
Notice to Canadian Residents ...............    59
Legal Matters ..............................    62
Experts ....................................    62
Available Information ......................    62
Index to Consolidated Financial Statements .   F-1

   UNTIL          , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                      SHARES

                                [LOGO TO COME]

                            AVIS RENT A CAR, INC.
                                 COMMON STOCK

                                  PROSPECTUS

                     BEAR, STEARNS INTERNATIONAL LIMITED

                                      , 1997

                                   PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Company:

 Securities and Exchange Commission registration
 fee................................................  $75,758
NASD filing and expenses............................   25,500
NYSE listing fee....................................     *
Transfer agents' fees...............................     *
Printing and engraving expenses.....................     *
Legal fees and expenses.............................     *
Accounting fees and expenses........................     *
Miscellaneous.......................................     *
                                                    ---------
  Total.............................................  $
                                                    =========

------------
*       To be completed by amendment.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

   Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against expenses, (including attorney's fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or any court in which such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

   As permitted by Section 102(b)(7) of the GCL, the Amended and Restated Certificate of Incorporation of the Company (filed herewith as Exhibit 3.1) (the "Restated Certificate of Incorporation") provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director other that (i) for breaches of the director's duty of loyalty to the Company and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the GCL and (iv) for any transaction from which the director derived an improper personal benefit.

   The Company's Amended and Restated Bylaws (filed herewith as Exhibit 3.2) (the "Bylaws") provide indemnification of the Company's directors and officers, both past and present, to the fullest extent permitted by the GCL, and allow the Company to advance or reimburse litigation expenses upon submission by the director or officer of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer pursuant to the Bylaws. The Company's Bylaws will also authorize the Company to purchase and maintain insurance on behalf of an officer or director, past or present, against any liability inserted against him in any such capacity whether or not the Company would have the power to indemnify him against such liability under the provisions of the Restated Certificate of Incorporation or Section 145 of the GCL.

   The Company has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors of officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any preceding against them as to which they could be indemnified.

   The Underwriting Agreements filed herewith as Exhibits 1.1 and 1.2 provide for the indemnification by the U.S. Underwriters and the Managers of directors and certain officers of the Company against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) Exhibits:

   EXHIBIT
     NO.                                          DESCRIPTION
----------- -------------------------------------------------------------------------------------

     1.     UNDERWRITING AGREEMENTS

     1.1    Form of U.S. Underwriting Agreement*

     1.2    Form of International Underwriting Agreement*

     3.     CERTIFICATE OF INCORPORATION AND BY-LAWS

     3.1    Form of Amended and Restated Certificate of Incorporation of the Registrant*

     3.2    Form of Amended and Restated By-Laws of the Registrant*

     4.     INSTRUMENTS DEFINING THE RIGHTS OF SECURITYHOLDERS, INCLUDING INDENTURES

     4.1    Form of Certificate of Common Stock*

     4.2    Third Amendment and Restatement, dated as of September 21, 1987 to an Agreement of
            Trust dated as of June 25, 1980, between Avis Rent A Car System, Inc. and Bankers
            Trust Company.*

     4.3    Master Trust Indenture, dated as of September 21, 1987, between HFS Car Rental, Inc.
            and The Connecticut Bank and Trust Company, National Association, as Trustee.*

     4.4    Contingent Purchase Agreement, dated as of September 23, 1987, among Bankers Trust
            Company as Trustee for Prime Vehicles Trust, certain banks named therein and Irving
            Trust Company as Agent for the banks.*

     4.5    First Amendment, dated as of August 21, 1989, to Contingent Purchase Agreement, dated as of September 23, 1987.*

     4.6    Second Amendment, dated as of August 21, 1991, to Contingent Purchase Agreement,
            dated as of September 23, 1987.*

     4.7    Third Amendment, dated as of September 1, 1993, to Contingent Purchase Agreement,
            dated as of September 23, 1987.*

     4.8    Fourth Amendment, dated as of January 10, 1995, to Contingent Purchase Agreement,
            dated as of September 23, 1987.*

                               II-2

   EXHIBIT
     NO.                                          DESCRIPTION
----------- -------------------------------------------------------------------------------------

     4.9    Amended and Restated Loan Agreement, dated as of September 21, 1987, among Bankers
            Trust Company as trustee for Prime Vehicles Trust, General Motors Acceptance
            Corporation and Chrysler Credit Corporation.*

     4.10   Supplement to Amended and Restated Loan Agreement, dated as of June 26, 1991, between
            Bankers Trust Company, as trustee for Prime Vehicles Trust and General Motors
            Acceptance Corporation.*

     4.11   Fifth Amendment to Amended and Restated Loan Agreement, dated as of May 1, 1996, among Prime Vehicles Trust, General Motors Acceptance Corporation and Chrysler Credit
            Corporation.*

     4.12   Guaranty Agreement dated as of September 21, 1987, among Prime Vehicles Trust,
            General Motors Acceptance Corporation and Chrysler Credit Corporation.*

     4.13   Third Amendment, dated as of May 1, 1996, to the Guaranty Agreement between Prime
            Vehicles Trust, General Motors Acceptance Corporation and Chrysler Credit
            Corporation, dated as of September 21, 1987.*

     4.14   Third Amended and Restated Credit Agreement, dated as of September 1, 1993, among
            Bankers Trust Company as Trustee for Prime Vehicles Trust, the banks named therein and the Bank of New York, as Agent.*

     4.15   Amendment No. 1, dated as of January 10, 1995, to the Third Amended and Restated
            Credit Agreement among Bankers Trust Company, as Trustee for Prime Vehicles Trust,
            the banks named therein and The Bank of New York.*

     4.16   Loan Agreement, dated as of September 1, 1995, among Bankers Trust Company as Trustee for Prime Vehicles Trust, the banks listed therein, the Co-Agents and the Tokai Bank,
            Limited, New York Branch, as Agent.*

     4.17   Note Purchase Agreement, dated as of December 30, 1992, for $122 million principal amount of Senior Secured Notes due 1995-1999 of Prime Vehicles Trust.*

     4.18   Note Purchase Agreement, dated as of May 6, 1993, for $196.5 million principal amount of Senior Secured Notes due 1996-2003 of Prime Vehicles Trust.*

     4.19   Credit Agreement, dated as of June 7, 1996, among Bankers Trust Company as Trustee for Prime Vehicles Trust, various banks and Bank of America National Trust and Saving
            Association, as Agent.*

     4.20   Subordinated Debt Credit Agreement, dated as of October 29, 1993, between Bankers
            Trust Company as trustee for PVT and HFS Car Rental, Inc., as Lender.*

     4.21   Credit Facility among the Company, ARACS, the Chase Manhattan Bank, as administrative agent and the other lender party thereto.*

     5      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of the Common
            Stock*

    10.     MATERIAL CONTRACTS

    10.1    Form of Registration Rights Agreement*

    10.2    Separation Agreement between HFS Car Rental, Inc. and Avis Rent A Car, Inc.*

    10.3    Master License Agreement among HFS Car Rental, Inc., Avis Rent A Car System, Inc. and
            Wizard Co., Inc.*

    10.4    Computer Services Agreement between Avis Rent A Car System, Inc. and WizCom
            International, Ltd.*

    10.5    Reservation Services Agreement between HFS Incorporated and Avis Rent A Car System,
            Inc.*

                               II-3

   EXHIBIT
     NO.                                          DESCRIPTION
----------- -------------------------------------------------------------------------------------

    10.6    Tax Sharing Agreement among HFS Incorporated, HFS Car Rental, Inc. and Avis Rent A
            Car, Inc.*

    10.7    Leases*

    10.8    Purchasing Services Agreement between Avis Rent A Car System, Inc. and HFS
            Incorporated.*

    10.9    Agreement, dated October 23, 1996, between General Motors Corporation and HFS Car
            Rental, Inc.*

    10.10   Call Transfer Agreement, dated March 4, 1997, between HFS Incorporated and Avis Rent
            A Car System, Inc.*

    10.11   Form of Amended and Restated Employment Agreement, dated as of February 9, 1996, between Avis Rent A Car, Inc. and F. Robert Salerno*

    21      Subsidiaries of the Registrant

    23.1    Independent Auditor's Consent

    23.2    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5)*

    24      Powers of Attorney (included on signature page)

    27      Financial Data Schedule

    27.1    Financial Data Schedule - December 31, 1996

    27.2    Financial Data Schedule - March 31, 1997

------------
*       To be filed by amendment

   (b) Financial Statement Schedule. Schedule II -- Valuation and Qualifying Accounts

    All other schedules are omitted because the information is not required or because the information is included in the combined financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 14 or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The Company hereby undertakes to provide to the U.S. Underwriters and the Managers at the closing specified in the Underwriting Agreements (filed herewith as Exhibits 1.1 and 1.2) certificates in such denominations and registered in such names as required by the U.S. Underwriters and the Managers to permit prompt delivery to each purchaser.

   The Company hereby undertakes that:

     1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 6th day of June, 1997.

                                          AVIS RENT A CAR, INC.
                                          (Registrant)
                                          By: /s/ Kevin M. Sheehan
                                              -------------------------------
                                              Name: Kevin M. Sheehan
                                              Title: Executive Vice President
                                                     and Chief Financial
                                                     Officer

                              POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signatures appear below, constitutes and appoints each of Kevin M. Sheehan, John H. Carley and Karen Sclafani, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, on Form S-1 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement and any and all amendments (including post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                             TITLE                           DATE

--------------------------   ----------------------------------------   ----------------

/s/ R. Craig Hoenshell       Chairman of the Board,                     June 6, 1997
 --------------------------  Chief Executive Officer and Director
 R. Craig Hoenshell          (Principal Executive Officer)

/s/ F. Robert Salerno        President, Chief Operating Officer         June 6, 1997
 --------------------------  and Director
 F. Robert Salerno

/s/ Kevin M. Sheehan         Executive Vice President and               June 6, 1997
 --------------------------  Chief Financial Officer
 Kevin M. Sheehan            (Principal Financial Officer)

/s/ Timothy M. Shanley       Vice President and Controller              June 6, 1997
 --------------------------  (Principal Accounting Officer)
 Timothy M. Shanley

/s/ Stephen P. Holmes        Director                                   June 6, 1997
 --------------------------
 Stephen P. Holmes

/s/ Michael P. Monaco        Director                                   June 6, 1997
 --------------------------
 Michael P. Monaco

         INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of
Avis Rent A Car, Inc.

We have audited the accompanying consolidated statements of financial position of Avis Rent A Car, Inc. and subsidiaries (successors to Avis Rent A Car Systems Holdings, Inc. and subsidiaries, Avis International, Ltd. and subsidiaries, Avis Enterprises, Inc. and subsidiaries, Pathfinder Insurance Company and Global Excess & Reinsurance, Ltd., all previously wholly-owned by Avis, Inc., collectively the "Predecessor Companies") (collectively referred to as "Avis Rent A Car, Inc." or the "Company") as of December 31, 1996 and as to the Predecessor Companies as of December 31, 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for the period October 17, 1996 (Date of Acquisition) to December 31, 1996 and as to the Predecessor Companies the related consolidated statements of operations, stockholder's equity and cash flows for each of the two years in the period ended December 31, 1995, and the period January 1, 1996 to October 16, 1996, and have issued our report thereon dated May 12, 1997; such report is included elsewhere in this Registration Statement. Our audits also included the financial statement schedule of the Company and the Predecessor Companies, listed in Item 16.(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Deloitte & Touche LLP

New York, New York
May 12, 1997

                            AVIS RENT A CAR, INC.
                         FINANCIAL STATEMENT SCHEDULE
               SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                (IN THOUSANDS)

                                        BALANCE AT    CHARGED TO                BALANCE AT
                                       BEGINNING OF   COSTS AND                   END OF
DESCRIPTION                               PERIOD       EXPENSES    DEDUCTIONS     PERIOD
------------------------------------ -------------- ------------ ------------ ------------
PREDECESSOR COMPANIES
YEAR ENDED
DECEMBER 31, 1994:
Allowance for doubtful
 accounts--accounts receivable ......    $  3,363      $   305      $   (63)     $  3,731
                                     ============== ============ ============ ============
Accumulated amortization--goodwill ..    $ 27,960      $ 4,754                   $ 32,714
                                     ============== ============              ============
Public liability and property damage
 and other insurance liabilities ....    $182,556      $73,900      $72,454      $184,002
                                     ============== ============ ============ ============
YEAR ENDED
DECEMBER 31, 1995:
Allowance for doubtful
 accounts--accounts receivable ......    $  3,731      $   (48)     $   937      $  2,746
                                     ============== ============ ============ ============
Accumulated amortization--goodwill ..    $ 32,714      $ 4,757                   $ 37,471
                                     ============== ============              ============
Public liability and property damage
 and other insurance liabilities ....    $184,002      $81,800      $71,125      $194,677
                                     ============== ============ ============ ============
JANUARY 1, 1996 TO
OCTOBER 16, 1996:
Allowance for doubtful
 accounts--accounts receivable ......    $  2,746      $ 1,238      $   794      $  3,190
                                     ============== ============ ============ ============
Accumulated amortization--goodwill ..    $ 37,471      $ 3,782                   $ 41,253
                                     ============== ============              ============
Public liability and property damage
 and other insurance liabilities ....    $194,677      $74,109      $56,315      $212,471
                                     ============== ============ ============ ============

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

 OCTOBER 17, 1996 (DATE OF ACQUISITION)
TO
DECEMBER 31, 1996:
Allowance for doubtful
 accounts--accounts receivable.........             $   227            $    227
Accumulated amortization--goodwill ....             $ 1,026            $  1,026
Public liability and property damage
 and other insurance liabilities ......  $212,471   $17,355   $16,041  $213,785

                                EXHIBIT INDEX

  EXHIBIT NO.                                          DESCRIPTION                                         PAGE NO.
--------------- --------------------------------------------------------------------------------------- ------------

      1.        UNDERWRITING AGREEMENTS

      1.1       Form of U.S. Underwriting Agreement*

      1.2       Form of International Underwriting Agreement*

      3.        CERTIFICATE OF INCORPORATION AND BY-LAWS

      3.1       Form of Amended and Restated Certificate of Incorporation of the Registrant*

      3.2       Form of Amended and Restated By-Laws of the Registrant*

      4.        INSTRUMENTS DEFINING THE RIGHTS OF SECURITYHOLDERS, INCLUDING INDENTURES

      4.1       Form of Certificate of Common Stock*

      4.2       Third Amendment and Restatement, dated as of September 21, 1987 to an Agreement of
                Trust dated as of June 25, 1980, between Avis Rent A Car System, Inc. and Bankers Trust
                Company.*

      4.3       Master Trust Indenture, dated as of September 21, 1987, between HFS Car Rental, Inc.
                and The Connecticut Bank and Trust Company, National Association, as Trustee.*

      4.4       Contingent Purchase Agreement, dated as of September 23, 1987, among Bankers Trust
                Company as Trustee for Prime Vehicles Trust, certain banks named therein and Irving
                Trust Company as Agent for the banks.*

      4.5       First Amendment, dated as of August 21, 1989, to Contingent Purchase Agreement, dated as of September 23, 1987.*

      4.6       Second Amendment, dated as of August 21, 1991, to Contingent Purchase Agreement, dated as of September 23, 1987.*

      4.7       Third Amendment, dated as of September 1, 1993, to Contingent Purchase Agreement, dated as of September 23, 1987.*

      4.8       Fourth Amendment, dated as of January 10, 1995, to Contingent Purchase Agreement, dated as of September 23, 1987.*

      4.9       Amended and Restated Loan Agreement, dated as of September 21, 1987, among Bankers
                Trust Company as trustee for Prime Vehicles Trust, General Motors Acceptance
                Corporation and Chrysler Credit Corporation.*

      4.10      Supplement to Amended and Restated Loan Agreement, dated as of June 26, 1991, between
                Bankers Trust Company, as trustee for Prime Vehicles Trust and General Motors
                Acceptance Corporation.*

      4.11      Fifth Amendment to Amended and Restated Loan Agreement, dated as of May 1, 1996, among
                Prime Vehicles Trust, General Motors Acceptance Corporation and Chrysler Credit
                Corporation.*

      4.12      Guaranty Agreement dated as of September 21, 1987, among Prime Vehicles Trust, General
                Motors Acceptance Corporation and Chrysler Credit Corporation.*

      4.13      Third Amendment, dated as of May 1, 1996, to the Guaranty Agreement between Prime
                Vehicles Trust, General Motors Acceptance Corporation and Chrysler Credit Corporation,
                dated as of September 21, 1987.*

      4.14      Third Amended and Restated Credit Agreement, dated as of September 1, 1993, among
                Bankers Trust Company as Trustee for Prime Vehicles Trust, the banks named therein and the Bank of New York, as Agent.*

      4.15      Amendment No. 1, dated as of January 10, 1995, to the Third Amended and Restated Credit
                Agreement among Bankers Trust Company, as Trustee for Prime Vehicles Trust, the banks named therein and The Bank of New York.*

  EXHIBIT NO.                                          DESCRIPTION                                         PAGE NO.
--------------- --------------------------------------------------------------------------------------- ------------

       4.16     Loan Agreement, dated as of September 1, 1995, among Bankers Trust Company as Trustee for Prime Vehicles Trust, the banks listed therein, the Co-Agents and the Tokai Bank,
                Limited, New York Branch, as Agent.*

       4.17     Note Purchase Agreement, dated as of December 30, 1992, for $122 million principal amount of Senior Secured Notes due 1995-1999 of Prime Vehicles Trust.*

       4.18     Note Purchase Agreement, dated as of May 6, 1993, for $196.5 million principal amount of Senior Secured Notes due 1996-2003 of Prime Vehicles Trust.*

       4.19     Credit Agreement, dated as of June 7, 1996, among Bankers Trust Company as Trustee for
                Prime Vehicles Trust, various banks and Bank of America National Trust and Saving
                Association, as Agent.*

       4.20     Subordinated Debt Credit Agreement, dated as of October 29, 1993, between Bankers Trust
                Company as trustee for PVT and HFS Car Rental, Inc., as Lender.*

       4.21     Credit Facility among the Company, ARACS, the Chase Manhattan Bank, as administrative agent and the other lender party thereto.*

       5        Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of the Common
                Stock*

      10.       MATERIAL CONTRACTS

      10.1      Form of Registration Rights Agreement*

      10.2      Separation Agreement between HFS Car Rental, Inc. and Avis Rent A Car, Inc.*

      10.3      Master License Agreement among HFS Car Rental, Inc., Avis Rent A Car System, Inc. and
                Wizard Co., Inc.*

      10.4      Computer Services Agreement between Avis Rent A Car System, Inc. and WizCom
                International, Ltd.*

      10.5      Reservation Services Agreement between HFS Incorporated and Avis Rent A Car System,
                Inc.*

      10.6      Tax Sharing Agreement among HFS Incorporated, HFS Car Rental, Inc. and Avis Rent A Car,
                Inc.*

      10.7      Leases*

      10.8      Purchasing Services Agreement between Avis Rent A Car System, Inc. and HFS
                Incorporated.*

      10.9      Agreement, dated October 23, 1996, between General Motors Corporation and HFS Car
                Rental, Inc.*

      10.10     Call Transfer Agreement, dated March 4, 1997, between HFS Incorporated and Avis Rent A
                Car System, Inc.*

      10.11     Form of Amended and Restated Employment Agreement, dated as of February 9, 1996, between Avis Rent A Car, Inc. and F. Robert Salerno*

      21        Subsidiaries of the Registrant

      23.1      Independent Auditor's Consent

      23.2      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5)*

      24        Powers of Attorney (included on signature page)

      27        Financial Data Schedule

      27.1      Financial Data Schedule - December 31, 1996

      27.2      Financial Data Schedule - March 31, 1997


------------
*       To be filed by amendment